Exhibit 99.1 F&G ANNUITIES & LIFE, INC. TABLE OF CONTENTS Page Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations 6 Item 7A. Quantitative and Qualitative Disclosures About Market Risk 38 Item 8. Financial Statements and Supplementary Data 47 Item 15. Exhibits, Financial Statement Schedules 143 1

Statement Regarding Forward-Looking Information Certain statements included in this Report are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements include statements about our plans and objectives, including our future financial condition, anticipated capital expenditures, anticipated distributions, and our belief that we have the liquidity and capital resources necessary to meet our known obligations and to make additional real estate acquisitions and capital improvements when appropriate to enhance long-term growth. This Report and other materials that F&G has filed or will file with the SEC contains information that includes or is based upon forward-looking statements that are intended to enhance the reader’s ability to assess our future financial and business performance. Some of the forward-looking statements can be identified by the use of terms such as “believes”, “expects”, “may”, “will”, “should”, “could”, “seeks”, “intends”, “plans”, “estimates”, “anticipates” or other comparable terms. However, not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not related to present facts or current conditions or that are not historical facts. They appear in a number of places throughout this Report and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our consolidated results of operations, financial condition, liquidity, prospects and growth strategies and the industries in which we operate and including, without limitation, statements relating to our future performance. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which are beyond our control. We caution you that forward-looking statements are not guarantees of future performance and that our actual consolidated results of operations, financial condition and liquidity, and industry development may differ materially from those made in or suggested by the forward-looking statements contained in this Report. In addition, even if our consolidated results of operations, financial condition and liquidity, and industry development are consistent with the forward-looking statements contained in this Report, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors could cause actual results to differ materially from those contained in or implied by the forward-looking statements, including the risks and uncertainties discussed in “Part I. Item IA. Risk Factors” in our 2022 Annual Report on Form 10-K and as updated in “Part II. Item 1A. Risk Factors” in our first quarter 2023 Quarterly Report on Form 10-Q and the Risk Factor Summary provided below. Factors that could cause actual results to differ from those reflected in forward- looking statements relating to our operations and business include the following (among others): • general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance; • natural disasters, public health crises, international tensions and conflicts, geopolitical events, terrorist acts, labor strikes, political crises, accidents and other events; • concentration in certain states for distribution of our products; • the impact of interest rate fluctuations; • equity market volatility; • credit market volatility or disruption; • the impact of credit risk of our counterparties; • volatility or decline in the market price of our common stock could impair our ability to raise necessary capital; • changes in our methodologies, estimates and assumptions regarding our valuation of investments and the determinations of the amounts of allowances and impairments; 2

• changes in our valuation allowance against our deferred tax assets, and restrictions on our ability to fully utilize such assets; • the accuracy of management’s reserving assumptions; • regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) underwriting of insurance products and regulation of the sale, underwriting and pricing of products, and minimum capitalization and statutory reserve requirements for insurance companies, or the ability of our insurance subsidiaries to make cash distributions to us (including dividends or payments on surplus notes those insurance subsidiaries issue to us); • the ability to maintain or obtain approval of the Iowa Insurance Division (“IID”), The New York State Department of Financial Services (“NYDFS”) and other regulatory authorities as required for our operations and those of our insurance subsidiaries; • the impact of fiduciary standards on us and on our products, distribution and business model; • changes in the federal income tax laws and regulations which may affect the relative income tax advantages of our products; • changes in tax laws which affect us and/or our shareholders; • the impact on our business of new accounting rules or changes to existing accounting rules; • our potential need and our insurance subsidiaries’ potential need for additional capital to maintain our and their financial strength and credit ratings and meet other requirements and obligations; • our ability to successfully acquire new companies or businesses and integrate such acquisitions into our existing framework; • the impact of potential litigation, including class action litigation; • our ability to protect our intellectual property; • our ability to maintain effective internal controls over financial reporting; • the impact of restrictions in our debt instruments on its ability to operate its business, finance its capital needs or pursue or expand its business strategies; • our ability and our insurance subsidiaries’ ability to maintain or improve financial strength ratings; • the performance of third parties including third-party administrators, investment managers, independent distributors, underwriters, actuarial consultants and other outsourcing relationships; • the loss of key personnel; • interruption or other operational failures in telecommunication, information technology and other operational systems, or a failure to maintain the security, integrity, confidentiality or privacy of sensitive data residing on such systems; • our exposure to unidentified or unanticipated risk not adequately addressed by our risk management policies and procedures; • the impact on our business of natural and man-made catastrophes, pandemics, and malicious and terrorist acts; • our ability to compete in a highly competitive industry; • our ability to attract and retain national marketing organizations and independent agents; 3

• our subsidiaries’ ability to pay dividends to us; and • the other factors discussed in “Risk Factors” of our 2022 Annual Report on Form 10-K and as updated in our first quarter 2023 Quarterly Report on Form 10-Q. Consequently, any forward-looking statements should be regarded solely as F&G’s current plans, estimates and beliefs and are based on management’s beliefs and assumptions about the businesses in which F&G competes, global and domestic economic conditions and other factors. F&G does not intend, and will not undertake any obligation, to update any forward-looking statements to reflect future events or circumstances or changed assumptions after the date of such statements. You should review carefully the sections captioned “Part I. Item 1A. Risk Factors” in our 2022 Annual Report on Form 10-K and as updated in “Part II. Item 1A. Risk Factors” in our first quarter 2023 Quarterly Report on Form 10-Q to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. Risk Factor Summary Risks Related to Our Business • Our debt instruments may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions. • A financial strength ratings downgrade, potential downgrade, or any other negative action by a rating agency could increase our cost of capital, making it challenging to grow our business, and could hinder our ability to participate in certain market segments, thereby adversely affecting our results of operations and our financial condition. • We may face losses if our actual experience differs significantly from our reserving assumptions. • Our valuation of investments and the determinations of the amounts of allowances and impairments taken on our investments may include methodologies, estimates and assumptions which are subject to differing interpretations and, if changed, could materially adversely affect our results of operations and financial condition. • Change in our evaluation of the recoverability of our deferred tax assets could materially adversely affect our results of operations and financial condition. • We are subject to the credit risk of our counterparties, including companies with whom we have reinsurance agreements or from whom we have purchased options. • Interruption or other operational failures in telecommunication, information technology and other operational systems, or a failure to maintain the security, integrity, confidentiality or privacy of sensitive data residing on such systems, including as a result of human error, could result in a loss or disclosure of confidential information, damage to our reputation, monetary losses, additional costs and impairment of our ability to conduct business effectively. • We have a long-term contractual relationship with Blackstone ISG-I Advisors LLC (“BIS”) that limits our ability to terminate this relationship or retain another investment manager without BIS’s consent. • Increased regulation or scrutiny of alternative investment advisers, arrangements with such investment advisers and investment activities may affect BIS’s or, if engaged, any other asset manager’s ability to manage our investment portfolio or impact the reputation of our business. Risks Related to Economic Conditions and Market Conditions • Conditions in the economy generally could adversely affect our business, results of operations and financial condition. • Our investments are subject to credit risks of the underlying issuer, borrower, or physical collateral which can change over time with the credit cycle. • Interest rate fluctuations could adversely affect our business, financial condition, liquidity and results of operations. • Our business could be materially adversely affected by the occurrence of a catastrophe, including natural or man-made disasters. 4

Legal, Regulatory and Tax Risks • Our business is subject to government regulation in each of the jurisdictions in which we conduct business and regulators have broad administrative and discretionary authority over our business and business practices. • Current and emerging developments relating to market conduct standards for the financial industry emerging from the U. S. Department of Labor’s (“DOL”) implementation of the “fiduciary rule” may over time materially affect our business. • The SECURE Act of 2022 may impact our business and the markets in which we compete. Risks Related to the Separation and Distribution and our Status as a subsidiary of Fidelity National Financial, Inc. (“FNF”) • We may not achieve some or all of the expected benefits of the separation and distribution, and the separation and distribution may materially adversely affect our business, financial condition or operating results. • Although we have past history of operating as a public company, our historical financial information and summary historical financial information are not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results. • FNF is our principal shareholder and retains significant rights with respect to our governance and certain corporate actions. In certain cases, FNF may have interests which differ from our other stockholders. • Provisions in our amended and restated certificate of incorporation and bylaws, and of Delaware law, may prevent or delay an acquisition of us, which could decrease the trading price of our common stock. • We are a “controlled company” within the meaning of the NYSE rules and, as a result, we qualify for, and rely on, exemptions from certain corporate governance requirements. • Insurance holding company laws generally provide that no person, corporation or other entity may acquire control of an insurance company, which is presumed to exist if a person owns, directly or indirectly, 10% or more of the voting securities of an insurance company, without the prior approval of such insurance company's domiciliary state insurance regulator. Persons considering an investment in our common stock should take into consideration their ownership of FNF voting securities and consult their own legal advisors regarding such laws in light of their particular circumstances. • Our amended and restated bylaws contain an exclusive forum provision that could limit our stockholders’ ability to choose a judicial forum that they find favorable for certain disputes with us or our directors, officers, stockholders, employees or agents, and may discourage lawsuits with respect to such claims. • We and certain of our subsidiaries file consolidated federal income tax returns with FNF. Risks Related to Our Common Stock • Substantial sales of our common stock may occur which could cause our stock price to be volatile and to decline. • We cannot guarantee the timing, amount or payment of dividends on our common stock in the future. 5

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations The following discussion and analysis of our financial condition and results of operations for the years ended December 31, 2022 and December 31, 2021, the period from June 1, 2020 to December 31, 2020 (following the FNF Acquisition), and the “Predecessor” results for the period from January 1, 2020 to May 31, 2020 (prior to the FNF Acquisition) should be read together with, and is qualified in its entirety by reference to, our Consolidated Financial Statements and related notes included elsewhere in this Report which have been prepared in accordance with GAAP. The following discussion may contain forward-looking statements based on assumptions we believe to be reasonable. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this Report, particularly “Note Regarding Forward-Looking Statements” as well as those discussed in “Part I. Item 1A. Risk Factors” in our 2022 Annual Report on Form 10-K. Overview The following describes the business of F&G Annuities & Life, Inc. and its subsidiaries. Except where otherwise noted in this Report, all references to “we,” “us,” “our,” the “Company,” or “F&G” are to F&G Annuities & Life, Inc. and its subsidiaries, taken together. For a description of our business see the discussion under “Business” in Item 1 of Part I of our 2022 Annual Report on Form 10-K and Note A Business and Summary of Significant Accounting Policies in Item 8 of this Report. We adopted Accounting Standards Update (“ASU”) 2018-12, Financial Services-Insurance (Topic 944), Targeted Improvements to the Accounting for Long-Duration Contracts (“ASU 2018-12”) on January 1, 2023, with a transition date of January 1, 2021, or the beginning of the earliest period that will be presented in the annual December 31, 2023 Consolidated Financial Statements. We elected to adopt ASU 2018-12 using the full retrospective transition method and balances for liability for future policy benefits (“FPB”), deferred acquisition costs (“DAC”) and balances amortized on a basis consistent with DAC, value of business acquired (“VOBA”), deferred sales inducements (“DSI”), and unearned revenue liabilities (“URL”), and market risk benefits (“MRBs”) were adjusted to conform to ASU 2018-12 starting as of the FNF acquisition date, June 1, 2020 (the “FNF Acquisition Date”). The 2022 and 2021 financial information contained herein have been adjusted for our full retrospective adoption of this update and, as a result, information impacted by the adoption of ASU 2018-12 will not be comparable to 2020 financial information that has not been adjusted. For more information, refer to Note A Business and Summary of significant accounting policies, Note H Intangibles, Note M Accounts Payable and Accrued Liabilities, Note N Income Taxes, Note Q Recent Accounting Pronouncements, Note T Market Risk Benefits, Note U Contractholder Funds, Note T Future Policy Benefits, and Note W ASU 2018-12 Transition in Item 8 of this Report. The Predecessor results for the period from January 1, 2020 to May 31, 2020 (prior to the FNF Acquisition) are not comparable to periods after the FNF acquisition as a result of certain purchase accounting adjustments. This Report should be read in conjunction with and as a supplement to information contained in the 2022 Annual Report on Form 10-K. For significant developments since the filing of the 2022 Annual Report on Form 10- K, refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and other relevant filings with the Securities and Exchange Commission. Business Trends and Conditions The following factors represent some of the key trends and uncertainties that have influenced the development of the Company and its historical financial performance, and we believe these key trends and uncertainties will continue to influence the business and financial performance of the Company in the future. COVID-19 Pandemic The health, economic and business conditions precipitated by the worldwide COVID-19 pandemic that emerged in 2020 increased our mortality experience in 2021 and 2020 in both our single premium immediate annuity (“SPIA”) and Indexed Universal Life (“IUL”) business which largely offset each other. As of December 31, 2022, 6 we have not seen a sustained elevated level of adverse policyholder experience from the impact of COVID-19 on the overall business. Market Conditions Market volatility has affected, and may continue to affect, our business and financial performance in varying ways. Volatility can pressure sales and reduce demand as consumers hesitate to make financial decisions. To enhance the attractiveness and profitability of our products and services, we continually monitor the behavior of our customers, as evidenced by annuitization rates and lapse rates, which vary in response to changes in market conditions. See “Part I. Item 1A. Risk Factors” in our 2022 Annual Report on Form 10-K and as updated in “Part II. Item 1A. Risk Factors” in our first quarter 2023 Quarterly Report on Form 10-Q for further discussion of risk factors that could affect market conditions. Interest Rate Environment Some of our products include guaranteed minimum crediting rates, most notably our fixed rate annuities. As of December 31, 2022 and December 31, 2021, our reserves, net of reinsurance, and average crediting rate on our fixed rate annuities were $6 billion and 3%, respectively, and $5 billion and 3%, respectively. We are required to pay the guaranteed minimum crediting rates even if earnings on our investment portfolio decline, which would negatively impact earnings. In addition, we expect more policyholders to hold policies with comparatively high guaranteed rates for a longer period in a low interest rate environment. Conversely, a rise in average yield on our investment portfolio would increase earnings if the average interest rate we pay on our products does not rise correspondingly. Similarly, we expect that policyholders would be less likely to hold policies with existing guarantees as interest rates rise and the relative value of other new business offerings are increased, which would negatively impact our earnings and cash flows. See “Quantitative and Qualitative Disclosure about Market Risk” in this Report and “Part I. Item 1A. Risk Factors” in our 2022 Annual Report on Form 10-K and as updated in “Part II. Item 1A. Risk Factors” in our first quarter 2023 Quarterly Report on Form 10-Q for a more detailed discussion of interest rate risk. Aging of the U.S. Population We believe that the aging of the U.S. population will increase the demand for our Fixed Indexed Annuity (“FIA”) and IUL products. As the “baby boomer” generation prepares for retirement, we believe that demand for retirement savings, growth, and income products will grow. Over 10,000 people will turn 65 each day in the United States over the next 15 years, and according to the U.S. Census Bureau, the proportion of the U.S. population over the age of 65 is expected to grow from 18% in 2022 to 21% in 2035. The impact of this growth may be offset to some extent by asset outflows as an increasing percentage of the population begins withdrawing assets to convert their savings into income. Industry Factors and Trends Affecting Our Results of Operations We operate in the sector of the insurance industry that focuses on the needs of middle-income Americans. The underserved middle-income market represents a major growth opportunity for us. As a tool for addressing the unmet need for retirement planning, we believe that many middle-income Americans have grown to appreciate the financial certainty that we believe annuities such as our FIA products afford. Accordingly, the FIA market grew from nearly $12 billion of sales in 2002 to $66 billion of sales in 2021. Additionally, this market demand has positively impacted the IUL market as it has expanded from $100 million of annual premiums in 2002 to $2 billion of annual premiums in 2021. Critical Accounting Policies and Estimates The accounting estimates described below are those we consider critical in preparing our Consolidated Financial Statements. Management is required to make estimates and assumptions that can affect the reported amounts of assets and liabilities and disclosures with respect to contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual 7 amounts could differ from those estimates. See Note A *Business and Summary of Significant Accounting Policies* to our Consolidated Financial Statements included in this Report for additional description of the significant accounting policies that have been followed in preparing our Consolidated Financial Statements.

Reserves for Future Policy Benefits and Certain Information on Contractholder Funds

The determination of future policy benefit reserves is dependent on actuarial assumptions. The principal assumptions used to establish liabilities for future policy benefits are established at issue of the contract and include discount rates, mortality, and cash surrender or policy lapse for our traditional life insurance products. The assumptions used require considerable judgment. We review policyholder behavior experience at least annually and update these assumptions when deemed necessary based on additional information that becomes available. Discount rate assumptions are updated at each reporting period and also incorporate changes in risk free rates and option market values. Changes in, or deviations from, the assumptions previously used can significantly affect our reserve levels and related results of operations in a positive or negative direction.

Mortality refers to the incidence of death on covered lives, which triggers contractual death benefit provisions. On our deferred annuities and life insurance products, these provisions may allow for lump sum payments, payments over a period of time, or spousal continuation of the contract. On our life-contingent immediate annuities, the death of a named annuitant or pension risk transfer ("PRT") certificate holder may trigger the cessation or reduction of future life-contingent payments due, depending on the presence of a joint annuitant/certificate holder and any remaining guaranteed non-life contingent payment periods. We utilize a combination of internal and industry experience when setting our mortality assumptions.

A surrender rate is the percentage of account value surrendered by the policyholder in exchange for receipt of a cash surrender value. A lapse rate is the percentage of account value canceled by us due to nonpayment of premiums required to maintain coverage on our life insurance products. We make estimates of expected full and partial surrenders of our deferred annuity products, based on a combination of internal and industry experience. Management's best estimate of surrender behavior generally represents a medium-to-long term perspective, as we expect to experience a range of policyholder behavior and market conditions period to period. If actual surrender rates are significantly different from those estimated, such differences could have a significant effect on our reserve levels and related results of operations.

Discount rates refers to the interest rates used to discount future cash flows to the current period to determine a present value. For liability of FPB reserves, the discount rate used is based on the yield curve for A-rated corporate bonds as of the valuation date. Changes in the discount rates from the at-issue or at-purchase discount rates flow through other comprehensive income ("OCI").

Our aggregate reserves for contractholder funds, future policy benefits and product guarantees on a direct and net basis as of December 31, 2022 and December 31, 2021, are summarized as follows (dollars in millions):

	As of December 31, 2022		
	Direct	Reinsurance Recoverable	Net
Fixed indexed annuities	$ 24,704	$ (16)	$ 24,688
Fixed rate annuities ("MYGA")	9,360	(3,723)	5,637
Immediate annuities ("IA")	1,829	(118)	1,711
Indexed Universal life	3,486	(1,560)	1,926
Funding agreements	4,595	—	4,595
PRT	2,172	—	2,172
Total	$ 46,146	$ (5,417)	$ 40,729

8

	As of December 31, 2021		
	Direct	Reinsurance Recoverable	Net
FIA	$ 23,066	$ (16)	$ 23,050
MYGA	6,370	(1,692)	4,678
IA	2,362	(145)	2,217
IUL	3,739	(1,733)	2,006
Funding Agreements	3,447	—	3,447
PRT	1,155	—	1,155
Total	$ 40,139	$ (3,586)	$ 36,553

FIA and IUL products contain an embedded derivative; a feature that permits the holder to elect an interest rate return or an equity-index linked component, where interest credited to the contract is linked to the performance of various equity indices. The FIA/IUL embedded derivatives are valued at fair value and included in the liability for Contractholder funds in our Consolidated Balance Sheets with changes in fair value included as a component of Benefits and other changes in policy reserves in our Consolidated Statements of Earnings.

For life-contingent immediate annuity policies (which includes life-contingent PRT annuities), gross premiums received in excess of net premiums are deferred at initial recognition as a deferred profit liability ("DPL"). Gross premiums are measured using assumptions consistent with those used in the measurement of the related liability for future policy benefits.

Market Risk Benefits ("MRBs")

MRBs are contracts or contract features that both provide protection to the contract holder from other-than-nominal capital market risk (equity, interest and foreign exchange risk) and expose the Company to other-than-nominal capital market risk. MRBs include certain contract features primarily on FIA contracts that provide minimum guarantees to policyholders, such as Guaranteed Minimum Death Benefit ("GMDBs") and Guaranteed Minimum Withdrawal Benefits ("GMWBs") riders. MRBs are measured at fair value using a risk neutral valuation method, which is based on current net amounts at risk, market data, internal and industry experience, and other factors.

The principal policyholder behavior assumptions used to calculate MRBs are established at issue of the contract and include mortality, contract full and partial surrenders, and utilization of the GMWB rider benefits. The assumptions used reflect a combination of internal experience, industry experience, and judgment. We review overall policyholder behavior experience at least annually and update these assumptions when deemed necessary based on additional information that becomes available. Changes in, or deviations from, the assumptions previously used can significantly affect our MRBs and related results of operations in a positive or negative direction.

Mortality refers to the incidence of death amongst policyholders on covered lives, which triggers contractual death benefit provisions. These provisions may allow for lump sum payments, payments over a period of time, or spousal continuation of the contract. We utilize a combination of actual internal and industry experience when setting our mortality assumptions.

A surrender rate is the percentage of account value surrendered by the policyholder in exchange for receipt of a cash surrender value. We make estimates of expected full and partial surrenders of our deferred annuity products based on a combination of internal and industry experience. Management's best estimate of surrender generally represents a medium-to-long term perspective, as we expect to experience a range of policyholder behavior and market conditions period to period. If actual surrender rates are significantly different from those estimated, such differences could have a significant effect on our MRBs and related results of operations.

We have been issuing GMWB products since 2008. We make assumptions for policyholder behavior as it relates to GMWB utilization using a higher degree of industry experience and judgment than our other behavioral assumptions because internal experience, which we review annually, is still emerging. If emerging experience

9

deviates from our assumptions on GMWB utilization, it could have a significant effect on MRBs and related results of operations. Valuation of Fixed Maturity, Preferred and Equity Securities, and Derivatives and Reinsurance Recoverable Our investments in fixed maturity securities have been designated as available-for-sale (“AFS”) and are carried at fair value, net of allowance for expected credit losses, with unrealized gains and losses included within accumulated other comprehensive income (loss) (“AOCI”), net of deferred income taxes. Our equity securities are carried at fair value with unrealized gains and losses included in net income (loss). Realized gains and losses on the sale of investments are determined on the basis of the cost of the specific investments sold and are credited or charged to income on a trade date basis. Management’s assessment of all available data when determining fair value of the AFS securities is necessary to appropriately apply fair value accounting. Management utilizes information from independent pricing services, who take into account perceived market movements and sector news, as well as a security’s terms and conditions, including any features specific to that issue that may influence risk and marketability. Depending on the security, the priority of the use of observable market inputs may change as some observable market inputs may not be relevant or additional inputs may be necessary. We generally obtain one value from our primary external pricing service. In situations where a price is not available from the independent pricing service, we may obtain broker quotes or prices from additional parties recognized to be market participants. We believe the broker quotes are prices at which trades could be executed based on historical trades executed at broker-quoted or slightly higher prices. When quoted prices in active markets are not available, the determination of estimated fair value is based on market standard valuation methodologies, including discounted cash flows, matrix pricing, or other similar techniques. We validate external valuations at least quarterly through a combination of procedures that include the evaluation of methodologies used by the pricing services, comparisons to valuations from other independent pricing services, analytical reviews and performance analysis of the prices against trends, and maintenance of a securities watch list. See Note B Fair Value of Financial Instruments and Note C Investments to our Consolidated Financial Statements included in this Report The fair value of derivative assets and liabilities is based upon valuation pricing models and represents what we would expect to receive or pay at the balance sheet date if we canceled the options, entered into offsetting positions, or exercised the options. Fair values for these instruments are determined internally using a conventional model and market observable inputs, including interest rates, yield curve volatilities and other factors. Credit risk related to the counterparty is considered when estimating the fair values of these derivatives. However, we are largely protected by collateral arrangements with counterparties when individual counterparty exposures exceed certain thresholds. The fair value of futures contracts (specifically for FIA contracts) at the balance sheet date represents the cumulative unsettled variation margin (open trade equity net of cash settlements). The fair values of the embedded derivatives in our FIA and IUL contracts are derived using market value of options, use of current and budgeted option cost, swap rates, mortality rates, surrender rates, partial withdrawals, and non-performance spread and are classified as Level 3. The discount rate used to determine the fair value of our FIA/IUL embedded derivative liabilities includes an adjustment to reflect the risk that these obligations will not be fulfilled (“non-performance risk”). For the years ended December 31, 2022 and December 31, 2021, our non-performance risk adjustment was based on the expected loss due to default in debt obligations for similarly rated financial companies. See Note B Fair Value of Financial Instruments and Note D Derivative Financial Instruments to our Consolidated Financial Statements included in this Report. As discussed in Note J Reinsurance of our Consolidated Financial Statements included in this Report, FGL Insurance entered into a reinsurance agreement with Kubera effective December 31, 2018, to cede certain MYGAs and other fixed rate annuity GAAP and statutory reserves on a coinsurance funds withheld basis, net of applicable existing reinsurance. Effective October 31, 2021, this agreement was novated from Kubera to Somerset. Additionally, FGL Insurance entered into a reinsurance agreement with Aspida Re effective January 1, 2021, and amended in August 2021 and September 2022, to cede a quota share of MYGA business on a funds withheld basis. 10

Fair value movements in the funds withheld balances associated with these arrangements create an obligation for FGL Insurance to pay Somerset and Aspida Re at a later date, which results in embedded derivatives. These embedded derivatives are considered total return swaps with contractual returns that are attributable to the assets and liabilities associated with the reinsurance arrangements. The fair value of the total return swaps are based on the change in fair value of the underlying assets held in the funds withheld portfolio. Investment results for the assets that support the coinsurance with funds withheld reinsurance arrangement, including gains and losses from sales, are passed directly to the reinsurer pursuant to contractual terms of the reinsurance arrangement. The reinsurance related embedded derivatives are reported in Prepaid expenses and other assets if in a net gain position, or Accounts payable and accrued liabilities, if in a net loss position on the Consolidated Balance Sheets. The related gains or losses are reported in Recognized gains and (losses), net on the Consolidated Statements of Earnings.

We categorize our fixed maturity securities, preferred securities, equity securities and derivatives into a three-level hierarchy based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument. The following table presents the fair value of fixed maturity securities and equity securities by pricing source, hierarchy level and net asset value ("NAV") as of December 31, 2022, December 31, 2021 and December 31, 2020.

	As of December 31, 2022				
(Dollars in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	NAV	Total
Fixed maturity securities available-for-sale and equity securities:					
Prices via third-party pricing services	$ 427	$ 23,493	$ 1,234	$ —	$ 25,154
Priced via independent broker quotations	—	—	6,840	—	6,840
Priced via other methods	—	—	—	47	47
Total	$ 427	$ 23,493	$ 8,074	$ 47	$ 32,041
% of Total	1 %	74 %	25 %	— %	100 %

	As of December 31, 2021				
(Dollars in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	NAV	Total
Fixed maturity securities available-for-sale and equity securities:					
Prices via third-party pricing services	$ 684	$ 25,224	$ 928	$ —	$ 26,836
Priced via independent broker quotations	—	—	4,248	—	4,248
Priced via other methods	—	—	1	48	49
Total	$ 684	$ 25,224	$ 5,177	$ 48	$ 31,133
% of Total	2 %	81 %	17 %	— %	100 %

Goodwill

As of December 31, 2022 and December 31, 2021, goodwill was $1,749 million. The goodwill was recorded in connection with the FNF Acquisition. Refer to Note I *Goodwill* to our Consolidated Financial Statements included in this Report for a summary of additional information on our goodwill balance.

11

In evaluating the recoverability of goodwill, we first determined that based on the level at which the operating results are shared with and regularly reviewed by the Company’s Chief Operating Decision Maker, the Company is a single reporting unit. Next, we perform a qualitative analysis at the reporting unit level to determine whether there are any events or circumstances that would indicate it is more likely than not that the fair value of our recorded goodwill exceeds its carrying value. Based on the results of this analysis, an annual goodwill impairment test may be completed based on an analysis of the discounted future cash flows generated by the underlying assets. The process of determining whether or not goodwill is impaired or recoverable relies on projections of future cash flows, operating results and market conditions. Future cash flow estimates are based partly on projections of market conditions such as the volume and mix of refinance and purchase transactions and interest rates, which are beyond our control and are likely to fluctuate. While we believe that our estimates of future cash flows are reasonable, these estimates are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ from what is assumed in our impairment tests. Such analyses are particularly sensitive to changes in estimates of future cash flows and discount rates. Changes to these estimates might result in material changes in fair value and determination of the recoverability of goodwill, which may result in charges against earnings and a reduction in the carrying value of our goodwill in the future. We completed annual goodwill impairment analyses in the fourth quarter of each period presented using a September 30 measurement date. For the years ended December 31, 2022 and December 31, 2021, the period from June 1, 2020 to December 31, 2020 and for the Predecessor period from January 1, 2020 to May 31, 2020, we determined there were no events or circumstances that indicated that the carrying value exceeded the fair value. Refer to Note Q Recent Accounting Pronouncements for further discussion of accounting pronouncements not yet adopted that may have a significant impact on future estimated amortization expense upon adoption. Accounting for Income Taxes As part of the process of preparing the Consolidated Financial Statements, we are required to determine income taxes in each of the jurisdictions in which we operate. This process involves estimating actual current tax expense together with assessing temporary differences resulting from differing recognition of items for income tax and accounting purposes. These differences result in deferred income tax assets and liabilities, which are included within the Consolidated Balance Sheets. We must then assess the likelihood that deferred income tax assets will be realized and, to the extent we believe that realizability is not likely, establish a valuation allowance. Determination of income tax expense requires estimates and can involve complex issues that may require an extended period to resolve. Further, the estimated level of annual pre-tax income can cause the overall effective income tax rate to vary from period to period. We believe that our tax positions comply with applicable tax law and that we adequately provide for any known tax contingencies. We believe the estimates and assumptions used to support our evaluation of tax benefit realization are reasonable. Final determination of prior-year tax liabilities, either by settlement with tax authorities or expiration of statutes of limitations, could be materially different than estimates reflected in assets and liabilities and historical income tax provisions. The outcome of these final determinations could have a material effect on our income tax provision, net income or cash flows in the period that determination is made. For the year ended December 31, 2022, changes in market conditions, including rising interest rates, resulted in deferred tax assets related to the net unrealized capital losses in the Company’s investment portfolio. U.S. GAAP requires the evaluation of the recoverability of deferred tax assets and the establishment of a valuation allowance, if necessary, to reduce the deferred tax asset to an amount that is more likely than not to be realized. When assessing the need for valuation allowance on the unrealized capital loss deferred tax assets, we assert a tax planning strategy to hold the vast majority of underlying securities to recovery or maturity. Our ability to assert such a tax planning strategy is dependent upon factors such as the Company’s asset/liability matching process, overall investment strategy, projected future annuity product sales, and expected liquidity needs. In the event these estimates differ from our prior estimates due to the receipt of new information, we may be required to significantly change the income tax expense recorded in the Consolidated Financial Statements. This includes a further significant decline in value of assets incorporated into our tax planning strategies which could lead to an increase of our valuation allowance on deferred tax assets having an adverse effect on current and future results. Refer to Note N Income Taxes to our Consolidated Financial Statements included in this Report for details. 12

Business Overview We have five distribution channels across retail and institutional markets. Our three retail channels include agent-based Independent Marketing Organizations (“IMOs”), banks and broker dealers. We have deep, long-tenured relationships with our network of leading IMOs and their agents to serve the needs of the middle-income market and develop competitive annuity and life products to align with their evolving needs. Upon FNF’s acquisition of F&G on June 1, 2020 and F&G’s subsequent rating upgrades in mid-2020, we launched into banks and broker dealers. Further, in 2021, we launched two institutional channels to originate Funding Agreement Backed Notes (“FABN”) and PRT transactions. The FABN Program offers funding agreements to institutional clients by means of capital markets transactions through investment banks. The funding agreements issued under the FABN Program are in addition to those issued to the Federal Home Loan Bank of Atlanta (“FHLB”). The PRT solutions business was launched by building an experienced team and then working with brokers and institutional consultants for distribution. These markets leverage our existing team's spread-based capabilities as well as our strategic partnership with Blackstone. In setting the features and pricing of our flagship FIA products relative to our targeted net margin, we take into account our expectations regarding (1) the difference between the net investment income we earn and the sum of the interest credited to policyholders and the cost of hedging our risk on the policies; (2) fees, including surrender charges and rider fees, partly offset by vesting bonuses that we pay our policyholders; and (3) a number of related expenses, including acquisition costs and general and administrative expenses. On March 16, 2022, FNF announced its intention to partially spin off F&G through a dividend to FNF shareholders. On December 1, 2022, FNF distributed, on a pro rata basis, approximately 15% of the common stock of F&G. FNF retained control of F&G through ownership of approximately 85% of F&G common stock. Effective December 1, 2022, F&G commenced “regular-way” trading of its common stock on the New York Stock Exchange (“NYSE”) under the symbol “FG”. Key Components of Our Historical Results of Operations Through our insurance subsidiaries, we issue a broad portfolio of deferred annuities (FIA and fixed rate annuities), IUL insurance, immediate annuities, funding agreements and PRT solutions. A deferred annuity is a type of contract that accumulates value on a tax deferred basis and typically begins making specified periodic or lump sum payments for a certain number of years after the contract has been issued. IUL insurance is a complementary type of contract that accumulates value in a cash value account and provides a payment to designated beneficiaries upon the policyholder’s death. An immediate annuity is a type of contract that begins making specified payments within one annuity period (e.g., one month or one year) and typically makes payments of principal and interest earnings over a period of time. Under GAAP, premium collections for deferred annuities (FIAs and fixed rate annuities), immediate annuities and PRT without life contingency, and deposits received for funding agreements are reported in the financial statements as deposit liabilities (i.e., contractholder funds) instead of as sales or revenues. Similarly, cash payments to customers are reported as decreases in the liability for contractholder funds and not as expenses. Sources of revenues for products accounted for as deposit liabilities are net investment income, surrender, cost of insurance and other charges deducted from contractholder funds (i.e. amortization of URL), and net realized gains (losses) on investments. Components of expenses for products accounted for as deposit liabilities are interest-sensitive and index product benefits (primarily interest credited to account balances or the hedging cost of providing index credits to the policyholder), amortization of VOBA, DAC, DSI and URL, other operating costs and expenses, and income taxes. F&G hedges certain portions of its exposure to product related equity market risk by entering into derivative transactions. We purchase derivatives consisting predominantly of call options and, to a lesser degree, futures contracts (specifically for FIA contracts) on the equity indices underlying the applicable policy. These derivatives are used to offset the reserve impact of the index credits due to policyholders under the FIA and IUL contracts. The majority of all such call options are one-year options purchased to match the funding requirements underlying the FIA/IUL contracts. We attempt to manage the cost of these purchases through the terms of our FIA/IUL contracts, 13 which permit us to change the cap, spread, or participation rate on each policy's annual anniversary, subject to certain guaranteed minimums that must be maintained. The call options and futures contracts are marked to fair value with the change in fair value included as a component of net investment gains (losses). The change in fair value of the call options and futures contracts includes the gains and losses recognized at the expiration of the instruments’ terms or upon early termination and the changes in fair value of open positions. As noted above, MRBs are contracts or contract features that both provide protection to the contract holder from other-than-nominal capital market risk (equity, interest and foreign exchange risk) and expose the Company to other-than-nominal capital market risk. MRBs are measured at fair value using a risk neutral valuation method, which is based on current net amounts at risk, market data, internal and industry experience, and other factors. The change in fair value of MRBs generally reflects impacts from actual policyholder behavior as compared with expected (including surrenders of the benefit), changes in interest rates, and changes in equity market returns. Changes in fair value are recognized in Market risk benefits gain (losses) in the Consolidated Statements of Earnings, except for the change in fair value due to a change in the instrument-specific credit risk, which is recognized in the Consolidated Balance Sheets. Generally higher interest rates and equity returns result in gains whereas lower interest rates and equity returns result in losses. Earnings from products accounted for as deposit liabilities are primarily generated from the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA/ IUL policies. With respect to FIAs/IULs, the cost of hedging our risk includes the expenses incurred to fund the index credits. Proceeds received upon expiration or early termination of call options purchased to fund annual index credits are recorded as part of the change in fair value of derivatives, and are largely offset by an expense for index credits earned on annuity contractholder fund balances. Our profitability depends in large part upon the amount of assets under management (“AUM”) (see “—Non- GAAP Financial Measures”), the excess of net investment income earned over the cost of funds, earned on our average assets under management (“AAUM” — see “—Non-GAAP Financial Measures”), our ability to manage our operating expenses and the costs of acquiring new business (principally commissions to agents and bonuses credited to policyholders). As we grow AUM, earnings generally increase. AUM increases when cash inflows, which include sales, exceed cash outflows. Managing the excess of net investment income earned over the cost of funds involves the ability to maximize returns on our AUM and minimize risks such as interest rate changes and defaults or impairment of investments. It also includes our ability to manage interest rates credited to policyholders and costs of the options and futures purchased to fund the annual index credits on the FIA/IULs. We analyze returns on AAUM to measure our profitability. In June 2021, we established a FABN Program, pursuant to which FGL Insurance may issue funding agreements to a special purpose statutory trust (the “Trust”) for spread lending purposes. The maximum aggregate principal amount permitted to be outstanding at any one time under the FABN Program is currently $5.0 billion. We also issue funding agreements through the FHLB. In July 2021, we entered the PRT market, pursuant to which FGL Insurance and FGL NY Insurance may issue group annuity contracts to discharge pension plan liabilities from a pension plan sponsor. Life contingent PRT premiums are included in life insurance premiums and other fees below. Non-GAAP Financial Measures In addition to reporting financial results in accordance with GAAP, this document includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, the Company believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company. Any non-GAAP 14 measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided within. Adjusted Net Earnings Adjusted net earnings is a non-GAAP economic measure we use to evaluate financial performance each period. Adjusted net earnings is calculated by adjusting net earnings (loss) from continuing operations to eliminate: (i) Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effect of changes in fair value of the reinsurance related embedded derivative; (ii) Market related liability adjustments: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost; the impact of initial pension risk transfer deferred profit liability losses, including amortization from previously deferred pension risk transfer deferred profit liability losses; and the changes in the fair value of market risk benefits by deferring current period changes and amortizing that amount over the life of the market risk benefit; (iii) Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset (“VODA”)) recognized as a result of acquisition activities; (iv) Transaction costs: the impacts related to acquisition, integration and merger related items; (v) Other “non-recurring,” “infrequent” or “unusual items”: Management excludes certain items determined to be “non-recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years. (vi) For periods prior to the adoption of ASU 2018-12, amortization of actuarial intangibles and SOP 03-1 reserve offset: The intangibles amortization and SOP 03-1 change offsets related to the above mentioned adjustments; and (vii) Income taxes: the income tax impact related to the above mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations. For example, we could have strong operating results in a given period, yet report net income that is materially less, if during such period the fair value of our derivative assets hedging the FIA and IUL index credit obligations decreased due to general equity market conditions but the embedded derivative liability related to the index credit obligation did not decrease in the same proportion as the derivative assets because of non-equity market factors such as interest rate and non-performance credit spread movements. Similarly, we could also have poor operating results in a given period yet show net earnings (loss) that is materially greater, if during such period the fair value of the derivative assets increased but the embedded derivative liability did not increase in the same proportion as the derivative assets. We hedge our index credits with a combination of static and dynamic strategies, which can result in earnings volatility, the effects of which are generally likely to reverse over time. Our management and board of directors review adjusted net earnings and net earnings (loss) as part of their examination of our overall financial 15 results. However, these examples illustrate the significant impact derivative and embedded derivative movements can have on our net earnings (loss). Accordingly, our management performs a review and analysis of these items, as part of their review of our hedging results each period. Amounts attributable to the fair value accounting for derivatives hedging the FIA and IUL index credits and the related embedded derivative liability fluctuate from period to period based upon changes in the fair values of call options purchased to fund the annual index credits, changes in the interest rates and non-performance credit spreads used to discount the embedded derivative liability, and the fair value assumptions reflected in the embedded derivative liability. The accounting standards for fair value measurement require the discount rates used in the calculation of the embedded derivative liability to be based on risk-free interest rates adjusted for our non- performance as of the reporting date. The impact of the change in fair values of FIA-related derivatives, embedded derivatives and hedging costs has been removed from net earnings (loss) in calculating adjusted net earnings. Adjusted Return on Assets Adjusted return on assets is calculated by dividing annualized adjusted net earnings by year-to-date AAUM. Return on assets is comprised of net investment income, less cost of funds, and less expenses (including operating expenses, interest expense and income taxes) consistent with our adjusted net earnings definition and related adjustments. Cost of funds includes liability costs related to cost of crediting on both deferred annuities and institutional products as well as other liability costs. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing financial performance and profitability earned on AAUM. Assets Under Management (“AUM”) AUM is a non-GAAP measure that we use to assess the rate of return on assets available for reinvestment. AUM uses the following components: (i) total invested assets at amortized cost, excluding derivatives, net of reinsurance qualifying for risk transfer in accordance with GAAP; (ii) related party loans and investments; (iii) accrued investment income; (iv) the net payable/receivable for the purchase/sale of investments, and (v) cash and cash equivalents excluding derivative collateral at the end of the period. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment. Average Assets Under Management (“AAUM”) AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing rate of return on assets available for reinvestment. Sales Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e., contractholder funds) within our Consolidated Financial Statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition. 16

Total Equity excluding AOCI

Total equity excluding AOCI is based on total equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the FPB, management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on total equity.

Yield on AAUM

Yield on AAUM is calculated by dividing annualized net investment income by AAUM. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the level of return earned on AAUM.

Results of Operations

The results of operations for the years ended December 31, 2022 and December 31, 2021, the period from June 1, 2020 to December 31, 2020 (following the June 1, 2020 acquisition by FNF), and the Predecessor results for the period from January 1, 2020 to May 31, 2020 were as follows (in millions):

	Year ended		Period from June 1 to December 31,	Period from January 1 to May 31,
	December 31, 2022	December 31, 2021	2020	2020
				Predecessor
Revenues:				
Life insurance premiums and other fees	$ 1,704	$ 1,407	$ 138	$ 90
Interest and investment income	1,655	1,852	743	403
Recognized gains and (losses), net	(1,010)	715	352	(338)
Total revenues	2,349	3,974	1,233	155
Benefits and expenses:				
Benefits and other changes in policy reserves	1,126	1,932	866	298
Market risk benefit (gains) losses	(182)	(44)	—	—
Depreciation and amortization	324	271	123	(51)
Personnel costs	157	129	65	34
Other operating expenses	102	105	75	75
Interest expense	29	29	18	13
Total benefits and expenses	1,556	2,422	1,147	369
Pre-tax earnings (loss)	793	1,552	86	(214)
Income tax expense (benefit)	158	320	(75)	(14)
Net earnings (loss) from continuing operations	$ 635	$ 1,232	$ 161	$ (200)
Earnings from discontinued operations, net of tax	—	8	(25)	(114)
Net earnings (loss)	$ 635	$ 1,240	$ 136	$ (314)
Less: Preferred stock dividend	—	—	—	8
Net earnings (loss) attributable to common shareholders	$ 635	$ 1,240	$ 136	$ (322)

17

The following table summarizes sales by product type of the Company, which are not affected by the acquisition, (in millions):

	Year ended		
	December 31, 2022	December 31, 2021	December 31, 2020
Fixed indexed annuities	$ 4,550	$ 4,310	$ 3,459
Fixed rate annuities	3,744	1,738	776
Total annuity	8,294	6,048	4,235
Indexed universal life	127	87	50
Funding agreements ("FABN/FHLB")	1,443	2,310	200
Pension risk transfer	1,390	1,147	—
Gross Sales	$ 11,254	$ 9,592	$ 4,485
Sales attributable to flow reinsurance to third parties	(2,248)	(869)	—
Net Sales	$ 9,006	$ 8,723	$ 4,485

- Total annuity sales increased during the years ended December 31, 2022 and December 31, 2021, reflecting F&G's productive and expanding retail distribution through independent agents, banks and broker dealers and pricing actions taken to align to the macro environment.
- Funding agreements during the year ended December 31, 2022 were lower compared to the year ended December 31, 2021, and reflect market opportunity in the current rate environment. We launched the FABN Program in 2021.
- PRT sales increased during the year ended December 31, 2022, compared to the year ended December 31, 2021, reflecting our first full year in the PRT market, and due to the nature of the transactions are also subject to fluctuation period to period.

Revenues

Life insurance premiums and other fees

Life insurance premiums and other fees primarily reflect premiums on life-contingent PRTs and traditional life insurance products, which are recognized as revenue when due from the policyholder, as well as policy rider fees primarily on FIA policies, the cost of insurance on IUL policies and surrender charges assessed against policy withdrawals in excess of the policyholder's allowable penalty-free amounts (up to 10% of the prior year's value, subject to certain limitations). The following table summarizes the Life insurance premiums and other fees, on the Consolidated Statements of Earnings for the respective periods (in millions):

	Year ended		Period from June 1 to December 31,	Period from January 1 to May 31,
	December 31, 2022	December 31, 2021	2020	2020
				Predecessor
Life-contingent pension risk transfer premiums	$ 1,362	$ 1,147	$ —	$ —
Traditional life insurance premiums	15	18	13	7
Life-contingent immediate annuity premiums	18	13	10	11
Surrender charges	58	33	13	10
Policyholder fees and other income	251	196	102	62
Life insurance premiums and other fees	$ 1,704	$ 1,407	$ 138	$ 90

- Life-contingent pension risk transfer premiums for the year ended December 31, 2022 increased compared to the year ended December 31, 2021, due to increased PRT premiums, reflecting our first full year in the PRT market. As noted above, PRT premiums are subject to fluctuation period to period.

18

- Surrender charges increased for the years ended December 31, 2022 and December 31, 2021, primarily reflecting an increase in market value adjustments ("MVA") assessed on certain surrendered FIA policies. The MVA will apply in most states to any withdrawal that incurs a surrender charge, subject to certain exceptions. The MVA is based on a formula that takes into account changes in interest rates since contract issuance. Generally, if interest rates have risen, the MVA will decrease surrender value, whereas if rates have fallen, it will increase surrender value. In addition, surrender charges increase as a result of increased amounts assessed against policy withdrawals in excess of the policyholder's allowable penalty-free amounts primarily on our FIA policies.

- Policyholder fees and other income increased for the years ended December 31, 2022 and December 31, 2021, primarily due to increased GMWB rider fees and cost of insurance charges on IUL policies. GMWB rider fees are based on the policyholder's account value and are collected at the end of the policy year.

Interest and investment income

Below is a summary of interest and investment income (in millions):

	Year ended		Period from June 1 to December 31,	Period from January 1 to May 31,
	December 31, 2022	December 31, 2021	2020	2020
				Predecessor
Fixed maturity securities, available-for-sale	$ 1,431	$ 1,213	$ 643	$ 426
Equity securities	17	11	7	4
Preferred securities	49	47	35	16
Mortgage loans	186	131	50	36
Invested cash and short-term investments	33	7	—	4
Limited partnerships	110	589	75	(37)
Other investments	20	17	8	5
Gross investment income	1,846	2,015	818	454
Investment expense	(191)	(163)	(75)	(51)
Net investment income	$ 1,655	$ 1,852	$ 743	$ 403

Interest and investment income is shown net of amounts attributable to certain funds withheld reinsurance agreements which is passed along to the reinsurer in accordance with the terms of these agreements. Interest and investment income attributable to these agreements, and thus excluded from the totals in the table above, was $109 million, $53 million, $21 million and $15 million, for the years ended December 31, 2022 and December 31, 2021, the period from June 1, 2020 to December 31, 2020 and the period from January 1, 2020 to May 31, 2020, respectively.

Our AAUM and yield on AAUM are summarized as follows (annualized) (dollars in millions) (see "*Non-GAAP Financial Measures*"):

	Year ended		Period from June 1 to December 31,	Period from January 1 to May 31,
	December 31, 2022	December 31, 2021	2020	2020
				Predecessor
AAUM	$ 40,069	$ 31,938	$ 27,322	$ 26,824
Yield on AAUM	4.13 %	5.80 %	4.66 %	3.60 %

- The increases in AAUM for all periods reflect new business asset flows, offset by net reinsurance and other activity.

19

• Interest and investment income was lower for the year ended December 31, 2022 compared to the year ended December 31, 2021 primarily driven by $686 million of lower returns on alternative investments due to decreases in fair value of these investments (primarily limited partnerships), partially offset by invested asset growth. • Interest and investment income was higher for the year ended December 31, 2021, primarily driven by invested asset growth and higher returns on alternative investments due to increases in fair value of these investments (primarily limited partnerships). • Interest and investment income of $743 million for the seven months period from June 1, 2020 to December 31, 2020 was primarily driven by $643 million in fixed maturity securities, $75 million of interest and investment income related to our investments in limited partnerships, and $50 million in mortgage loans, partially offset by $75 million in investment expenses. • Interest and investment income of $403 million for the 5 month period from January 1, 2020 to May 31, 2020 was primarily driven by $426 million in fixed maturity securities and $36 million in mortgage loans, partially offset by $51 million in investment expenses and $37 million of investment losses on limited partnership. Recognized gains and losses, net Below is a summary of the major components included in recognized gains and losses, net (in millions): Year ended Period from June 1 to December 31, Period from January 1 to May 31, December 31, 2022 December 31, 2021 2020 2020 Predecessor Net realized and unrealized (losses) gains on fixed maturity available- for-sale securities, equity securities and other invested assets .................. $ (461) $ 57 $ 179 $ (121) Change in allowance for expected credit losses ........................................ (34) 4 (19) (23) Net realized and unrealized (losses) gains on certain derivatives instruments ................................................................................................. (857) 615 237 (212) Change in fair value of reinsurance related embedded derivatives .......... 352 34 (53) 19 Change in fair value of other derivatives and embedded derivatives ........ (10) 5 8 (1) Recognized gains and (losses), net .................................................... $ (1,010) $ 715 $ 352 $ (338) Recognized gains and losses are shown net of amounts attributable to certain funds withheld reinsurance agreements which is passed along to the reinsurer in accordance with the terms of these agreements. Recognized gains and losses attributable to these agreements, and thus excluded from the totals in the table above, was $381 million, $15 million, $(58) million and $21 million for the year ended December 31, 2022, the year ended December 31, 2021, the period from June 1 to December 31, 2020 and the period from January 1 to May 31, 2020, respectively. • For the year ended December 31, 2022, recognized gains and (losses), net include $241 million of realized losses on fixed maturity available-for-sale securities and $207 million of unrealized losses on equity securities (as a result of mark-to-market losses). • For the year ended December 31, 2021, recognized gains and (losses), net include $102 million of realized gains on fixed maturity available-for-sale securities and $51 million unrealized losses on equity securities (as a result of mark-to-market losses). • For the period from June 1, 2020 to December 31, 2020, recognized gains and (losses), net include $95 million of realized gains on fixed maturity available-for-sale securities and $84 million of unrealized gains on equity securities (as a result of mark-to-market gains). For the Predecessor period from January 1, 2020 to May 31, 2020, recognized gains and (losses), net include $49 million of realized losses on fixed maturity 20 available-for-sale securities and $70 million of unrealized losses on equity securities (as a result of mark-to- market losses). • For all periods, the change in allowance for expected credit losses primarily relates to available for sale securities. • For all periods, net realized and unrealized gains (losses) on certain derivative instruments primarily relate to the net realized and unrealized gains (losses) on options and futures used to hedge FIA and IUL products, including gains on option and futures expiration. See the table below for primary drivers of gains (losses) on certain derivatives. • The fair value of reinsurance related embedded derivative is based on the change in fair value of the underlying assets held in the funds withheld (“FWH”) portfolio. We utilize a combination of static (call options) and dynamic (long futures contracts) instruments in our hedging strategy. A substantial portion of the call options and futures contracts are based upon the S&P 500 Index with the remainder based upon other equity, bond and gold market indices. The components of the realized and unrealized gains (losses) on certain derivative instruments hedging our indexed annuity and universal life products are summarized in the table below (dollars in millions): Year ended Period from June 1 to December 31, Period from January 1 to May 31, December 31, 2022 December 31, 2021 2020 2020 Predecessor Call options: Realized (losses) gains ......................................................................... $ (170) $ 437 $ 62 $ 7 Change in unrealized (losses) gains ..................................................... (692) 160 167 (228) Futures contracts: (Losses) gains on futures contracts expiration ..................................... (6) 9 21 3 Change in unrealized gains (losses) ..................................................... (1) (1) (6) 5 Foreign currency forward: Gains on foreign currency forward ...................................................... 11 10 (7) 1 Total net change in fair value .................................................................... $ (858) $ 615 $ 237 $ (212) Year-to-Date Point-to-Point Change in S&P 500 Index during the periods ....................................................................................................... (19) % 27% 23% (6) % • Realized gains and losses on certain derivative instruments are directly correlated to the performance of the indices upon which the call options and futures contracts are based and the value of the derivatives at the time of expiration compared to the value at the time of purchase. Gains (losses) on option expiration reflect the movement during each period on options settled during the respective period. • The change in unrealized gains (losses) due to fair value of call options is primarily driven by the underlying performance of the S&P 500 Index during each respective period relative to the S&P 500 Index on the policyholder buy dates. • The net change in fair value of the call options and futures contracts was primarily driven by movements in the S&P 500 Index relative to the policyholder buy dates. 21

The average index credits to policyholders are as follows:

	Year ended		Period from June 1 to December 31,	Period from January 1 to May 31,
	December 31, 2022	December 31, 2021	2020	2020
				Predecessor
Average Crediting Rate	1 %	5 %	3 %	2 %
S&P 500 Index:				
Point-to-point strategy	1 %	4 %	5 %	2 %
Monthly average strategy	2 %	3 %	2 %	3 %
Monthly point-to-point strategy	— %	7 %	— %	1 %
3 year high water mark	13 %	16 %	19 %	14 %

- Actual amounts credited to contractholder fund balances may differ from the index appreciation due to contractual features in the FIA contracts and certain IUL contracts (caps, spreads and participation rates), which allow us to manage the cost of the options purchased to fund the annual index credits.

- The credits for the periods presented were based on comparing the S&P 500 Index on each issue date in the period to the same issue date in the respective prior year periods.

Benefits and expenses

Benefits and other changes in policy reserves

Below is a summary of the major components included in Benefits and other changes in policy reserves (in millions):

	Year ended		Period from June 1 to December 31,	Period from January 1 to May 31,
	December 31, 2022	December 31, 2021	2020	2020
				Predecessor
PRT agreements	$ 1,399	$ 1,161	$ —	$ —
FIA/IUL market related liability movements	(1,010)	(377)	317	(15)
Index credits, interest credited & bonuses	593	1,019	319	210
Annuity payments and other	144	129	230	103
Total benefits and other changes in policy reserves	$ 1,126	$ 1,932	$ 866	$ 298

- PRT agreements for the years ended December 31, 2022 and December 31, 2021 reflect our entrance into the PRT market in the second half of 2021. PRT agreements are subject to fluctuation period to period.

- The FIA/IUL market related liability movements for all periods are mainly driven by changes in the equity markets, non-performance spreads, and risk-free rates during the respective periods. Additionally, 2021 includes the system implementation and assumption review process impacts discussed below. The change in risk free rates and non-performance spreads (decreased)/ increased the FIA market related liability by $(656) million, $(74) million, $268 million and $141 million during the years ended December 31, 2022 and December 31, 2021, the period from June 1, 2020 to December 31, 2020 and the Predecessor period from January 1, 2020 to May 31, 2020, respectively. The remaining change of market related liability movements was driven by equity market impacts. See "*Recognized gains and (losses)*" above for summary and discussion of net unrealized gains (losses) on certain derivative instruments.

- Periodically, and at least annually, typically in the third quarter, we review the assumptions associated with reserves for policy benefits and product guarantees. During the fourth quarter of 2022, based on increases in interest rates and pricing changes during 2022, we updated certain FIA assumptions used to calculate the

22

fair value of the embedded derivative component within contractholder funds and the fair value of market risk benefits. These changes, taken together, resulted in an increase in contractholder funds and market risk benefits of $99 million.

During the third quarter of 2021, we implemented a new actuarial valuation system. As a result, our third quarter 2021 assumption updates include model refinements and assumption updates resulting from the implementation. The system implementation and assumption review process that occurred in the third quarter of 2021, included refinements in the calculation of the fair value of the embedded derivative component of our FIAs within contractholder funds and updates to the surrender rates, GMWB utilization and earned rate assumptions to reflect our current and expected future experience. These changes, taken together, resulted in a decrease in contractholder funds and future policy reserves of $435 million. The majority of the changes represent one-time adjustments in the third quarter of 2021 related to the cumulative impact of the system implementation and are not expected to re-occur in the future.

- Index credits, interest credited & bonuses for the year ended December 31, 2022 were lower compared to the year ended December 31, 2021 and primarily reflected lower index credits on FIA policies as a result of market movement during the respective periods. Index credits, interest credited & bonuses for the year ended December 31, 2021 were higher compared with the combined periods from June 1, 2020 to December 31, 2020 and the Predecessor period from January 1, 2020 to May 31, 2020, and primarily reflected higher index credits on FIA policies as a result of market movement during the respective periods. Refer to average policyholder index discussion above for details on drivers.

Market risk benefit (gains) losses

Below is a summary of market risk benefit (gains) losses (in millions) introduced with the adoption of ASU 2018-12 and therefore did not have any impacts to periods prior to 2021:

	Year ended	
	December 31, 2022	December 31, 2021
Market risk benefit (gains) losses	$ (182)	$ (44)

- Market risk benefit (gains) losses are primarily driven by attributed fees collected, effects of market related movements (including changes in equity markets and risk free rates), actual policyholder behavior as compared with expected and changes in assumptions during the periods. Market risk benefit gains increased for the year ended December 31, 2022, compared with the year ended December 31, 2021, primarily reflecting favorable market related movements, primarily higher increases in risk free rates. In addition, the favorable impact of a GMWB utilization assumption change in 2022 was mostly offset by unfavorable impacts of actual policyholder behavior differing from expected when comparing the year ended December 31, 2022, with the year ended December 31, 2021.

Amortization of intangibles

Below is a summary of the major components included in depreciation and amortization (in millions):

	Year ended		Period from June 1 to December 31,	Period from January 1 to May 31,
	December 31, 2022	December 31, 2021	2020	2020
				Predecessor
Amortization of DAC, VOBA and DSI	$ 300	$ 255	$ 131	$ (46)
Interest	(7)	(7)	(22)	(17)
Unlocking	—	—	2	11
Amortization of other intangible assets and other depreciation	31	23	16	1
Total depreciation and amortization	$ 324	$ 271	$ 123	$ (51)

23

- For the years ended December 31, 2022 and December 31, 2021, based on the adoption of ASU 2018-12, DAC, VOBA and DSI are amortized on a constant level basis for the grouped contracts over the expected term of the related contracts to approximate straight-line amortization. For the period from June 1, 2020 to December 31, 2020 and the Predecessor period from January 1, 2020 to May 31, 2020 amortization of VOBA, DAC and DSI is based on current and future expected gross margins (pre-tax operating income before amortization) and includes the impacts of the assumption changes and system implementation discussed below. The amortization for those periods is the result of actual gross profits in the respective periods.

Other items affecting net earnings

Income tax expense (benefit)

Below is a summary of the major components included in income tax expense (benefit) (dollars in millions):

	Year ended		Period from June 1 to December 31,	Period from January 1 to May 31,
	December 31, 2022	December 31, 2021	2020	2020
				Predecessor
Earnings from continuing operations before taxes	$ 793	$ 1,552	$ 86	$ (214)
Income tax expense (benefit) before valuation allowance	131	338	(21)	(41)
Change in valuation allowance	27	(18)	(54)	27
Income tax expense (benefit)	$ 158	$ 320	$ (75)	$ (14)
Effective rate	20 %	21 %	(87)%	7 %

- The income tax expense for the year ended December 31, 2022 was $158 million compared to income tax expense of $320 million for the year ended December 31, 2021. The effective tax rate was 20% and 21% for the years ended December 31, 2022 and December 31, 2021, respectively. The effective tax rate for the year ended December 31, 2022 differs from the statutory rate of 21% primarily due to favorable permanent tax adjustments.

- Income tax benefit for the period from June 1, 2020 to December 31, 2020 was $75 million. The income tax benefit was primarily driven by the change in tax status benefit recorded at December 31, 2020 and valuation allowance releases on the current period activity in Front Street Re Cayman Ltd. ("FSRC") included in continuing operations and the US non-life companies.

- Income tax benefit for the Predecessor period from January 1, 2020 to May 31, 2020 was $14 million. The income tax benefit was impacted by the valuation allowance recorded on the ordinary deferred tax assets in FSRC included in continuing operations, as well as the impact of low taxed international losses.

- See Note N *Income Taxes* to the Consolidated Financial Statements for further information.

24

Adjusted Net Earnings (See "Non-GAAP Financial Measures")

The table below shows the adjustments made to reconcile Net earnings from continuing operations to Adjusted net earnings (in millions):

	Year ended December 31, 2022	Year ended December 31, 2021	Period from June 1 to December 31, 2020	Period from January 1 to May 31, 2020
				Predecessor
Net earnings from continuing operations	$ 635	$ 1,232	$ 161	$ (200)
Less preferred stock dividend	—	—	—	(8)
Net earnings (loss) from continuing operations attributable to common shareholders	635	1,232	161	(208)
Non-GAAP adjustments:				
Recognized (gains) and losses, net				
Net realized and unrealized (gains) losses on fixed maturity available-for-sale securities, equity securities and other invested assets	446	(56)	(176)	121
Change in allowance for expected credit losses	24	(5)	40	23
Change in fair value of reinsurance related embedded derivatives	(352)	(34)	53	(19)
Change in fair value of other derivatives and embedded derivatives	(1)	(14)	—	1
Recognized (gains) losses, net	117	(109)	(83)	126
Market related liability adjustments	(534)	(233)	123	195
Purchase price amortization	21	26	16	—
Transaction costs and other non-recurring items (a)	10	(430)	21	37
Amortization of actuarial intangibles and SOP-03-1 reserve offset on non-GAAP adjustments	—	—	24	(97)
Income taxes on non-GAAP adjustments	104	154	(29)	(39)
Adjusted net earnings	$ 353	$ 640	$ 233	$ 14

(a) For the twelve months ended December 31, 2021, reflects a one-time favorable adjustment to benefits and other changes in policy reserves resulting from an actuarial system conversion which reflects modeling enhancement and other refinements of $435.

The commentary below is intended to provide additional information on the significant income and expense items that help explain the trends in our ANE for each time period, as we believe these items provide further clarity to the financial performance of the business. Those significant income and expense items are reported after taxes for all periods and also after actuarial intangibles and SOP 03-1 reserve offsets for periods prior to 2021 (i.e., prior to the adoption of ASU 2018-12).

- Adjusted net earnings of $353 million for the year ended December 31, 2022 includes alternative investments net investment income of $202 million. Alternative investments net investment income based on management's long-term expected return of approximately 10% was $419 million. Actual net investment income was lower due to decreases in fair value of these investments. Other significant income and expense items included in adjusted net earnings were $66 million income from actuarial assumption and reserve updates, $20 million of net income tax benefits, and $13 million of CLO redemption gains and other income and expense items.

- Adjusted net earnings of $640 million for the twelve months ended December 31, 2021 includes alternative investments net investment income of $497 million. Alternative investments net investment income based on management's long-term expected return of approximately 10% was $236 million. Actual net investment income was higher due to increases in fair value of these investments. Other significant income and expense items included $73 million of CLO redemption gains and other income and $10 million of other items.

25

• Adjusted net earnings of $233 million for the period from June 1, 2020 to December 31, 2020 includes $14 million income from net favorable mortality experience and other reserve changes and $70 million income of other net favorable items, primarily related to a favorable income tax benefit. Actual alternative investment income was materially consistent with management’s long-term expectation. • Adjusted net earnings of $14 million for the Predecessor period from January 1, 2020 to May 31, 2020 includes alternative investments net investment loss of $23 million. Alternative investments net investment income based on management’s long-term expected return of approximately 11% was $27 million. Actual net investment income was lower due to decreases in the fair value of these investments. Other significant income and expense items included $16 million primarily from tax valuation allowance expense. • . Investment Portfolio The types of assets in which we may invest are influenced by various state laws, which prescribe qualified investment assets applicable to insurance companies. Within the parameters of these laws, we invest in assets giving consideration to four primary investment objectives: (i) maintain robust absolute returns; (ii) provide reliable yield and investment income; (iii) preserve capital; and (iv) provide liquidity to meet policyholder and other corporate obligations. Our investment portfolio is designed to contribute stable earnings, excluding short-term mark-to-market effects, and balance risk across diverse asset classes and is primarily invested in high quality fixed income securities. 26

As of December 31, 2022 and December 31, 2021, the fair value of our investment portfolio was approximately $41 billion and $39 billion, respectively, and was divided among the following asset classes and sectors (dollars in millions):

	December 31, 2022		December 31, 2021	
	Fair Value	Percent	Fair Value	Percent
Fixed maturity securities, available for sale:				
United States Government full faith and credit	$ 32	— %	$ 50	— %
United States Government sponsored entities	42	— %	74	— %
United States municipalities, states and territories	1,410	3 %	1,441	4 %
Foreign Governments	148	— %	205	1 %
Corporate securities:				
Finance, insurance and real estate	5,085	12 %	5,109	13 %
Manufacturing, construction and mining	737	2 %	932	2 %
Utilities, energy and related sectors	2,275	6 %	2,987	8 %
Wholesale/retail trade	2,008	5 %	2,627	7 %
Services, media and other	2,794	7 %	3,349	8 %
Hybrid securities	705	2 %	881	2 %
Non-agency residential mortgage-backed securities	1,479	4 %	648	2 %
Commercial mortgage-backed securities	3,036	7 %	2,964	7 %
Asset-backed securities	7,245	18 %	4,550	12 %
Collateral loan obligations ("CLO")	4,222	10 %	4,145	11 %
Total fixed maturity available for sale securities	$ 31,218	76 %	$ 29,962	77 %
Equity securities (a)	823	2 %	1,171	3 %
Limited partnerships:				
Private equity	1,129	3 %	1,181	3 %
Real assets	431	1 %	340	1 %
Credit	867	2 %	829	2 %
Limited partnerships	$ 2,427	6 %	$ 2,350	6 %
Commercial mortgage loans	2,083	5 %	2,265	6 %
Residential mortgage loans	1,892	5 %	1,549	4 %
Other (primarily derivatives and company owned life insurance)	809	2 %	1,305	3 %
Short term investments	1,556	4 %	373	1 %
Total investments	$ 40,808	100 %	$ 38,975	100 %

(a) Includes investment grade non-redeemable preferred stocks ($672 million and $928 million at December 31, 2022 and December 31, 2021, respectively).

Insurance statutes regulate the type of investments that our life insurance subsidiaries are permitted to make and limit the amount of funds that may be used for any one type of investment. In light of these statutes and regulations, and our business and investment strategy, we generally seek to invest in (i) corporate securities rated investment grade by established nationally recognized statistical rating organizations (each, an "NRSRO"), (ii) U.S. Government and government-sponsored agency securities, or (iii) securities of comparable investment quality, if not rated.

27

As of December 31, 2022 and December 31, 2021, our fixed maturity AFS securities portfolio was approximately $31 billion and $30 billion, respectively. The following table summarizes the credit quality, by NRSRO rating, of our fixed income portfolio (dollars in millions):

	December 31, 2022		December 31, 2021	
Rating	Fair Value	Percent	Fair Value	Percent
AAA	$ 1,358	4 %	$ 660	2 %
AA	2,297	7 %	2,181	7 %
A	8,076	26 %	7,667	26 %
BBB	8,158	26 %	10,462	35 %
Not rated (a)	9,529	31 %	6,642	22 %
Total investment grade	29,418	94 %	27,612	92 %
BB	986	3 %	1,372	5 %
B and below (b)	236	1 %	432	1 %
Not rated (a)	578	2 %	546	2 %
Total below investment grade	1,800	6 %	2,350	8 %
Total	$ 31,218	100 %	$ 29,962	100 %

(a) Securities denoted as not-rated by an NRSRO were classified as investment or non-investment grade according to the securities' respective NAIC designation

(b) Includes $46 million and $68 million at December 31, 2022 and December 31, 2021, respectively, of non-agency RMBS (as defined below) that carry a NAIC 1 designation.

The NAIC's Securities Valuation Office ("SVO") is responsible for the day-to-day credit quality assessment and valuation of securities owned by state regulated insurance companies. Insurance companies report ownership of securities to the SVO when such securities are eligible for regulatory filings. The SVO conducts credit analysis on these securities for the purpose of assigning an NAIC designation or unit price. Typically, if a security has been rated by an NRSRO, the SVO utilizes that rating and assigns an NAIC designation based upon the following system:

NAIC Designation	NRSRO Equivalent Rating
1	AAA/AA/A
2	BBB
3	BB
4	B
5	CCC and lower
6	In or near default

The NAIC uses designation methodologies for non-agency RMBS, including RMBS backed by subprime mortgage loans and for CMBS. The NAIC's objective with the designation methodologies for these structured securities is to increase accuracy in assessing expected losses and to use the improved assessment to determine a more appropriate capital requirement for such structured securities. The NAIC assigns a NAIC designation based on the loss expectation for each security. Several of our RMBS securities carry a NAIC 1 designation while the NRSRO rating indicates below investment grade. The revised methodologies reduce regulatory reliance on rating agencies and allow for greater regulatory input into the assumptions used to estimate expected losses from such structured securities. In the tables below, we present the rating of structured securities based on ratings from the NAIC rating methodologies described above (which in some cases do not correspond to rating agency designations). All NAIC designations (e.g., NAIC 1-6) are based on the NAIC methodologies.

28

The tables below present our fixed maturity securities by NAIC designation as of December 31, 2022 and December 31, 2021 (dollars in millions):

	December 31, 2022		
NAIC Designation	**Amortized Cost**	**Fair Value**	**Percent of Total Fair Value**
1	$ 21,917	$ 19,234	62 %
2	11,889	10,250	33 %
3	1,571	1,419	4 %
4	240	220	1 %
5	54	39	— %
6	52	56	— %
Total	$ 35,723	$ 31,218	100 %

	December 31, 2021		
NAIC Designation	**Amortized Cost**	**Fair Value**	**Percent of Total Fair Value**
1	$ 15,636	$ 15,848	54 %
2	10,779	11,441	38 %
3	1,603	1,850	6 %
4	567	669	2 %
5	80	93	— %
6	59	61	— %
Total	$ 28,724	$ 29,962	100 %

Investment Industry Concentration

The tables below present the top ten industry categories of our fixed maturity and equity securities and FHLB common stock, including the fair value and percent of total fixed maturity and equity securities and FHLB common stock fair value as of December 31, 2022 and December 31, 2021 (dollars in millions):

	December 31, 2022	
Top 10 Industry Concentration	**Fair Value**	**Percent of Total Fair Value**
ABS Other	$ 7,245	23 %
CLO securities	4,222	13 %
Whole loan collateralized mortgage obligation ("CMO")	3,655	12 %
Banking	2,855	9 %
Municipal	1,410	4 %
Electric	1,379	4 %
Life insurance	1,376	4 %
Technology	855	3 %
Healthcare	659	2 %
Commercial MBS	571	2 %
Total	$ 24,227	76 %

29

Top 10 Industry Concentration	December 31, 2021 Fair Value	Percent of Total Fair Value
ABS Other	$ 4,550	15 %
CLO securities	4,145	13 %
Banking	2,919	9 %
Whole loan collateralized mortgage obligation ("CMO")	2,622	8 %
Life insurance	1,795	6 %
Electric	1,701	6 %
Municipal	1,441	5 %
Healthcare	947	3 %
Technology	932	3 %
Other Financial Institutions	760	2 %
Total	$ 21,812	70 %

The amortized cost and fair value of fixed maturity AFS securities by contractual maturities as of December 31, 2022 and December 31, 2021 (dollars in millions), are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.

	December 31, 2022		December 31, 2021	
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Corporate, Non-structured Hybrids, Municipal and U.S. Government securities:				
Due in one year or less	$ 124	$ 123	$ 105	$ 106
Due after one year through five years	2,193	2,059	1,724	1,754
Due after five years through ten years	1,840	1,633	2,141	2,201
Due after ten years	14,417	11,379	12,842	13,515
Subtotal	$ 18,574	$ 15,194	$ 16,812	$ 17,576
Other securities, which provide for periodic payments				
Asset-backed securities	$ 12,209	$ 11,467	$ 8,516	$ 8,695
Commercial mortgage-backed securities	3,309	3,036	2,669	2,964
Structured hybrids	—	—	5	5
Residential mortgage-backed securities	1,631	1,521	722	722
Subtotal	$ 17,149	$ 16,024	$ 11,912	$ 12,386
Total fixed maturity available-for-sale securities	$ 35,723	$ 31,218	$ 28,724	$ 29,962

Non-Agency RMBS Exposure

Our investment in non-agency RMBS securities is predicated on the conservative and adequate cushion between purchase price and NAIC 1 rating, general lack of sensitivity to interest rates, positive convexity to prepayment rates and correlation between the price of the securities and the unfolding recovery of the housing market.

The fair value of our investments in subprime and Alt-A RMBS securities was $40 million and $54 million as of December 31, 2022, respectively, and $52 million and $75 million as of December 31, 2021, respectively. As of December 31, 2022 and December 31, 2021, approximately 91% and 94%, respectively, of the subprime and Alt-A RMBS exposures were rated NAIC 2 or higher.

30

ABS and CLO Exposures Our ABS exposures are largely diversified by underlying collateral and issuer type. Our CLO exposures are generally senior tranches of CLOs which have leveraged loans as their underlying collateral. As of December 31, 2022, the CLO and ABS positions were trading at a net unrealized loss position of $236 million and $499 million, respectively. As of December 31, 2021, the CLO and ABS positions were trading at a net unrealized gain position of $145 million and $37 million, respectively. Municipal Bond Exposure Our municipal bond exposure is a combination of general obligation bonds (fair value of $188 million and $258 million and an amortized cost of $231 million and $247 million as of December 31, 2022 and December 31, 2021, respectively) and special revenue bonds (fair value of $1,017 million and $1,183 and an amortized cost of $1,248 million and $1,138 as of December 31, 2022 and December 31, 2021, respectively). Across all municipal bonds, the largest issuer represented 6% and 7% of the category as of December 31, 2022 and December 31, 2021, respectively, less than 1% of the entire portfolio and is rated NAIC 1. Our focus within municipal bonds is on NAIC 1 rated instruments, and 96% of our municipal bond exposure is rated NAIC 1 as of December 31, 2022. Mortgage Loans Commercial Mortgage Loans We diversify our commercial mortgage loans (“CMLs”) portfolio by geographic region and property type to attempt to reduce concentration risk. We continuously evaluate CMLs based on relevant current information to ensure properties are performing at a level to secure the related debt. Loan-to-value ("LTV") and debt service coverage ("DSC") ratios are utilized to assess the risk and quality of CMLs. As of December 31, 2022 and December 31, 2021, our mortgage loans on real estate portfolio had a weighted average DSC ratio of 2.3 times and 2.4 times, respectively, and a weighted average LTV ratio of 57% and 56%, respectively. We consider a CML delinquent when a loan payment is greater than 30 days past due. For mortgage loans that are determined to require foreclosure, the carrying value is reduced to the fair value of the underlying collateral, net of estimated costs to obtain and sell at the point of foreclosure. At December 31, 2022 we had one CML that was delinquent in principal or interest payments and none in the process of foreclosure. At December 31, 2021 we had no CMLs that were delinquent in principal or interest payments or in process of foreclosure. See Note C Investments to the Consolidated Financial Statements included in this Report for additional information on our CMLs, including our distribution by property type, geographic region, LTV and DSC ratios. Residential Mortgage Loans Our residential mortgage loans (“RML”) are closed end, amortizing loans and 100% of the properties are in the United States. We diversify our RML portfolio by state to attempt to reduce concentration risk. RMLs have a primary credit quality indicator of either a performing or nonperforming loan. We define nonperforming RMLs as those that are 90 or more days past due and/or in nonaccrual status. Loans are placed on nonaccrual status when they are over 90 days delinquent. If a loan becomes over 90 days delinquent, it is our general policy to initiate foreclosure proceedings unless a workout arrangement to bring the loan current can be put in place. See Note C Investments to the Consolidated Financial Statements included in this Report for additional information on our RMLs. 31

Unrealized Losses

The amortized cost and fair value of the fixed maturity securities and the equity securities that were in an unrealized loss position as of December 31, 2022 and December 31, 2021, were as follows (in millions):

	December 31, 2022				
	Number of Securities	Amortized Cost	Allowance for Expected Credit Losses	Unrealized Losses	Fair Value
Fixed maturity securities, available for sale:					
United States Government full faith and credit	6	$ 34	$ —	$ (2)	$ 32
United States Government sponsored agencies	58	39	—	(4)	35
United States municipalities, states and territories	167	1,590	—	(289)	1,301
Foreign Governments	44	169	—	(37)	132
Corporate securities:					
Finance, insurance and real estate	526	5,586	(15)	(876)	4,695
Manufacturing, construction and mining	120	850	—	(160)	690
Utilities, energy and related sectors	333	2,825	—	(644)	2,181
Wholesale/retail trade	316	2,418	—	(532)	1,886
Services, media and other	360	3,354	—	(783)	2,571
Hybrid securities	43	706	—	(84)	622
Non-agency residential mortgage-backed securities	241	1,353	(5)	(105)	1,243
Commercial mortgage-backed securities	365	2,850	—	(284)	2,566
Asset-backed securities	1,147	11,511	(1)	(770)	10,740
Total fixed maturity available for sale securities	3,726	33,285	(21)	(4,570)	28,694
Equity securities	59	879	—	(174)	705
Total investments	3,785	$ 34,164	$ (21)	$ (4,744)	$ 29,399

	December 31, 2021				
	Number of Securities	Amortized Cost	Allowance for Expected Credit Losses	Unrealized Losses	Fair Value
Fixed maturity securities, available for sale:					
United States Government full faith and credit	9	$ 36	$ —	$ —	$ 36
United States Government sponsored agencies	41	42	—	(1)	41
United States municipalities, states and territories	50	503	—	(11)	492
Foreign Governments	28	27	—	—	27
Corporate securities:					
Finance, insurance and real estate	366	1,365	—	(31)	1,334
Manufacturing, construction and mining	97	281	—	(3)	278
Utilities, energy and related sectors	280	1,243	—	(46)	1,197
Wholesale/retail trade	313	1,188	—	(33)	1,155
Services, media and other	339	1,486	—	(39)	1,447
Hybrid securities	3	3	—	—	3
Non-agency residential mortgage-backed securities	46	316	(2)	(3)	311
Commercial mortgage-backed securities	89	616	(1)	(11)	604
Asset-backed securities	375	4,603	(2)	(38)	4,563
Total fixed maturity available for sale securities	2,036	11,709	(5)	(216)	11,488
Equity securities	20	259	—	(33)	226
Total investments	2,056	$ 11,968	$ (5)	$ (249)	$ 11,714

32

The gross unrealized loss position on the fixed maturity available-for-sale fixed and equity portfolio was $4,744 million and $249 million as of December 31, 2022 and December 31, 2021, respectively. Most components of the portfolio exhibited price depreciation caused by higher treasury rates and wider spreads. The total amortized cost of all securities in an unrealized loss position was $34,164 million and $11,968 million as of December 31, 2022 and December 31, 2021, respectively. The average market value/book value of the investment category with the largest unrealized loss position was 84% for finance, insurance and real estate as of December 31, 2022. In the aggregate, finance, insurance and real estate represented 18% of the total unrealized loss position as of December 31, 2022. The average market value/book value of the investment category with the largest unrealized loss position was 96% for utilities, energy and related sectors as of December 31, 2021. In aggregate, utilities, energy and related sectors represented 18% of the total unrealized loss position as of December 31, 2021.

The amortized cost and fair value of fixed maturity available for sale securities under watch list analysis and the number of months in a loss position with investment grade securities (NRSRO rating of BBB/Baa or higher) as of December 31, 2022 and December 31, 2021, were as follows (dollars in millions):

	December 31, 2022				
	Number of Securities	Amortized Cost	Fair Value	Allowance for Credit Loss	Gross Unrealized Losses
Investment grade:					
Less than six months	6	$ 5	$ 3	$ —	$ (2)
Six months or more and less than twelve months	49	299	200	—	(99)
Twelve months or greater	76	969	634	—	(335)
Total investment grade	131	1,273	837	—	(436)
Below investment grade:					
Less than six months	1	32	13	15	(4)
Six months or more and less than twelve months	12	124	94	—	(30)
Twelve months or greater	2	6	4	—	(2)
Total below investment grade	15	162	111	15	(36)
Total	146	$ 1,435	$ 948	$ 15	$ (472)

	December 31, 2021				
	Number of Securities	Amortized Cost	Fair Value	Allowance for Credit Loss	Gross Unrealized Losses
Investment grade:					
Less than six months	4	$ 82	$ 79	$ —	$ (3)
Six months or more and less than twelve months	2	34	32	—	(2)
Twelve months or greater	—	—	—	—	—
Total investment grade	6	116	111	—	(5)
Below investment grade:					
Less than six months	—	—	—	—	—
Six months or more and less than twelve months	—	—	—	—	—
Twelve months or greater	2	16	14	—	(2)
Total below investment grade	2	16	14	—	(2)
Total	8	$ 132	$ 125	$ —	$ (7)

Expected Credit Losses and Watch List

We prepare a watch list to identify securities to evaluate for expected credit losses. Factors used in preparing the watch list include fair values relative to amortized cost, ratings and negative ratings actions and other factors. Detailed analysis is performed for each security on the watch list to further assess the presence of credit impairment

33

loss indicators and, where present, calculate an allowance for expected credit loss or direct write-down of a security’s amortized cost. At December 31, 2022, our watch list included 146 securities in an unrealized loss position with an amortized cost of $1,435 million, allowance for expected credit losses of $15 million, unrealized losses of $472 million and a fair value of $948 million. At December 31, 2021, our watch list included seven securities in an unrealized loss position with an amortized cost of $132 million, allowance for expected credit losses of $0 million, unrealized losses of $7 million and a fair value of $125 million. The watch list excludes structured securities as we have separate processes to evaluate the credit quality on the structured securities. There were 64 and 36 structured securities with a fair value of $162 million and $45 million to which we had potential credit exposure as of December 31, 2022 and December 31, 2021, respectively. Our analysis of these structured securities, which included cash flow testing, resulted in allowances for expected credit losses of $16 million and $8 million as of December 31, 2022 and December 31, 2021, respectively. Exposure to Sovereign Debt and Certain Other Exposures Our investment portfolio had an immaterial amount of direct exposure to European sovereign debt as of December 31, 2022 and December 31, 2021, respectively. We have no exposure to investments in Russia or Ukraine and de minimis investments in peripheral countries in the region. Interest and Investment Income For discussion regarding our net investment income and net investment gains (losses) refer to Note C Investments to the Consolidated Financial Statements included in this Report. AFS Securities For additional information regarding our AFS securities, including the amortized cost, gross unrealized gains (losses), and fair value as well as the amortized cost and fair value of fixed maturity AFS securities by contractual maturities, as of December 31, 2022 and December 31, 2021, refer to Note C Investments to the Consolidated Financial Statements included in this Report. Concentrations of Financial Instruments For certain information regarding our concentrations of financial instruments, refer to Note C Investments to the Consolidated Financial Statements included in this Report. Derivatives We are exposed to credit loss in the event of nonperformance by our counterparties on call options. We attempt to reduce this credit risk by purchasing such options from large, well-established financial institutions. We also hold cash and cash equivalents received from counterparties for call option collateral, as well as U.S. Government securities pledged as call option collateral, if our counterparty’s net exposures exceed pre-determined thresholds. We are required to pay counterparties the effective federal funds rate each day for cash collateral posted to F&G for daily mark-to-market margin changes. We reduce the negative interest cost associated with cash collateral posted from counterparties under various ISDA agreements by reinvesting derivative cash collateral. This program permits collateral cash received to be invested in short term Treasury securities, bank deposits and commercial paper rated A1/P1, which are included in Cash and cash equivalents in the accompanying Consolidated Balance Sheets. 34

See Note D Derivatives to the Consolidated Financial Statements included in this Report for additional information regarding our derivatives and our exposure to credit loss on call options. Liquidity and Capital Resources Liquidity refers to the ability of an enterprise to generate adequate amounts of cash from its normal operations to meet cash requirements with a prudent margin of safety. Our principal sources of cash flow from operating activities are annuity considerations, insurance premiums, and fees and investment income. We also generate cash inflows from investing activities resulting from maturities and sales of invested assets and from financing activities including inflows on our investment-type products and proceeds from borrowing activities. Our operating activities provided cash of $3,171 million and $1,871 million for the years ended December 31, 2022 and December 31, 2021, respectively. When considering our liquidity and cash flow, it is important to distinguish between the needs of our insurance subsidiaries and the needs of the holding company, F&G Annuities & Life, Inc. As a holding company with no operations of its own, F&G Annuities & Life, Inc. derives its cash primarily from its insurance subsidiaries and CF Bermuda Holdings Ltd. (“CF Bermuda”), a Bermuda exempted limited liability company and a wholly owned direct subsidiary of the Company, a downstream holding company that provides additional sources of liquidity. Dividends from our insurance subsidiaries flow through CF Bermuda to F&G Annuities & Life, Inc.. F&G Cayman Re, a licensed class D insurer in the Cayman Islands and a wholly owned direct subsidiary of the Company, could also provide dividends directly to F&G Annuities & Life, Inc. The sources of liquidity of the holding company are principally comprised of dividends from subsidiaries, lines of credit (at the F&G Annuities & Life, Inc. level), existing surplus notes, investment income on holding company assets and the ability to raise long-term public financing under an SEC-filed registration statement or private placement offering. These sources of liquidity and cash flow support the general corporate needs of the holding company, interest and debt service, funding acquisitions and investment in core businesses. Our cash flows associated with collateral received from and posted with counterparties change as the market value of the underlying derivative contract changes. As the value of a derivative asset declines (or increases), the collateral required to be posted by our counterparties would also decline (or increase). Likewise, when the value of a derivative liability declines (or increases), the collateral we are required to post to our counterparties would also decline (or increase). Cash Requirements. Our current cash requirements include personnel costs, operating expenses, benefit payments, funding agreement payments, taxes, payments of interest and principal on our debt, capital expenditures, business acquisitions, stock repurchases and dividends on our common stock. As of December 31, 2022 and December 31, 2021, we had cash and cash equivalents of $960 million and $1,533 million, respectively, short term investments of $1,556 million and $373 million, respectively, and as of December 31, 2022 available capacity under our revolving credit facility with FNF of $200 million (the “FNF Credit Facility”). No amounts were outstanding under this revolving note agreement as of December 31, 2022 or December 31, 2021. We continually assess our capital allocation strategy, including decisions relating to the amount of our dividend, if any, reducing debt, investing in growth of our subsidiaries, making acquisitions and/or conserving cash. We believe that all anticipated cash requirements for current operations will be met from internally generated funds, through cash dividends from subsidiaries, cash generated by investment securities, potential sales of non- strategic assets, potential issuances of additional debt or equity securities, and borrowings on the FNF Credit Facility. Our short-term and long-term liquidity requirements are monitored regularly to ensure that we can meet our cash requirements. We forecast the needs of all of our subsidiaries and periodically review their short-term and long- term projected sources and uses of funds, as well as the asset, liability, investment and cash flow assumptions underlying such forecasts. Refer to Financing arrangements below for further information regarding our borrowings. Our two significant sources of internally generated funds are dividends and other payments from our subsidiaries. As a holding company, we receive cash from our subsidiaries in the form of dividends and as reimbursement for operating and other administrative expenses we incur. The reimbursements are paid within the guidelines of management agreements among us and our subsidiaries. As discussed below, our insurance subsidiaries are restricted by state regulation and other laws in their ability to pay dividends and make distributions. 35

As of December 31, 2022, approximately $2.4 billion of our net assets were restricted from dividend payments without prior approval from the relevant departments of insurance. The maximum dividend permitted by law is not necessarily indicative of an insurer’s actual ability to pay dividends, which may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer’s ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends. Dividend and Other Distribution Payment Limitations The insurance laws of Iowa and New York regulate the amount of dividends that may be paid in any year by FGL Insurance and FGL NY Insurance, respectively. Likewise, the insurance laws of Bermuda limit the maximum amount of annual dividends and distributions that may be paid or distributed by F&G Life Re without prior regulatory approval and those of the Cayman Islands require that, among other things, F&G Cayman Re maintain minimum levels of statutory capital, surplus and liquidity, meet solvency standards, submit to periodic examinations of its financial condition and restrict payments of dividends and reductions of capital. Please refer to “Item 1. Business” and Note L Insurance Subsidiary Financial Information and Regulatory Matters to the Consolidated Financial Statements, included in this Report, for additional details on dividends from insurance subsidiaries, statutory capital and risk-based capital. Cash flow from our operations Cash flow from our operations will be used for general corporate purposes including to reinvest in operations, repay debt, pay dividends, repurchase stock, pursue other strategic initiatives and/or conserve cash. Operating Cash Flow. Our cash flows provided by (used in) operations for the years ended December 31, 2022 and December 31, 2021, for the period from June 1, 2020 to December 31, 2020 (following the June 1, 2020 acquisition by FNF), and for the Predecessor period from January 1, 2020 to May 31, 2020 were $3,171 million, $1,871 million, $287 million, and $(224) million, respectively. The primary cash inflows from operating activities include net investment income and insurance premiums. The primary cash outflows from operating activities are comprised of benefit payments and operating expenses. Cash provided by operations for the years ended December 31, 2022 and December 31, 2021 included approximately $1,300 million and $840 million of cash received for PRT transactions, respectively, included in the change in future policy benefits, reflecting our expansion into the PRT institutional market during 2021. Investing Cash Flows. Our cash used in investing activities for the years ended December 31, 2022 and December 31, 2021, for the period from June 1, 2020 to December 31, 2020, and for the Predecessor period from January 1, 2020 to May 31, 2020 were $9,370 million, $6,862 million, $1,865 million, $724 million, respectively. The primary cash inflows from investing activities are the proceeds from sales, calls, maturities and redemptions of investments, including those resulting from our portfolio repositioning. The primary cash outflows from investing activities are the purchases of fixed maturity securities and other investments. Cash used in investing activities for the years ended December 31, 2022 and December 31, 2021 included purchases of fixed maturity securities and other investments associated with investing the cash received from FABN transactions, generating from financing cash flows and PRT transactions, generated from operating activities, reflecting our expansion into institutional markets during 2021, as well as cash received from borrowings generated from financing activities in both periods. Financing Cash Flows. Our cash flows provided by financing activities for the years ended December 31, 2022 and December 31, 2021, for the period from June 1, 2020 to December 31, 2020, and for the Predecessor results for the period from January 1, 2020 to May 31, 2020 were $5,626 million, $5,635 million, $1,640 million and $877 million, respectively. The primary cash inflows from financing activities are inflows on our investment-type products and proceeds from borrowing activities. The primary cash outflows from financing activities are withdrawals on our investment-type products and repayments of outstanding borrowings. Cash provided by financing activities for the years ended December 31, 2022 and December 31, 2021 also included proceeds from revolving credit borrowings of $550 million in 2022 and from a promissory note with FNF for $400 million used to fund our continued growth. Cash provided by financing activities for the years ended December 31, 2022 and December 31, 2021 included approximately $700 million and $1,900 million, respectively, of net cash received for FABN transactions, reflecting our expansion into the FABN institutional market during 2021. 36

Financing Arrangements. At December 31, 2022, we had outstanding (i) $550 million of borrowings under an unsecured revolving credit agreement with Bank of America, N.A., as administrative agent, the lenders and guarantors party thereto and the other parties thereto (the "Credit Agreement") and (ii) $550 million aggregate principal amount of 5.50% senior notes due 2025 (the "5.50% F&G Notes"). On January 13, 2023, we completed the issuance and sale of $500 million aggregate principal amount of our 7.40% Senior Notes due 2028 (the "7.40% F&G Notes"). As of December 31, 2022, the revolving credit facility was fully drawn. A net partial revolver paydown of $35 million was made on January 6, 2023 and, on February 21, 2023, we entered into an amendment with the Lenders to increase the available aggregate principal amount of the Credit Agreement by $115 million to $665 million. For further description of our financing arrangements see Note E *Notes Payable* to the Consolidated Financial Statements included in this Report.

The Credit Agreement imposes significant operating and financial restrictions, including financial covenants, and the Credit Agreement and the indenture governing the 5.50% F&G Notes limit, among other things, our and our subsidiaries' ability to:

- incur or assume additional indebtedness, including guarantees;
- incur or assume liens;
- engage in mergers or consolidations;
- convey, transfer, lease or dispose of assets;
- make certain investments;
- enter into transactions with affiliates;
- declare or make any dividend payments or distributions or repurchase capital stock or other equity interests;
- change the nature of our business materially,
- make changes in accounting treatment or reporting practices that affect the calculation of financial covenants, or change our fiscal year; and
- enter into certain agreements that would restrict the ability of subsidiaries to make payments to us.

As of December 31, 2022, we were in compliance with all covenants.

On December 29, 2020, we entered into a revolving note agreement with FNF for up to $200 million capacity (the "FNF Credit Facility") to be used for working capital and other general corporate purposes. No amounts were outstanding under this revolving note agreement as of December 31, 2022 or December 31, 2021.

Obligations - Contractual and Other. As of December 31, 2022, our required annual payments relating to contractual and other obligations were as follows:

	2023	2024	2025	2026	2027	Thereafter	Total
Notes payable principal repayment	$ 550	$ —	$ 550	$ —	$ —	$ —	$ 1,100
Operating lease payments	2	2	2	2	2	5	15
Annuity and universal life products	4,044	3,775	4,908	3,653	3,988	29,341	49,709
Pension risk transfer annuity payments	397	383	370	357	343	4,308	6,158
Funding agreements (FABN/ FHLB)	760	908	761	816	661	878	4,784
Interest on fixed rate notes payable	30	30	15	—	—	—	75
Total	$ 5,783	$ 5,098	$ 6,606	$ 4,828	$ 4,994	$ 34,532	$ 61,841

Equity and Preferred Security Investments. Our equity and preferred security investments may be subject to significant volatility. Currently prevailing accounting standards require us to record the change in fair value of

37

equity and preferred security investments held as of any given period end within earnings. Our results of operations in future periods are anticipated to be subject to such volatility. Off-Balance Sheet Arrangements. Throughout our history, we have entered in indemnifications in the ordinary course of business with our customers, suppliers, service providers, business partners and in certain instances, when we sold businesses. Additionally, we have indemnified our directors and officers who are, or were, serving at our request in such capacities. Although the specific terms or number of such arrangements is not precisely known due to the extensive history of our past operations, costs incurred to settle claims related to these indemnifications have not been material to our financial statements. We have no reason to believe that future costs to settle claims related to our former operations will have a material impact on our financial position, results of operations or cash flows. We have unfunded investment commitments as of December 31, 2022 and December 31, 2021, based upon the timing of when investments are executed compared to when the actual investments are funded, as some investments require that funding occur over a period of months or years. Please refer to Note C Investments and Note F Commitments and Contingencies to the Consolidated Financial Statements included in this Report for additional details on unfunded investment commitments. FHLB Collateral. We are currently a member of the FHLB and are required to maintain a collateral deposit that backs any funding agreements issued. We use these funding agreements as part of a spread enhancement strategy. We have the ability to obtain funding from the FHLB based on a percentage of the value of our assets, subject to the availability of eligible collateral. Collateral is pledged based on the outstanding balances of FHLB funding agreements. The amount of funding varies based on the type, rating and maturity of the collateral posted to the FHLB. Generally, U.S. government agency notes, mortgage-backed securities, municipal bonds, and commercial and residential whole loans are pledged to the FHLB as collateral. Market value fluctuations resulting from changes in interest rates, spreads and other risk factors for each type of asset are monitored and additional collateral is either pledged or released as needed. Our borrowing capacity under these credit facilities does not have an expiration date as long as we maintain a satisfactory level of creditworthiness based on the FHLB’s credit assessment. As of December 31, 2022 and December 31, 2021, we had $1,983 million and $1,543 million, respectively, in FHLB non-putable funding agreements included under Contractholder Funds on our Consolidated Balance Sheet. As of December 31, 2022 and December 31, 2021, we had assets with a fair value of approximately $3,387 million and $2,469 million, respectively, which collateralized the FHLB funding agreements. Assets pledged to the FHLB are included in fixed maturities, AFS, on our Consolidated Balance Sheets. Collateral-Derivative Contracts. Under the terms of our ISDA agreements, we may receive from, or deliver to, counterparties collateral to assure that all terms of the ISDA agreements will be met with regard to the Credit Support Annex (“CSA”). The terms of the CSA call for us to pay interest on any cash received equal to the federal funds rate. As of December 31, 2022 and December 31, 2021, $219 million and $790 million, respectively, of collateral was posted by our counterparties as they did not meet the net exposure thresholds. Collateral requirements are monitored on a daily basis and incorporate changes in market values of both the derivatives contract as well as the collateral pledged. Market value fluctuations are due to changes in interest rates, spreads and other risk factors. Item 7A. Quantitative and Qualitative Disclosures About Market Risk In the normal course of business, we are routinely subject to a variety of risks, as described in “Risk Factors” included in this Annual Report. The risks related to our business also include certain market risks that may affect our debt and other financial instruments. At present, we face the market risks associated with our marketable equity securities, liability for contractholder funds, and balances for market risk benefits which are subject to equity price volatility and with interest rate movements on our fixed income investments and liabilities for future policy benefits, market risk benefits, and contractholder funds. We regularly assess these market risks and have established policies and business practices designed to protect against the adverse effects of these exposures. 38

At December 31, 2022, we had a short-term revolving credit facility with an aggregate principal amount of $550 million outstanding which bears interest at a floating rate. Accordingly, depending on the amounts drawn during 2022, fluctuations in market interest rates will have an impact on our resulting interest expense. For example, a 100bps shift in interest rates will increase or decrease floating interest expense by approximately $11 million per year. At December 31, 2021, we had $977 million in long-term debt, $400 million of which accrued interest at a floating rate. On June 24, 2022, the following action previously approved by the F&G board of directors became effective: (i) an exchange agreement with FNF pursuant to which F&G transferred shares of its common stock to FNF in exchange for the $400 million FNF Promissory Note, after which the note was retired. There was no gain or loss recorded with respect to the exchange agreement. Our fixed maturity investments, certain preferred securities, floating rate debt and liabilities for future policy benefits, market risk benefits, and contractholder funds are subject to an element of market risk from changes in interest rates. Increases and decreases in prevailing interest rates generally translate into decreases and increases in fair values of those instruments. Additionally, fair values of interest rate sensitive instruments may be affected by the creditworthiness of the issuer, prepayment options, relative values of alternative investments, the liquidity of the instrument and other general market conditions. We manage interest rate risk through a variety of measures. We monitor our interest rate risk and make investment decisions to manage the perceived risk. Equity price risk is the risk that we will incur economic losses due to adverse changes in equity prices. In the past, our exposure to changes in equity prices primarily resulted from our holdings of equity securities. At December 31, 2022 and December 31, 2021, we held $101 million and $143 million, respectively, in marketable equity securities (not including our investments in preferred securities of $722 million and $1,028 million, respectively, and our investments in unconsolidated affiliates of $2,455 million and $2,371 million, respectively. Refer to Note B Fair Value of Financial Instruments to the Consolidated Financial Statements included in this Report for additional details on how the carrying values of these investments are determined as of the balance sheet date. Carrying values are subject to fluctuation and, consequently, the amount realized in the subsequent sale of an investment may significantly differ from the reported carrying value. Fluctuation in the carrying value of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments and general market conditions. Furthermore, amounts realized in the sale of a particular security may be affected by the relative quantity of the security being sold. Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of cash equivalents and short-term investments. We require placement of cash in financial institutions evaluated as highly creditworthy. Enterprise Risk Management We place a high priority to risk management and risk control. As part of our effort to ensure measured risk taking, management has integrated risk management in our daily business activities and strategic planning. We have comprehensive risk management, governance and control procedures in place and have established a dedicated risk management function with responsibility for the formulation of our risk appetite, strategies, policies and limits. The risk management function is also responsible for monitoring our overall market risk exposures and provides review, oversight and support functions on risk-related issues. Our risk appetite is aligned with how our businesses are managed and how we anticipate future regulatory developments. Our risk governance and control systems enable us to identify, control, monitor and aggregate risks and provide assurance that risks are being measured, monitored and reported adequately and effectively in accordance with the following three principles: i. Management of the business has primary responsibility for the day-to-day management of risk. ii. The risk management function has the primary responsibility to align risk taking with strategic planning through risk tolerance and limit setting. iii. The internal audit function provides an ongoing independent and objective assessment of the effectiveness of internal controls. 39

The Chief Risk Officer (“CRO”) heads our risk management process and reports directly to our Chief Executive Officer (“CEO”). Our Enterprise Risk Committee discusses and approves all risk policies and reviews and approves risks associated with our activities. This includes volatility (affecting earnings and value), exposure (required capital and market risk) and insurance risks. We have implemented several limit structures to manage risk. Examples include, but are not limited to, the following: i. At-risk limits on sensitivities of regulatory capital to the capital markets provide the fundamental framework to manage capital markets risks including the risk of asset / liability mismatch; ii. Duration and convexity mismatch limits; iii. Credit risk concentration limits; and iv. Investment and derivative guidelines. We manage our risk appetite based on two key risk metrics: i. Regulatory Capital Sensitivities: the potential reduction, under a range of moderate to extreme capital markets stress scenarios, of the excess of available statutory capital above the minimum required under the NAIC regulatory RBC methodology; and ii. Earnings Sensitivities: the potential reduction in results of operations over a 30-year time horizon under the same moderate to extreme capital markets stress scenario. Maintaining a consistent level of earnings helps us to finance our operations, support our capital requirements and provide funds to pay dividends to shareholders. Our risk metrics cover the most important aspects in terms of performance measures where risk can materialize and are representative of the regulatory constraints to which our business is subject. The sensitivities for earnings and statutory capital are important metrics since they provide insight into the level of risk we take under stress scenarios. They also are the basis for internal risk management. We are also subject to cash flow stress testing pursuant to regulatory requirements. This analysis measures the effect of changes in interest rate assumptions on asset and liability cash flows. The analysis includes the effects of: i. The timing and amount of redemptions and prepayments in our asset portfolio; ii. Our derivative portfolio; iii. Death benefits and other claims payable under the terms of our insurance products; iv. Lapses and surrenders in our insurance products; v. Minimum interest guarantees in our insurance products; and vi. Book value guarantees in our insurance products. Interest Rate Risk Interest rate risk is our primary market risk exposure. We define interest rate risk as the risk of an economic loss due to adverse changes in interest rates. This risk arises from investing life insurance premiums and fixed annuity deposits received in interest-sensitive assets and carrying these funds as interest-sensitive liabilities. Substantial and sustained increases or decreases in market interest rates can affect the profitability of the insurance products and the fair value of our investments, as the majority of our insurance liabilities are backed by fixed maturity securities. 40

The profitability of most of our products depends on the spreads between interest yield on investments and rates credited on insurance liabilities. We have the ability to adjust the rates credited, primarily caps and credit rates, on the majority of the annuity liabilities at least annually, subject to minimum guaranteed values. In addition, the majority of the annuity products have surrender and withdrawal penalty provisions designed to encourage persistency and to help ensure targeted spreads are earned. However, competitive factors, including the impact of the level of surrenders and withdrawals, may limit our ability to adjust or maintain crediting rates at the levels necessary to avoid a narrowing of spreads under certain market conditions.

In order to meet our policy and contractual obligations, we must earn a sufficient return on invested assets. Significant changes in interest rates expose us to the risk of not earning the anticipated spreads between the interest rate earned on its investments and the credited interest rates paid on outstanding policies and contracts. Both rising and declining interest rates can negatively affect interest earnings, spread income and the attractiveness of certain products.

During periods of increasing interest rates, we may offer higher crediting rates on interest-sensitive products, such as IUL insurance and fixed annuities, and may increase crediting rates on in-force products to keep these products competitive. A rise in interest rates, in the absence of other countervailing changes, will result in a decline in the market value of our investment portfolio, partially offset by gains related to the fair value of MRBs.

As part of our ALM program, we have made a significant effort to identify the assets appropriate to different product lines and ensure investing strategies match the profile of these liabilities. The ALM strategy is designed to align the expected cash flows from the investment portfolio with the expected liability cash flows. As such, a major component of our effort to manage interest rate risk has been to structure the investment portfolio with cash flow characteristics that are consistent with the cash flow characteristics of the insurance liabilities. We use actuarial models to simulate the cash flows expected from the existing business under various interest rate scenarios. These simulations enable us to measure the potential gain or loss in the fair value of interest rate-sensitive financial instruments, to evaluate the adequacy of expected cash flows from assets to meet the expected cash requirements of the liabilities and to determine if it is necessary to lengthen or shorten the average life and duration of our investment portfolio. Duration measures the price sensitivity of a security to a small change in interest rates. When the durations of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in the value of assets could be expected to be largely offset by a change in the value of liabilities.

The durations of the investment portfolio, excluding cash and cash equivalents, derivatives, policy loans, and common stocks as of December 31, 2022 and December 31, 2021, are summarized as follows:

(Dollars in millions)	**December 31, 2022**	
Duration (years)	**Amortized Cost**	**% of Total**
0-4	$ 25,323	53 %
5-9	10,010	21 %
10-14	9,423	21 %
15-19	2,515	5 %
20-30	64	— %
Total	$ 47,335	100 %

(Dollars in millions)	**December 31, 2021**	
Duration (years)	**Amortized Cost**	**% of Total**
0-4	$ 17,765	48 %
5-9	8,414	23 %
10-14	5,619	15 %
15-19	4,474	12 %
20-30	883	2 %
Total	$ 37,155	100 %

41

Equity Price Risk We are also exposed to equity price risk through certain insurance products. We offer a variety of FIA/ IUL contracts with crediting strategies linked to the performance of indices such as the S&P 500 Index, Dow Jones Industrials or the NASDAQ 100 Index, and target volatility indices. Additionally, the estimated cost of providing GMWB on FIA products incorporates various assumptions about the overall performance of equity markets over certain time periods. Periods of significant and sustained downturns in equity markets or increased equity volatility could result in an increase in the valuation of the market risk benefit liabilities and decrease in the valuation of policyholder account balance liabilities associated with such products. To economically hedge the equity returns on these products, we purchase derivatives to hedge the FIA and IUL equity exposures. The primary way we hedge FIA/ IUL equity exposure is to purchase over the counter equity index call options from broker-dealer derivative counterparties approved by F&G. The second way to hedge FIA equity exposure is by purchasing exchange traded equity index futures contracts. This hedging strategy enables us to reduce the overall hedging costs and achieve a high correlation of returns on the call options purchased relative to the index credits earned by the FIA/ IUL contractholders. The majority of the call options are one-year options purchased to match the funding requirements underlying the FIA/ IUL contracts. These hedge programs are limited to the current policy term of the FIA/ IUL contracts. Future returns, which may be reflected in FIA/ IUL contracts’ credited rates beyond the current policy term, are not hedged. We attempt to manage the costs of these purchases through the terms of the FIA/ IUL contracts, which permit us to change cap, spread or participation rates, subject to certain guaranteed minimums that must be maintained. The derivatives are used to fund the FIA/ IUL contract index credits and the cost of the call options purchased is treated as a component of spread earnings. While the FIA/ IUL hedging program does not explicitly hedge GAAP income volatility, the FIA/ IUL hedging program tends to mitigate a significant portion of the GAAP reserve changes associated with movements in the equity market. This is due to the fact that a key component in the calculation of GAAP reserves is the market valuation of the current term embedded derivative. Due to the alignment of the embedded derivative reserve component with hedging of this same embedded derivative, there should be a reasonable match between changes in this component of the reserve and changes in the assets backing this component of the reserve. However, there may be an interim mismatch due to the fact that the hedges, which are put in place are only intended to cover exposures expected to remain until the end of an indexing term. To the extent index credits earned by the contractholder exceed the proceeds from option expirations and futures income, we incur a raw hedging loss. See Note D Derivative Financial Instruments to the Consolidated Financial Statements included in this Report for additional details on the derivatives portfolio. Fair value changes associated with these investments are intended to, but do not always, substantially offset the increase or decrease in the amounts added to policyholder account balances for indexed products. When index credits to policyholders exceed option proceeds received at expiration related to such credits, any shortfall is funded by our excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on indexed product policies and futures income. For the year ended December 31, 2022, the year ended December 31, 2021 and the period from June 1, 2020 to December 31, 2020, the annual index credits to policyholders on their anniversaries were $155 million, $628 million and $178 million, respectively. Proceeds received at expiration on options related to such credits were $158 million, $702 million and $185 million, respectively. Other market exposures are hedged periodically depending on market conditions and our risk tolerance. The FIA/ IUL hedging strategy economically hedges the equity returns and exposes us to the risk that unhedged market exposures result in divergence between changes in the fair value of the liabilities and the hedging assets. We use a variety of techniques, including direct estimation of market sensitivities, to monitor this risk daily. We intend to continue to adjust the hedging strategy as market conditions and risk tolerance change. 42

Sensitivity Analysis For purposes of this Report, we perform a sensitivity analysis to determine the effects that market risk exposures may have on the fair values of our debt and other financial instruments. The financial instruments that are included in the sensitivity analysis with respect to interest rate risk include fixed maturity investments, preferred securities and notes payable. The financial instruments that are included in the sensitivity analysis with respect to equity price risk include marketable equity securities. With the exception of our equity method investments, it is not anticipated that there would be a significant change in the fair value of other long-term investments or short-term investments if there were a change in market conditions, based on the nature and duration of the financial instruments involved. To perform the sensitivity analysis, we assess the risk of loss in fair values from the effect of hypothetical changes in interest rates and equity prices on market-sensitive instruments. The changes in fair values for interest rate risks are determined by estimating the present value of future cash flows using various models, primarily duration modeling. The changes in fair values for equity price risk are determined by comparing the market price of investments against their reported values as of the balance sheet date. Information provided by the sensitivity analysis does not necessarily represent the actual changes in fair value that we would incur under normal market conditions because, due to practical limitations, all variables other than the specific market risk factor are held constant. Market Risk Factors Market risk is the risk of the loss of fair value resulting from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates, commodity prices and equity prices. Market risk is directly influenced by the volatility and liquidity in the markets in which the related underlying financial instruments are traded. We have significant holdings in financial instruments, which are naturally exposed to a variety of market risks. They are primarily exposed to interest rate risk, credit risk and equity price risk and have some exposure to counterparty risk, which affect the fair value of financial instruments subject to market risk. We have no market risk sensitive instruments entered into for trading purposes; therefore, all of our market risk sensitive instruments were entered into for purposes other than trading. The results of the sensitivity analysis at December 31, 2022, December 31, 2021 and December 31, 2020, are as follows: Interest Rate Risk An increase in the levels of interest rates of 100 basis points, with all other variables held constant, would result in a decrease in the fair value of our fixed maturity securities and certain investments in preferred securities of approximately $1.9 billion and a net increase in the combined fair value of embedded derivatives and MRBs of approximately $0.4 at December 31, 2022. The actuarial models used to estimate the impact of a one percentage point change in market interest rates incorporate numerous assumptions, require significant estimates and assume an immediate and parallel change in interest rates without any management of the investment portfolio in reaction to such change. Consequently, potential changes in value of financial instruments indicated by these simulations will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material. Because we actively manage our investments and liabilities, the net exposure to interest rates can vary over time. However, any such decreases in the fair value of fixed maturity securities, unless related to credit concerns of the issuer requiring allowances for credit losses, would generally be realized only if we were required to sell such securities at losses prior to their maturity to meet liquidity needs. Our liquidity needs are managed using the surrender and withdrawal provisions of the annuity contracts and through other means. Equity Price Risk At December 31, 2022, a 10% decrease in market prices, with all other variables held constant, would result in an decrease in the fair value of our equity securities portfolio of $82 million, as compared with decreases of $117 million and $105 million at December 31, 2021 and December 31, 2020, respectively. 43

Credit Risk and Counterparty Risk

We are exposed to the risk that a counterparty will default on its contractual obligation resulting in financial loss. Our major source of credit risk arises predominantly in our insurance operations' portfolios of debt and similar securities. The fair value of our fixed maturity portfolio totaled $31 billion, $30 billion and $25 billion at December 31, 2022, December 31, 2021 and December 31, 2020, respectively. Our credit risk materializes primarily as impairment losses. We are exposed to occasional cyclical economic downturns, during which impairment losses may be significantly higher than the long-term historical average. This is offset by years where it expects the actual impairment losses to be substantially lower than the long-term average. Credit risk in the portfolio can also materialize as increased capital requirements as assets migrate into lower credit qualities over time. The effect of rating migration on our capital requirements is also dependent on the economic cycle and increased asset impairment levels may go hand in hand with increased asset related capital requirements.

We attempt to manage the risk of default and rating migration by applying disciplined credit evaluation and underwriting standards and limiting allocations to lower quality, higher risk investments. In addition, we diversify exposure by issuer and country, using rating based issuer and country limits. We also set investment constraints that limit our exposure by industry segment. To limit the impact that credit risk can have on earnings and capital adequacy levels, we have portfolio-level credit risk constraints in place. Limit compliance is monitored on a monthly basis.

In connection with the use of call options, we are exposed to counterparty credit risk-the risk that a counterparty fails to perform under the terms of the derivative contract. We have adopted a policy of only dealing with credit worthy counterparties and obtaining sufficient collateral where appropriate, as a means of attempting to mitigate the financial loss from defaults. The exposure and credit rating of the counterparties are continuously monitored and the aggregate value of transactions concluded is spread amongst different approved counterparties to limit the concentration in one counterparty. This policy allows for the purchase of derivative instruments from counterparties and/or clearinghouses that meet the required qualifications under the insurance laws of Iowa. We review the ratings of all the counterparties periodically. Collateral support documents are negotiated to further reduce the exposure when deemed necessary. See Note D *Derivative Financial Instruments* in the Consolidated Financial Statements included in this Report for additional information regarding our exposure to credit loss.

We also have credit risk related to the ability of reinsurance counterparties to honor their obligations to pay the contract amounts under various agreements. To minimize the risk of credit loss on such contracts, we diversify exposures among many reinsurers and limit the amount of exposure to each based on credit rating. We also generally limit selection of counterparties with which to do new transactions to those with an "A-" credit rating or above from at least one of the major rating agencies and/or that are appropriately collateralized and provide credit for reinsurance. When exceptions are made to that principle, we ensure that collateral is obtained to mitigate risk of loss. The following tables present our reinsurance recoverable balances and financial strength ratings for our five largest reinsurance recoverable balances as of December 31, 2022 and December 31, 2021:

(Dollars in millions)	December 31, 2022				
		Financial Strength Rating			
Parent Company/Principal Reinsurers	**Reinsurance Recoverable**	**AM Best**	**S&P**	**Fitch**	**Moody's**
Aspida Life Re Ltd	$ 3,121	A-	Not Rated	Not Rated	Not Rated
Wilton Re	1,231	A+	Not Rated	A	Not Rated
Somerset Reinsurance Ltd	570	A-	BBB+	Not Rated	Not Rated
London Life Reinsurance Co.	100	A+	Not Rated	Not Rated	Not Rated
Security Life of Denver	93	Not Rated	A-	A-	Baa1

44

(Dollars in millions)	December 31, 2021				
		Financial Strength Rating			
Parent Company/Principal Reinsurers	Reinsurance Recoverable	AM Best	S&P	Fitch	Moody's
Wilton Re	$ 1,269	A+	Not Rated	A+	Not Rated
Aspida Life Re Ltd	873	A-	Not Rated	BBB	Not Rated
Somerset Reinsurance Ltd	780	A-	BBB+	Not Rated	Not Rated
Security Life of Denver	102	Not Rated	A-	A-	Baa1
London Life Reinsurance Co.	102	A+	Not Rated	Not Rated	Not Rated

In the normal course of business, certain reinsurance recoverables are subject to reviews by the reinsurers. We are not aware of any material disputes arising from these reviews or other communications with the counterparties as of December 31, 2022 and December 31, 2021, that would require an allowance for uncollectible amounts.

For information on concentrations of reinsurance risk, refer to Note J *Reinsurance* in the Consolidated Financial Statements included in this Report.

For further information on certain risk associated with our business, refer to Note F *Commitments and Contingencies* in the Consolidated Financial Statements included in this Report.

Use of Estimates and Assumptions

The preparation of our Consolidated Financial Statements included in this Report in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions used.

Concentrations of Financial Instruments

As of December 31, 2022, our most significant investment in one industry, excluding United States and Foreign Government securities and structured securities, was our investment securities in the Banking industry with a fair value of $2,855 million or 7% of the invested assets portfolio and an amortized cost of $3,301 million. As of December 31, 2022, our holdings in this industry include investments in 113 different issuers with the top ten investments accounting for 34% of the total holdings in this industry.

As of December 31, 2021, our most significant investment in one industry, excluding U.S., Foreign Government securities and structured securities, was our investment securities in the Banking industry with a fair value of $2,919 million or 8% of the invested assets portfolio and an amortized cost of $2,854 million. As of December 31, 2021, our holdings in this industry include investments in 132 different issuers with the top ten investments accounting for 37% of the total holdings in this industry.

Refer to Note C *Investments* in the Consolidated Financial Statements included in this Report for our underlying investment concentrations that exceed 10% of shareholders equity as of December 31, 2022 and December 31, 2021.

Concentrations of Financial and Capital Markets Risk

We are exposed to financial and capital markets risk, including changes in interest rates and credit spreads, which can have an adverse effect on our results of operations, financial condition and liquidity. Exposure to such financial and capital markets risk relates primarily to the market price and cash flow variability associated with changes in interest rates. A rise in interest rates, in the absence of other countervailing changes, will increase the net unrealized loss position and, if long-term interest rates rise dramatically within a six- to twelve-month time period, certain of our products may be exposed to disintermediation risk. Disintermediation risk refers to the risk that policyholders surrender their contracts in a rising interest rate environment, requiring us to liquidate assets in an unrealized loss position. We attempt to mitigate the risk, including changes in interest rates by investing in less rate-sensitive investments, including senior tranches of collateralized loan obligations, non-agency residential mortgage-

45

backed securities, and various types of asset backed securities. Management believes this risk is also mitigated to some extent by surrender charge protection provided by our products. We expect to continue to face these challenges and uncertainties that could adversely affect our results of operations and financial condition. . 46

Item 8. Financial Statements and Supplementary Data INDEX TO FINANCIAL INFORMATION F&G ANNUITIES AND LIFE, INC. AND SUBSIDIARIES Page Number Audited Consolidated Financial Statements ..................................................................................................... Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements (Ernst & Young, LLP, Des Moines, IA, Auditor Firm ID: 42) ) ................................................................................. 48 Consolidated Balance Sheets as of December 31, 2022 and 2021 ................................................................... 52 Consolidated Statements of Earnings for the years ended December 31, 2022 and December 31, 2021, the period from June 1, 2020 to December 31, 2020 and the Predecessor period from January 1, 2020 to May 31, 2020 ............................................................................................................................................... 53 Consolidated Statements of Comprehensive Earnings for the years ended December 31, 2022 and December 31, 2021, the period from June 1, 2020 to December 31, 2020 and the Predecessor period from January 1, 2020 to May 31, 2020 ........................................................................................................ 54 Consolidated Statements of Equity for the years ended December 31, 2022 and December 31, 2021, the period from June 1, 2020 to December 31, 2020 and the Predecessor period from January 1, 2020 to May 31, 2020 ............................................................................................................................................... 55 Consolidated Statements of Cash Flows for the years ended December 31, 2022 and December 31, 2021, the period from June 1, 2020 to December 31, 2020 and the Predecessor period from January 1, 2020 to May 31, 2020 ............................................................................................................................................... 57 Notes to Consolidated Financial Statements .................................................................................................... 58 Consolidated Financial Statement Schedules ................................................................................................... Schedule I—Summary of Investments - Other Than Investments in Related Parties ..................................... 143 Schedule II—Financial Information of Registrant .......................................................................................... 145 Schedule III—Supplementary Insurance Information .................................................................................... 148 Schedule IV—Reinsurance .............................................................................................................................. 149 47

Report of Independent Registered Public Accounting Firm To the Shareholders and the Board of Directors of F&G Annuities & Life, Inc. Opinion on the Financial Statements We have audited the accompanying consolidated balance sheets of F&G Annuities & Life, Inc. and subsidiaries (the Company) as of December 31, 2022 and 2021, the related consolidated statements of earnings, comprehensive earnings, equity and cash flows for each of the years ended December 31, 2022 and 2021, and the periods January 1, 2020 through May 31, 2020 and June 1, 2020 through Decembers 31, 2020 and the related notes and financial statement schedules listed in the Index at Item 15(a)(2) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years ended December 31, 2022 and 2021, and the periods January 1, 2020 through May 31, 2020 and June 1, 2020 through Decembers 31, 2020, in conformity with U.S. generally accepted accounting principles. Adoption of ASU No. 2018-12 As discussed in Note A to the consolidated financial statements, the Company changed its method of accounting for long-duration contracts in each of the two years in the period ended December 31, 2022 due to the adoption of ASU No. 2018-12, Financial Services – Insurance (Topic 944), Targeted Improvements to the Accounting for Long- Duration Contracts. Basis for Opinion These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. Critical Audit Matters The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate. 48

Future Policy Benefits Liability Description of the Matter At December 31, 2022, future policy benefits liabilities related to traditional life and life- contingent immediate annuity policies (which includes life-contingent pension risk transfer annuities) totaled $5.0 billion. The future policy benefits liability related to these product guarantees is based on estimates of how much the Company will need to pay for future benefits and the amount of fees to be collected from policyholders for these policy features. As described in Note A (see section on Future Policy Benefits), V and W to the consolidated financial statements, there is significant uncertainty inherent in estimating this liability because there is a significant amount of management judgment involved in developing certain assumptions that impact the liability balance, which include mortality rates, and surrender or lapse termination rates. Auditing the valuation of future policy benefits liabilities related to these products was complex and required the involvement of our actuarial specialists due to the high degree of judgment used by management in setting the assumptions used in the estimate of the future policy benefits liability related to these products. How we Addressed the Matter in Our Audit We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the future policy benefits liability estimation processes, including, among others, controls related to the review and approval processes that management has in place for the assumptions used in the valuation of the future policy benefits liability. This included testing controls related to management’s evaluation of the need to update assumptions based on the comparison of actual Company experience to previous assumptions. We involved actuarial specialists to assist with our audit procedures which included, among others, an evaluation of the methodology applied by management with those methods used in prior periods. To assess the significant assumptions used by management, we compared the significant assumptions noted above to historical experience, industry data or management’s estimates of prospective changes in these assumptions. In addition, we performed an independent recalculation of cash flows related to the future policy benefit reserves for a sample of cohorts or contracts which we compared to the actuarial model used by management. Market Risk Benefits Description of the Matter The Company issues fixed indexed annuity contracts that may include guaranteed living benefit and guaranteed death benefit features identified by the Company as market risk benefits (“MRBs”). The Company’s MRB assets and MRB liabilities totaled $177 million and $282 million, as of December 31, 2022, respectively. As described in Notes A (see section on MRBs), B, T and W to the consolidated financial statements, there is a significant amount of estimation uncertainty inherent in measuring the fair value of the MRBs because of the sensitivity of certain assumptions underlying the estimate, including mortality, GMWB utilization, surrender rates, non-performance spread, and capital market performance. Management’s assumptions are adjusted over time for emerging experience and expected changes in trends, resulting in changes to the estimated fair value of the MRBs. Auditing the valuation of the MRBs was complex and required the involvement of our actuarial specialists due to the high degree of judgment used by management in setting the assumptions used in the valuation of the MRBs. 49

How we Addressed the Matter in Our Audit We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the MRBs estimation process, including, among others, controls related to the review and approval processes that management has in place to develop the assumptions used in measuring the fair value of the MRBs. These controls included, among others, the review and approval process management has in place for the development of the significant assumptions. We involved actuarial specialists to assist with our audit procedures which included, among others, an evaluation of the methodology applied by management with those methods used in prior periods. To assess the significant assumptions used by management, we compared the significant assumptions noted above to historical experience, observable market and industry data or management’s estimates of prospective changes in these assumptions. In addition, we performed an independent recalculation of the MRBs for a sample of contracts which we compared to the fair value model used by management. Valuation of Investments in Securities Description of the Matter The Company’s fair value of fixed maturity securities totaled $31.2 billion as of December 31, 2022. The fair value of a subset of these securities, including asset backed securities and bonds, is based on non-binding broker quotes as described in Note B to the consolidated financial statements. The lack of visibility into assumptions used in non-binding broker quotes is a significant unobservable input, which creates greater subjectivity when determining the fair values. Auditing the fair value of the securities valued by brokers was especially challenging because determining the fair value is complex and highly judgmental and involves using inputs and assumptions that are not directly observable in the market. How we Addressed the Matter in Our Audit We obtained an understanding, evaluated the design and tested the operating effectiveness of management’s valuation process for broker-quoted securities. These controls included management’s evaluation of the broker-quoted values compared to an independently calculated range of values. To test the fair value of the securities, we utilized the support of our valuation specialists which included, among other procedures, independently calculating a reasonable range of fair values for a sample of securities based on independently obtained information or available transaction data for similar securities. We compared these ranges to management’s estimates of fair value for the selected securities. Assumptions related to Fixed Indexed Annuity Embedded Derivative Liability Description of the Matter As of December 31, 2022, the fair value of the Company’s fixed indexed annuity embedded derivative liability totaled $3.1 billion. Certain of the Company’s fixed indexed annuity contracts allow the policyholder to elect an equity index linked feature, where amounts credited to the contract’s account value are linked to the performance of designated equity indices and crediting strategy selected by the policyholder. The equity index crediting feature is accounted for as an embedded derivative liability and reported at fair value as discussed in Note B to the consolidated financial statements. 50

Description of the Matter (continued) Auditing the valuation of the Company’s fixed indexed annuity embedded derivative was complex because of the highly judgmental nature of the determination of the assumptions required to determine the fair value of the embedded derivative. In particular, the fair value was sensitive to the significant assumptions used to determine future policy growth including the mortality, surrender rates, partial withdrawals, GMWB utilization, non-performance spread, and option cost. There is significant uncertainty inherent in determining the mortality, surrender rates, partial withdrawals, GMWB utilization, non-performance spread and option cost assumptions. How we Addressed the Matter in Our Audit We obtained an understanding, evaluated the design, and tested the operating effectiveness of the Company’s controls over management’s process for the development of the significant assumptions used in measuring the fair value of the embedded derivative for fixed indexed annuities. These controls included, among others, the review and approval process management has in place for the development of the significant assumptions. To evaluate the judgment used by management in determining the assumptions used in measuring the fair value of the fixed indexed annuity embedded derivative, among other procedures, we involved actuarial specialists and evaluated the methodology applied by management in determining the fair value with those used in the prior period and in the industry. To evaluate the significant assumptions used by management in the methodology applied, we compared policyholder behavior assumptions to prior actual experience and management’s estimate of prospective changes in the assumptions. In addition, we compared the nonperformance spread and option costs assumptions to observable market data. We performed an independent recalculation of the embedded derivative for a sample of products for comparison with the actuarial model used by management. /s/ Ernst & Young LLP We have served as the Company’s auditor since 2020. Des Moines, Iowa February 27, 2023, except for the effect of the adoption of ASU No.2018-12 disclosed in Note A, as to which the date is July 13, 2023 51

F&G ANNUITIES & LIFE, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in millions, except share data) December 31, 2022 December 31, 2021 Assets: Investments: Fixed maturity securities available for sale, at fair value, at December 31, 2022 and December 31, 2021, at an amortized cost of $35,723 and $28,724, respectively, net of allowance for credit losses of $31 and $8, respectively .......................................................... $ 31,218 $ 29,962 Preferred securities, at fair value ................................................................................................. 722 1,028 Equity securities, at fair value ..................................................................................................... 101 143 Derivative investments ................................................................................................................ 244 816 Mortgage loans, net of allowance for credit losses of $42 and $31 at December 31, 2022 and December 31, 2021, respectively ............................................................................................ 4,554 3,749 Investments in unconsolidated affiliates ..................................................................................... 2,455 2,371 Other long-term investments ....................................................................................................... 537 468 Short-term investments ................................................................................................................ 1,556 373 Total investments ................................................................................................................... 41,387 38,910 Cash and cash equivalents ................................................................................................................. 960 1,533 Trade and notes receivables .............................................................................................................. 3 3 Reinsurance recoverable, net of allowance for credit losses of $10 and $20 at December 31, 2022 and December 31, 2021, respectively .................................................................................. 5,417 3,587 Goodwill ............................................................................................................................................ 1,749 1,749 Prepaid expenses and other assets ..................................................................................................... 917 613 Lease assets ....................................................................................................................................... 8 8 Other intangible assets, net ............................................................................................................... 3,429 2,863 Market risk benefits asset ........................................................................................................................... 117 41 Property and equipment, net ............................................................................................................. 13 13 Income taxes receivable .................................................................................................................... 28 50 Deferred tax asset, net ....................................................................................................................... 600 — Total assets ............................................................................................................................. $ 54,628 $ 49,370 Liabilities and Equity: Liabilities: Contractholder funds ......................................................................................................................... $ 40,843 $ 34,753 Future policy benefits ....................................................................................................................... 5,021 4,918 Market risk benefits liability ...................................................................................................................... 282 469 Accounts payable and accrued liabilities ......................................................................................... 1,247 1,352 Notes payable .................................................................................................................................... 1,114 977 Funds withheld for reinsurance liabilities ......................................................................................... 3,703 1,676 Lease liabilities .................................................................................................................................. 13 14 Deferred tax liability, net .................................................................................................................. — 177 Total liabilities ....................................................................................................................... 52,223 44,336 Equity: F&G common stock, $0.001 par value; authorized 500,000,000 shares as of December 31, 2022 and December 31, 2021; outstanding of 126,409,904 and 105,000,000 as of December 31, 2022 and December 31, 2021, respectively, and issued of 126,409,904 and 105,000,000 as of December 31, 2022 and December 31, 2021, respectively ....................... — — Additional paid-in-capital ............................................................................................................ 3,162 2,750 Retained earnings ........................................................................................................................ 2,061 1,451 Accumulated other comprehensive (loss) earnings ..................................................................... (2,818) 833 Total equity ............................................................................................................................ 2,405 5,034 Total liabilities and equity ..................................................................................................... $ 54,628 $ 49,370 See accompanying Notes to Consolidated Financial Statements 52

F&G ANNUITIES & LIFE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)

	Year Ended December 31, 2022	Year Ended December 31, 2021	Period from June 1 to December 31, 2020	Period from January 1 to May 31, 2020 (Predecessor)
Revenues:				
Life insurance premiums and other fees	$ 1,704	$ 1,407	$ 138	$ 90
Interest and investment income	1,655	1,852	743	403
Recognized gains and (losses), net	(1,010)	715	352	(338)
Total revenues	2,349	3,974	1,233	155
Expenses:				
Benefits and other changes in policy reserves (Remeasurement (gains) losses (a))	1,126	1,932	866	298
Market risk benefit (gains) losses	(182)	(44)	—	—
Depreciation and amortization	324	271	123	(51)
Personnel costs	157	129	65	34
Other operating expenses	102	105	75	75
Interest expense	29	29	18	13
Total expenses	1,556	2,422	1,147	369
Earnings (loss) from continuing operations before income taxes	793	1,552	86	(214)
Income tax expense (benefit)	158	320	(75)	(14)
Net earnings (loss) from continuing operations	635	1,232	161	(200)
Net earnings (loss) from discontinued operations, net of tax	—	8	(25)	(114)
Net earnings (loss)	635	1,240	136	(314)
Less: Preferred stock dividend	—	—	—	8
Net earnings (loss) attributable to common shareholders	$ 635	$ 1,240	$ 136	$ (322)
Earnings per share				
Basic (millions)				
Net earnings (loss) from continuing operations	$ 5.52	$ 11.73	$ 1.54	$ (0.97)
Net earnings (loss) from discontinued operations	—	0.08	(0.24)	(0.54)
Net earnings (loss) per common share:	$ 5.52	$ 11.81	$ 1.30	$ (1.51)
Diluted (millions)				
Net earnings (loss) from continuing operations	$ 5.52	$ 11.73	$ 1.54	$ (0.97)
Net earnings (loss) from discontinued operations	—	0.08	(0.24)	(0.54)
Net earnings (loss) per share, diluted	$ 5.52	$ 11.81	$ 1.30	$ (1.51)
Weighted average common shares used in computing net earnings (loss) per common share:	115	105	105	213
Weighted average shares outstanding F&G common stock, diluted basis (b)	115	105	105	213

(a) The remeasurement gains (losses) for the years ended December 31, 2022 and December 31, 2021 were $1 million and $1 million, respectively.

(b) Weighted average shares outstanding for the year ended December 31, 2021 and for the period June 1, 2020 to December 31, 2020, retrospectively include the effects of the 105,000 for 1 stock split that occurred on June 24, 2022.

See accompanying Notes to Consolidated Financial Statements

53

F&G ANNUITIES & LIFE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (In millions) Year Ended December 31, Period from June 1 to December 31, Period from January 1 to May 31, 2022 2021 2020 2020 Predecessor Net earnings (loss) .................................................................................... $ 635 $ 1,240 $ 136 $ (314) Other comprehensive (loss) earnings: Changes in current discount rate - future policy benefits (1) ............... 764 124 — — Changes in instrument-specific credit risk - market risk benefits (2) ... 67 10 — — Unrealized (loss) gain on investments and other financial instruments, net of deferred income taxes (3) ................................. (4,689) (438) 1,255 (751) Unrealized (loss) gain on foreign currency translation (4) ................... (5) (5) 6 (1) Reclassification adjustments for change in unrealized gains and losses included in net earnings (5) ................................................... 212 (83) (61) 57 Change in reinsurance liabilities held at fair value resulting from a change in the instrument-specific credit risk ................................ — 3 (3) 6 Other comprehensive (loss) earnings: (3,651) (389) 1,197 (689) Comprehensive (loss) earnings ................................................................. $ (3,016) $ 851 $ 1,333 $ (1,003) (1) Net of income tax (benefit) expense of $203 million and $33 million for the years ended December 31, 2022 and 2021, respectively. (2) Net of income tax (benefit) expense of $18 million and $3 million for the years ended December 31, 2022 and 2021, respectively. (3) Net of income tax (benefit) expense of $(1,242) million, $(119) million, $332 million and $(200) million for the years ended December 31, 2022 and 2021, the period June 1, 2020 to December 31, 2020 and the Predecessor period from January 1, 2020 to May 31, 2020, respectively. (4) Net of income tax (benefit) expense of $(1) million, $(1) million. $2 million, and $— million for the years ended December 31, 2022 and 2021, the period June 1, 2020 to December 31, 2020 and the Predecessor period from January 1, 2020 to May 31, 2020, respectively. (5) Net of income tax (benefit) expense of $56 million, $(22) million, $(16) million and $15 million for the years ended December 31, 2022 and 2021, the period June 1, 2020 to December 31, 2020 and the Predecessor period from January 1, 2020 to May 31, 2020, respectively. See accompanying Notes to Consolidated Financial Statements 54

F&G ANNUITIES & LIFE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(In millions, except per share data)

	F&G Annuities & Life, Inc.						
	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Earnings (Loss)	Treasury Stock	Total Equity
Predecessor balance, January 1, 2020	$ —	$ —	$ 2,099	$ 134	$ 421	$ (69)	$ 2,585
Cumulative effect for change in accounting principle	—	—	—	(27)	—	—	(27)
Unrealized (loss) gain on investments and other financial instruments	—	—	—	—	(751)	—	(751)
Unrealized (loss) gain on foreign currency translation	—	—	—	—	(1)	—	(1)
Reclassification adjustments for change in unrealized gains and losses included in net earnings	—	—	—	—	57	—	57
Common stock dividends	—	—	—	(4)	—	—	(4)
Preferred stock dividends (paid in kind)	—	—	15	(8)	—	—	7
Option exercises	—	—	10	—	—	—	10
Change in reinsurance liabilities held at fair value resulting from change in instrument-specific credit risk	—	—	—	—	6	—	6
Stock-based compensation	—	—	3	—	—	—	3
Net loss	—	—	—	(314)	—	—	(314)
Predecessor balance, May 31, 2020	$ —	$ —	$ 2,127	$ (219)	$ (268)	$ (69)	$ 1,571
Purchase accounting adjustments	—	—	610	219	268	69	$ 1,166
Balance, June 1, 2020	$ —	$ —	$ 2,737	$ —	$ —	$ —	$ 2,737
Unrealized (loss) gain on investments and other financial instruments	—	—	—	—	1,255	—	1,255
Unrealized (loss) gain on foreign currency translation	—	—	—	—	6	—	6
Reclassification adjustments for change in unrealized gains and losses included in net earnings	—	—	—	—	(61)	—	(61)
Stock-based compensation	—	—	4	—	—	—	4
Change in reinsurance liabilities held at fair value resulting from change in instrument-specific credit risk	—	—	—	—	(3)	—	(3)
Net earnings	—	—	—	136	—	—	136
Balance, December 31, 2020	$ —	$ —	$ 2,741	$ 136	$ 1,197	$ —	$ 4,074

See accompanying Notes to Consolidated Financial Statements

55

F&G ANNUITIES & LIFE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EQUITY (Continued) (In millions, except per share data) F&G Annuities & Life, Inc. Preferred Stock Common Stock Additional Paid-in Capital Retained Earnings Accumulated Other Comprehensive Earnings (Loss) Treasury Stock Total Equity Balance, January 1, 2021 ................................... $ — $ — $ 2,741 $ 136 $ 1,197 $ — $ 4,074 Cumulative effect of retrospective adoption of ASU 2018-12 ................................................ — — — 75 25 — 100 Unrealized (loss) gain on investments and other financial instruments ............................ — — — — (438) — (438) Unrealized (loss) gain on foreign currency translation ..................................................... — — — — (5) — (5) Reclassification adjustments for change in unrealized gains and losses included in net earnings ......................................................... — — — — (83) — (83) Stock-based compensation ................................ — — 9 — — — 9 Change in instrument-specific credit risk - market risk benefits ....................................... — — — — 10 — 10 Change in current discount rate - liability for future policy benefits .................................... — — — — 124 — 124 Change in reinsurance liabilities held at fair value resulting from change in instrument- specific credit risk ......................................... — — — — 3 — 3 Net earnings ....................................................... — — — 1,240 — — 1,240 Balance, December 31, 2021 ............................. $ — $ — $ 2,750 $ 1,451 $ 833 $ — $ 5,034 Unrealized (loss) gain on investments and other financial instruments ............................ — — — — (4,689) — (4,689) Unrealized (loss) gain on foreign currency translation ..................................................... — — — — (5) — (5) Reclassification adjustments for change in unrealized gains and losses included in net earnings ......................................................... — — — — 212 — 212 Stock-based compensation ................................ — — 12 — — — 12 Change in instrument-specific credit risk - market risk benefits ....................................... — — — — 67 — 67 Change in current discount rate - future policy benefits .......................................................... — — — — 764 — 764 Dividends declared ............................................ — — — (25) — — (25) Debt to Equity conversion ................................. — — 400 — — — 400 Net earnings ....................................................... — — — 635 — — 635 Balance, December 31, 2022 ............................. $ — $ — $ 3,162 $ 2,061 $ (2,818) $ — $ 2,405 See accompanying Notes to Consolidated Financial Statements 56

F&G ANNUITIES & LIFE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31, 2022	Year Ended December 31, 2021	Period from June 1 to December 31, 2020	Period from January 1 to May 31, 2020 (Predecessor)
Cash Flows from Operating Activities:				
Net earnings (loss)	$ 635	$ 1,240	$ 136	$ (314)
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:				
Depreciation and amortization	324	271	123	(51)
(Gain) loss on sales of investments and other assets and asset impairments, net	436	(576)	(155)	58
Loss on the sale of businesses	—	14	—	—
Interest credited/index credits to contractholder account balances	(560)	573	749	234
Change in market risk benefits, net	(182)	(44)	—	—
Deferred policy acquisition costs and deferred sales inducements	(814)	(675)	(296)	(227)
Charges assessed to contractholders for mortality and administration	(221)	(191)	(100)	(65)
Distributions from unconsolidated affiliates, return on investment	119	70	—	—
Stock-based compensation cost	12	9	4	3
Change in NAV of limited partnerships, net	(109)	(589)	—	—
Change in valuation of derivatives, equity and preferred securities, net	561	(140)	(204)	280
Changes in assets and liabilities, net of effects from acquisitions:				
Change in reinsurance recoverable	148	149	77	(35)
Change in future policy benefits	1,071	627	(89)	(41)
Change in funds withheld from reinsurers	2,056	850	(14)	(12)
Net change in income taxes	211	256	(89)	(11)
Net change in other assets and other liabilities	(516)	27	145	(43)
Net cash provided by (used in) operating activities	3,171	1,871	287	(224)
Cash Flows from Investing Activities:				
Proceeds from sales, calls and maturities of investment securities	5,429	9,280	2,886	1,319
Additions to property and equipment and capitalized software	(32)	(33)	(23)	(5)
Purchases of investment securities	(12,439)	(14,556)	(4,197)	(1,942)
Net proceeds from (purchases of) sales and maturities of short-term investment securities	(1,654)	71	(419)	—
Other acquisitions/disposals, net of cash acquired	—	(43)	—	—
Additional investments in unconsolidated affiliates	(987)	(1,731)	(231)	(107)
Distributions from unconsolidated affiliates, return of investment	313	150	119	11
Net cash used in investing activities	(9,370)	(6,862)	(1,865)	(724)
Cash Flows from Financing Activities:				
Borrowings	550	400	—	—
Debt issuance costs	(4)	—	—	—
Exercise of stock options	—	—	—	10
Contractholder account deposits	8,530	8,166	2,967	1,803
Contractholder account withdrawals	(3,450)	(2,931)	(1,327)	(936)
Net cash provided by (used in) financing activities	5,626	5,635	1,640	877
Net increase (decrease) in cash and cash equivalents	(573)	644	62	(71)
Cash and cash equivalents at beginning of period	1,533	889	827	935
Cash and cash equivalents at end of period	$ 960	$ 1,533	$ 889	$ 864

See accompanying Notes to Consolidated Financial Statements

57

F&G ANNUITIES & LIFE, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Note A — Business and Summary of Significant Accounting Policies The following describes the business and significant accounting policies of F&G Annuities & Life, Inc. (“FGAL”) and its subsidiaries (collectively, “we”, “us”, “our”, the “Company” or “F&G”), which have been followed in preparing the accompanying Consolidated Financial Statements. Description of the Business We provide insurance solutions and market a broad portfolio of annuity and life insurance products, including deferred annuities (fixed indexed annuities (“FIA”) and fixed rate annuities including multi-year guarantee annuities (“MYGA”)), immediate annuities, and indexed universal life (“IUL”) insurance, through our retail distribution channels. We also provide funding agreements and pension risk transfer (“PRT”) solutions through our institutional channels. F&G has one reporting segment, which is consistent with and reflects the manner by which our chief operating decision maker views and manages the business. For certain disclosures within this Report, we have elected to aggregate business based on the applicable product type, the manner in which information is regularly reviewed by management and the nature of disclosures that exist outside the Company’s GAAP financial statements. FGAL, a Delaware corporation, was formed on August 7, 2020, and following a series of reorganizations, became the parent company for the consolidated financial statements via a contribution agreement between Fidelity National Financial, Inc. (NYSE: FNF)(“FNF”) and FGAL on November 26, 2020. The prior parent company, FGL Holdings, a Cayman Islands exempted company, was incorporated in the Cayman Islands on January 2, 2020, and became the parent company effective June 1, 2020, in conjunction with the acquisition by FNF, as discussed below. The parent company prior to June 1, 2020, also named FGL Holdings, a Cayman Islands exempted company, was originally incorporated in the Cayman Islands on February 26, 2016, as a Special Purpose Acquisition Company (“SPAC”) and was publicly traded on the New York Stock Exchange. On June 1, 2020, FNF acquired 100% of the outstanding equity of FGL Holdings for approximately $2.7 billion pursuant to the Agreement and Plan of Merger, dated February 7, 2020, as amended (the "Merger Agreement"). In connection with the Merger, FNF issued approximately 24 million shares of FNF common stock and paid approximately $1.8 billion in cash to former holders of FGL Holdings ordinary and preferred shares. On August 26, 2020, FNF issued an additional 1 million shares of FNF common stock and paid approximately $100 million in cash to certain former owners of FGL Holdings common stock. At closing, all outstanding shares of FGL Holdings common stock, excluding shares associated with the liability to former owners, were converted into the right to receive the Merger Consideration (as defined in the Merger Agreement). Additionally, each outstanding FGL Holdings Option and FGL Holdings Phantom unit was canceled and converted into options to purchase FNF common stock and phantom units denominated in FNF common stock, and each outstanding warrant to purchase FGL Holdings common stock was converted into the right to purchase and receive upon exercise $8.18 in cash and .0833 shares of FNF common stock. At closing, FNF's subsidiaries' ownership of FGL Holdings common and preferred shares was converted into approximately 7 million shares of FNF common stock. As a result of the Merger Agreement, our financial statement presentation includes the consolidated financial statements of FGL Holdings and its subsidiaries as “Predecessor” for the period prior to the completion of the merger, as well as the consolidated financial statements of FGAL and its subsidiaries after the merger under a new basis established under purchase accounting in accordance with generally accepted accounting principles in the United States (“GAAP”). On March 16, 2022, FNF announced its intention to partially spin off F&G through a dividend to FNF shareholders. On December 1, 2022, FNF distributed, on a pro rata basis, approximately 15% of the common stock of F&G. FNF retained control of F&G through ownership of approximately 85% of F&G common stock. Effective December 1, 2022, F&G commenced “regular-way” trading of its common stock on the New York Stock Exchange (“NYSE”) under the symbol “FG”. 58

Discontinued Operations In connection with the FNF acquisition, certain third party offshore reinsurance businesses were deemed discontinued operations and are presented as such within our consolidated financial statements for all periods presented through the date of their disposition, in accordance with GAAP. On December 18, 2020, we sold F&G Reinsurance Ltd (“F&G Re”) to Aspida Holdings Ltd (“Aspida”). On May 31, 2021, we sold third party reinsurance business held within Front Street Re Cayman Ltd (“FSRC”) to Archipelago Lexa (C) Limited. The transactions did not have a material impact to our GAAP financial results. Refer to Note R Discontinued Operations for more information. Recent Developments Adoption of Accounting Standards Update (“ASU”) 2018-12, Financial Services-Insurance (Topic 944), Targeted Improvements to the Accounting for Long-Duration Contracts (“ASU 2018-12”) We adopted ASU 2018-12 on January 1, 2023, with a transition date of January 1, 2021, or the beginning of the earliest period that will be presented in the annual December 31, 2023 Consolidated Financial Statements. We elected to adopt ASU 2018-12 using the full retrospective transition method and balances for liability for future policy benefits (“FPB”), deferred acquisition costs (“DAC”) and balances amortized on a basis consistent with DAC (value of business acquired (“VOBA”), deferred sales inducements (“DSI”), and unearned revenue liabilities (“URL”), and market risk benefits (“MRBs”) were adjusted to conform to ASU 2018-12 starting as of the FNF acquisition date, June 1, 2020 (the “FNF Acquisition Date”). The 2022 and 2021 financial information contained herein have been adjusted for our full retrospective adoption of this update and, as a result, information impacted by the adoption of ASU 2018-12 will not be comparable to 2020 financial information that has not been adjusted. For more information, refer to Note H Intangibles, Note M Accounts Payable and Accrued Liabilities, Note N Income Taxes, Note Q Recent Accounting Pronouncements, Note T Market Risk Benefits, Note U Contractholder Funds, Note V Future Policy Benefits, and Note W ASU 2018-12 Transition. 7.40% F&G Senior Notes On January 13, 2023, F&G completed its issuance and sale of $500 million aggregate principal amount of its 7.40% Senior Notes due 2028 (the “7.40% F&G Notes”). F&G intends to use the net proceeds from the offering for general corporate purposes, including to support the growth of assets under management and for F&G's future liquidity requirements. Dividends On December 8, 2022, F&G announced that its Board of Directors declared an inaugural quarterly cash dividend of $0.20 per share of common stock pursuant to the previously announced dividend program in which the Company intends to pay quarterly cash dividends on its common stock at an initial aggregate amount of approximately $100 million per year. The dividend was paid January 31, 2023, to stockholders of record as of January 17, 2023. Going forward, starting next quarter, F&G expects to announce the record date and payment date for each dividend, subject to quarterly review and approval by its Board of Directors and any required regulatory approvals, following completion of the relevant fiscal quarter and with payment in the third month of each subsequent quarter, based on the Company’s view of the prevailing and prospective macroeconomic conditions, regulatory landscape and business performance. F&G Distribution As noted above, on December 1, 2022, FNF distributed, on a pro rata basis, approximately 15% of the common stock of F&G. Revolving Credit Facility On November 22, 2022, we entered into a Credit Agreement (the “Credit Agreement”) with certain lenders (the “Lenders”) and Bank of America, N.A. as administrative agent (in such capacity, the “Administrative Agent”), swing line lender and an issuing bank, pursuant to which the Lenders have made available an unsecured revolving 59 credit facility in an aggregate principal amount of $550 million to be used for working capital and general corporate purposes. As of December 31, 2022, the revolving credit facility was fully drawn with $550 million outstanding. A net partial revolver paydown of $35 million was made on January 6, 2023 and, on February 21, 2023, we entered into an amendment with the Lenders to increase the available aggregate principal amount of the Credit Agreement by $115 million to $665 million. For further information related to the revolving credit facility, refer to Note E Notes Payable. Stock Split, Increase to Authorized shares and Exchange Agreement with FNF On June 24, 2022, the following actions previously approved by the F&G board of directors became effective: (i) a stock split in a ratio of 105,000 for 1. FNF, as the sole shareholder, received, in the form of a dividend, 104,999 additional shares of common stock for each share of common stock held. Earnings per share has been retrospectively adjusted to reflect as if the split occurred as of June 1, 2020 in accordance with GAAP; (ii) an increase in the number of authorized shares of common stock from one thousand (1,000) to five hundred million (500,000,000); (iii) an exchange agreement with FNF pursuant to which F&G transferred shares of its common stock to FNF in exchange for the $400 million FNF Promissory Note, after which the note was retired. There was no gain or loss recorded with respect to the exchange agreement. For the twelve months ended December 31, 2022, interest expense on the FNF Promissory Note was approximately $6 million. Reclassifications In addition to the adjustments made related to the implementation of ASU 2018-12, we also reclassified approximately $28 million and $21 million from Other long-term investments to Investments in unconsolidated affiliates on the Consolidated Balance Sheets for consistency as of December 31, 2022 and 2021, respectively. These reclassifications had no impact on Net earnings or Equity. Also refer to Note S Subsequent Events. Principles of Consolidation and Basis of Presentation The accompanying Consolidated Financial Statements are prepared in accordance with GAAP and include our accounts as well as our wholly owned subsidiaries. All intercompany profits, transactions and balances have been eliminated. We are involved in certain entities that are considered variable interest entities (“VIEs”) as defined under GAAP. Our involvement with VIEs is primarily to invest in assets that allow us to gain exposure to a broadly diversified portfolio of asset classes. A VIE is an entity that does not have sufficient equity to finance its own activities without additional financial support, where investors lack certain characteristics of a controlling financial interest, or where the entity is structured with non-substantive voting rights. We assess our relationships with VIEs to evaluate if we are the primary beneficiary of the VIE. If we determine we are the primary beneficiary of a VIE, we consolidate the assets and liabilities of the VIE in our Consolidated Financial Statements. See Note C Investments for additional information on our investments in VIEs. Investments Fixed Maturity Securities Available-for-Sale Fixed maturity securities are purchased to support our investment strategies, which are developed based on factors including rate of return, maturity, credit risk, duration, tax considerations and regulatory requirements. Our investments in fixed maturity securities have been designated as available-for-sale (“AFS”) and are carried at fair value, net of allowance for expected credit losses, with unrealized gains and losses included within AOCI, net of deferred income taxes. Fair values for fixed maturity securities are principally a function of current market conditions and are primarily valued based on quoted prices in markets that are not active or model inputs that are observable or unobservable. We recognize investment income on fixed maturities based on the effective interest method, which results in the recognition of a constant rate of return on the investment equal to the prevailing rate at the time of purchase or at the time of subsequent adjustments of book value. Realized gains and losses on sales of our fixed maturity securities are determined on the first-in first-out cost basis. We generally record security 60 transactions on a trade date basis except for private placements, which are recorded on a settlement date basis. Realized gains and losses on sales of fixed maturity securities are reported within Recognized gains and (losses), net in the accompanying Consolidated Statements of Earnings. Fixed maturity securities AFS are subject to an allowance for credit loss and changes in the allowance are reported in net earnings as a component of Recognized gains and (losses), net. For details on our policy around allowance for expected credit losses on available-for-sale securities, refer to Note C Investments. Preferred and Equity Securities Equity and preferred securities held are carried at fair value as of the balance sheet dates. The fair values of our equity and preferred securities are based on quoted prices in active markets, or are valued based on quoted prices in markets that are not active, model inputs that are observable or unobservable or based on net asset value (“NAV”). Changes in fair value and realized gains and losses on sales of our preferred and equity securities are reported within Recognized gains and losses, net in the accompanying Consolidated Statements of Earnings. Recognized gains and losses on sales of our preferred and equity securities are credited or charged to earnings on a trade date basis, unless the security is a private placement in which case settlement date basis is used. Interest and dividend income from these investments is reported in Interest and investment income in the accompanying Consolidated Statements of Earnings. Derivative Financial Instruments We hedge certain portions of our exposure to product related equity market risk by entering into derivative transactions (primarily call options). All such derivative instruments are recognized as either assets or liabilities in the accompanying Consolidated Balance Sheets at fair value. The changes in fair value are reported within Recognized gains and losses, net in the accompanying Consolidated Statements of Earnings. We purchase financial instruments and issue products that may contain embedded derivative instruments. If it is determined that the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host contract for measurement purposes. The embedded derivative is carried at fair value, which is determined through a combination of market observable inputs such as market value of option and interest swap rates and unobservable inputs such as the mortality multiplier, surrender and withdrawal rates and non-performance spread. The changes in fair value are reported within Benefits and other changes in policy reserves in the accompanying Consolidated Statements of Earnings. See a description of the fair value methodology used in Note B Fair Value of Financial Instruments. Reinsurance Related Embedded Derivatives As discussed in Note J Reinsurance, F&G entered into reinsurance agreements with Kubera Insurance (SAC) Ltd. ("Kubera"), effective December 31, 2018, and Aspida Life Re Ltd. ("Aspida Re"), effective January 1, 2021, and amended in August 2021 and September 2022, to cede a quota share of certain deferred annuity and multi-year guaranteed annuities ("MYGA"), respectively, and GAAP and statutory reserves on a coinsurance funds withheld basis, net of applicable existing reinsurance. Effective October 31, 2021, the Kubera agreement was novated from Kubera to Somerset Reinsurance Ltd. ("Somerset"), a certified third-party reinsurer. Funds withheld arrangements allow the Company to retain legal ownership of assets backing reinsurance arrangements until they are earned by the reinsurer while passing credit risk associated with the assets in the funds withheld account to the reinsurer. These arrangements create embedded derivatives considered to be total return swaps with contractual returns that are attributable to the assets and liabilities associated with the reinsurance arrangement. The fair value of the total return swap is based on the change in fair value of the underlying assets held in the funds withheld portfolio. Investment results for the assets that support the coinsurance with funds withheld reinsurance arrangement, including gains and losses from sales, are passed directly to the reinsurer pursuant to contractual terms of the reinsurance arrangement. These total return swaps are not clearly and closely related to the underlying reinsurance contract and thus require bifurcation. The reinsurance related embedded derivative is reported in Prepaid expenses and other assets if in a net gain position, or Accounts payable and accrued liabilities, if in a net loss position on the Consolidated Balance Sheets and the related gains or losses are reported in Recognized gains and losses, net, on the Consolidated Statements of Earnings. 61

Mortgage Loans Our investment in mortgage loans consists of commercial and residential mortgage loans on real estate, which are reported at amortized cost, less allowance for expected credit losses. For details on our policy around allowance for expected credit losses on mortgage loans, refer to Note C Investments. Commercial mortgage loans are continuously monitored by reviewing appraisals, operating statements, rent revenues, annual inspection reports, loan specific credit quality, property characteristics, market trends and other factors. Commercial mortgage loans are rated for the purpose of quantifying the level of risk. Loans are placed on a watch list when the debt service coverage ("DSC") ratio falls below certain thresholds and the loan-to-value ("LTV") ratios exceeds certain thresholds. Loans on the watchlist are closely monitored for collateral deficiency or other credit events that may lead to a potential loss of principal or interest. We define delinquent mortgage loans as 30 days past due, consistent with industry practice. Residential mortgage loans have a primary credit quality indicator of either a performing or nonperforming loan. We define nonperforming residential mortgage loans as those that are 90 or more days past due and/or in nonaccrual status, which is assessed monthly. Generally, nonperforming residential mortgage loans have a higher risk of experiencing a credit loss. We consider residential mortgage loans that are 90 or more days past due and have an LTV greater than 90% to be foreclosure probable. Interest on loans is recognized on an accrual basis at the applicable interest rate on the principal amount outstanding. Loan origination fees and direct costs, as well as premiums and discounts, are amortized as level yield adjustments over the respective loan terms. Unamortized net fees or costs are recognized upon early repayment of the loans. Loan commitment fees are deferred and amortized on an effective yield basis over the term of the loan. Interest income, amortization of premiums and discounts, prepayment fees, and loan commitment fees are reported in Interest and investment income in the accompanying Consolidated Statements of Earnings. Short-term investments Short-term investments consist of financial instruments with an original maturity of one year or less when purchased and include short-term fixed maturity securities and money market instruments, which are carried at fair value, and short-term loans, which are carried at amortized cost, which approximates fair value. Investments in Unconsolidated Affiliates We primarily account for our investments in unconsolidated affiliates (primarily limited partnerships) using the equity method, where the cost is initially recorded as an investment in the entity. Adjustments to the carrying amount reflect our pro rata ownership percentage of the operating results as indicated by NAV in the limited partnership financial statements. Income from investments in unconsolidated affiliates is included within Interest and investment income in the accompanying Consolidated Statements of Earnings. Recognition of income and adjustments to the carrying amount are delayed due to the availability of the related financial statements, which are obtained from the general partner generally on a one to three-month delay. Management meets quarterly with the general partner to determine whether any credit or other market events have occurred since prior quarter financial statements to ensure any material events are properly included in current quarter valuation and investment income. Interest and investment income Dividends and interest income are recorded in Interest and investment income and recognized when earned. Income or losses upon call or prepayment of fixed maturity securities are recognized in Interest and investment income. Amortization of premiums and accretion of discounts on investments in fixed maturity securities are reflected in Interest and investment income over the contractual terms of the investments, and for callable investments at a premium, based on the earliest call date of the investments, in a manner that produces a constant effective yield. 62

For mortgage-backed and asset-backed securities, included in the fixed maturity securities portfolios, one of two models may be used to recognize interest income. For higher rated securities, interest income will be estimated based on an effective yield that considers cash flows received to date plus current expectations of future cash flows. For all other securities, interest income will be estimated based upon an effective yield that considers current expectations of future cash flows. For both interest income models, the estimated future cash flows include assumptions regarding the performance of the underlying collateral pool. Interest and investment income is presented net of investment expenses and the effects of certain reinsurance contracts. Cash and Cash Equivalents Highly liquid instruments purchased as part of cash management with original maturities of three months or less are considered cash equivalents. The carrying amounts reported in the Consolidated Balance Sheets for these instruments approximate fair value. Fair Value of Financial Instruments The fair values of financial instruments presented in the Consolidated Financial Statements are estimates of the fair values at a specific point in time using available market information and appropriate valuation methodologies. These estimates are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. See a description of the fair value methodology used in Note B Fair Value of Financial Instruments. Fair Value of Assets Acquired and Liabilities Assumed in Business Combinations FASB Accounting Standards Codification ("ASC") Topic 805, Business Combinations, requires an acquirer to recognize, separately from goodwill, the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree, and to measure these items generally at their acquisition date fair values. Goodwill is recorded as the residual amount by which the purchase price exceeds the fair value of the net assets acquired. If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, we are required to report provisional amounts in the financial statements for the items for which the accounting is incomplete. Adjustments to provisional amounts initially recorded that are identified during the measurement period are recognized in the reporting period in which the adjustment amounts are determined. This includes any effect on earnings of changes in depreciation, amortization, or other income effects as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. During the measurement period, we are also required to recognize additional assets or liabilities if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of those assets and liabilities as of that date. The measurement period ends the sooner of one year from the acquisition date or when we receive the information we were seeking about facts and circumstances that existed as of the acquisition date or learn that more information is not obtainable. Contingent consideration liabilities or receivables recorded in connection with business acquisitions must also be adjusted for changes in fair value until settled. Goodwill Goodwill represents the excess of cost over fair value of identifiable net assets acquired and assumed in a business combination. Goodwill and other intangible assets with indefinite useful lives are reviewed for impairment at the reporting unit level on an annual basis or more frequently if circumstances indicate potential impairment, through a comparison of fair value to the carrying amount. In evaluating the recoverability of goodwill, we first determined that based on the level at which the operating results are shared with and regularly reviewed by the Company’s Chief Operating Decision Maker, the Company is a single reporting unit. Next, we perform a qualitative analysis at the reporting unit level to determine whether there are any events or circumstances that would indicate it is more likely than not that the fair value of our recorded goodwill exceeds its carrying value, prior to performing a full fair-value assessment. 63

We complete annual goodwill impairment analyses in the fourth quarter of each period presented using a September 30 measurement date. For the years ended December 31, 2022, December 31, 2021, the period from June 1, 2020 to December 31, 2020 and for the Predecessor periods from January 1, 2020 to May 31, 2020 we determined there were no events or circumstances which indicated that the carrying value of a reporting unit exceeded the fair value. VOBA, DAC, DSI and URL Our intangible assets include the value of insurance and reinsurance contracts acquired (hereafter referred to as VOBA), DAC and DSI. VOBA is an intangible asset that reflects the amount recorded as insurance contract liabilities less the estimated fair value of in-force contracts (“VIF”) in a life insurance company acquisition. It represents the portion of the purchase price that is allocated to the value of the rights to receive future cash flows from the business in force at the acquisition date. VOBA is a function of the VIF, current GAAP reserves, GAAP assets, and deferred tax liability. The VIF is determined by the present value of statutory distributable earnings less opening required capital. DAC consists principally of commissions and other acquisition costs that are related directly to the successful sale of new or renewal insurance contracts. Indirect or unsuccessful acquisition costs, maintenance, product development and overhead expenses are charged to expense as incurred. DSI represents up front bonus credits and persistency or vesting bonuses credited to policyholder account balances. VOBA, DAC, and DSI are amortized on a constant level basis for the grouped contracts over the expected term of the related contracts to approximate straight-line amortization. Contracts are grouped by product type and feature and issue year into cohorts consistent with the grouping used in estimating the associated liability, where applicable. The constant level amortization bases of VOBA, DAC and DSI varies by product type. For universal life and IUL insurance products, the constant level basis used is face amount in force. For deferred annuities (FIA and fixed rate annuities), the constant level basis used is initial premium deposit for DAC and DSI and vested account value as of the acquisition date for VOBA. For immediate annuity contracts, the VOBA balance is amortized in alignment with the Company’s accounting policy of amortizing the deferred profit liability (“DPL”). All amortization bases are adjusted by full lapses, which includes deaths, full surrenders, annuitizations and maturities, where applicable. The constant level bases used for amortization are projected using mortality and lapse assumptions that are based on Company’s experience, industry data, and other factors and are consistent with those used for the FPB, where applicable. If those projected assumptions change in future periods, they will be reflected in the cohort level amortization basis at that time. Unexpected contract terminations, due to higher mortality and/or lapse experience than expected, are recognized in the current period as a reduction of the capitalized balances. All balances are reduced for actual experience in excess of expected experience with changes in future estimates recognized prospectively over the remaining expected grouped contract term. The impact of changes in projected assumptions and the impact of actual experience that is different from expectations both impact the amortization of these intangible assets, which is reported within Depreciation and amortization in the accompanying Consolidated Statements of Earnings. Some of our IUL policies require payment of fees or other policyholder assessments in advance for services that will be rendered over the estimated lives of the policies or contracts. These payments are established as URL upon receipt and included in Accounts payable and other accrued liabilities in the Consolidated Balance Sheets. URL is amortized like DAC over the estimated lives of these policies. For periods prior to the adoption of ASU 2018-12, the methodology for determining the amortization of VOBA, DAC and DSI varies by product type. For all insurance contracts accounted for under long-duration contract deposit accounting, amortization is based on assumptions consistent with those used in the development of the underlying contract liabilities, adjusted for emerging experience and expected trends. For all of the insurance intangibles (VOBA, DAC and DSI), the balances are generally amortized over the lives of the policies in relation to the expected emergence of estimated gross profits (“EGPs”) from investment income, surrender charges and other product fees, less policy benefits, maintenance expenses, mortality, and expense margins. Recognized gains (losses) on investments, changes in fair value of derivatives, and changes in fair value of the embedded derivative on our FIA and IUL products are included in actual gross profits in the period realized. 64

Other Intangible Assets We have other intangible assets, not including goodwill, VOBA, DAC or DSI, which consist primarily of customer relationships and contracts, the value of distribution network acquired ("VODA"), trademarks and tradenames, state licenses and computer software, which are generally recorded in connection with business combinations at their fair value. Intangible assets with estimable lives are amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In general, customer relationships are amortized over their estimated useful lives, generally ten years, using an accelerated method, which takes into consideration expected customer attrition rates. VODA is an intangible asset that represents the value of an acquired distribution network and is amortized using the sum of years digits method. Contractual relationships are generally amortized over their contractual life. Trademarks and tradenames are generally amortized over ten years. Capitalized computer software includes the fair value of software acquired in business combinations, purchased software and capitalized software development costs. Purchased software is recorded at cost and amortized using the straight-line method over its estimated useful life. Software acquired in business combinations is recorded at its fair value and amortized using straight-line or accelerated methods over its estimated useful life. For internal-use computer software products, internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Internal and external costs incurred during the application development stage are capitalized and amortized on a product by product basis commencing on the date the software is ready for its intended use. We do not capitalize any costs once the software is ready for its intended use. We recorded $14 million of impairment expense to other intangible assets for the year ended December 31, 2022. We recorded no impairment expense to other intangible assets during the year ended December 31, 2021, the period from June 1 to December 31, 2020, and the Predecessor period from January 1 to May 31, 2020. Property and Equipment Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed primarily using the straight-line method based on the estimated useful lives of the related assets: twenty to thirty years for buildings and zero to twenty-five years for furniture, fixtures and equipment. Leasehold improvements are amortized on a straight-line basis over the lesser of the term of the applicable lease or the estimated useful lives of such assets. Property and equipment are reviewed for impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. Contractholder Funds Contractholder funds include deferred annuities (FIAs and fixed rate annuities), IULs, funding agreements and non-life contingent (“NLC”) immediate annuities (which includes NLC PRT annuities). The liabilities for contractholder funds for fixed rate annuities, funding agreements and NLC immediate annuities (which includes NLC PRT annuities) consist of contract account balances that accrue to the benefit of the contractholders. The liabilities for FIA and IUL policies consist of the value of the host contract plus the fair value of the indexed crediting feature of the policy, which is accounted for as an embedded derivative. The embedded derivative liability is carried at fair value in Contractholder funds in the accompanying Consolidated Balance Sheets with changes in fair value reported in Benefits and other changes in policy reserves in the accompanying Consolidated Statements of Earnings. See a description of the fair value methodology used in Note B - Fair Value of Financial Instruments. 65

Future Policy Benefits The FPB is determined as the present value of future policy benefits and related claims expenses to be paid to or on behalf of the policyholder less the present value of future net premiums to be collected from policyholders. The FPB for traditional life policies and life-contingent immediate annuity policies (which includes life-contingent PRT annuities) are estimated using current assumptions that include discount rate, mortality and surrender/lapse terminations for traditional life insurance policies only, and expenses. The expense assumption is locked-in at contract issuance and not subsequently reviewed or updated. The initial assumptions are based on generally accepted actuarial methods and a combination of internal and industry experience. Policies are terminated through surrenders, lapses and maturities, where surrenders represent the voluntary terminations of policies by policyholders, lapses represent cancellations by us due to nonpayment of premiums, and maturities are determined by policy contract terms. Surrender assumptions are based upon policyholder behavior experience adjusted for expected future conditions. For traditional life policies and life-contingent immediate annuity policies, contracts are grouped into cohorts by product type, legal entity, and issue year, or acquisition year for cohorts established as of the FNF Acquisition Date. Life-contingent PRT annuities are grouped into cohorts by deal and legal entity. At contract inception, a net premium ratio (“NPR”) is determined, which is calculated based on discounted future cash flows projected using best estimate assumptions and is capped at 100%, as net premiums cannot exceed gross premiums. Cohorts with NPRs less than 100% are not used to offset cohorts with NPRs greater than 100%. The NPR is adjusted for changes in cash flow assumptions and for differences between actual and expected experience. We assess the appropriateness of all future cash flow assumptions, excluding the expense assumption, on a quarterly basis and perform an in-depth review of future cash flow assumptions in the third quarter of each year. Updates are made when evidence suggests a revision is necessary. Updates for actual experience, which includes actual cash flows and insurance in-force, are performed on a quarterly basis. These updated cash flows are used to calculate a revised NPR, which is used to derive an updated liability as of the beginning of the current reporting period, discounted at the original contract issuance date. The updated liability is compared with the carrying amount of the liability as of that same date before the revised NPR. The difference between these amounts is the remeasurement gain or loss, presented parenthetically within Benefits and other changes in policy reserves in the accompanying Consolidated Statements of Earnings. In subsequent periods, the revised NPR, which is capped at 100%, is used to measure the FPB, subject to future revisions. If the NPR is greater than 100%, and therefore capped at 100%, the liability is increased and expensed immediately to reflect the amount necessary for net premiums to equal gross premiums. As the liability assumptions are reviewed and updated, if deemed necessary, at least annually, if conditions improve whereby the contracts are no longer expected to have net premiums in excess of gross premiums, the improvements would be captured in the remeasurement process and reflected in the accompanying Consolidated Statements of Earnings in the period of improvement. For traditional life policies and life-contingent immediate annuity policies (which includes life-contingent PRT annuities), the discount rate assumption is an equivalent single rate that is derived based on A-credit-rated fixed- income instruments with similar duration to the liability. We selected fixed-income instruments that have been A- rated by Bloomberg. In order to reflect the duration characteristics of the liability, we selected an implied forward yield curve and linear interpolation will be used for durations that have limited or no market observable points on the curve. The discount rate assumption is updated quarterly and used to remeasure the liability at the reporting date, with the resulting change reflected in the accompanying Consolidated Statements of Comprehensive Earnings. Deferred Profit Liability For life-contingent immediate annuity policies (which includes life-contingent PRT annuities), gross premiums received in excess of net premiums are deferred at initial recognition as a DPL. Gross premiums are measured using assumptions consistent with those used in the measurement of the related liability for future policy benefits, including discount rate, mortality, and expenses. The DPL is amortized and recognized as premium revenue with the amount of expected future benefit payments, discounted using the same discount rate determined and locked-in at contract issuance that is used in the 66 measurement of the related FPB. Interest is accreted on the balance of the DPL using this same discount rate. We periodically review and update our estimates of using the actual historical experience and updated cash flows for the DPL at the same time as the estimates of cash flows for the FPB. When cash flows are updated, the updated estimates are used to recalculate the initial DPL at contract issuance. The recalculated DPL as of the beginning of the current reporting period is compared to the carrying amount of the DPL as of the beginning of the current reporting period, with any differences recognized as a remeasurement gain or loss, presented parenthetically within Benefits and other changes in policy reserves in the accompanying Consolidated Statements of Earnings. The DPL is recorded as a component of the Future policy benefits in the accompanying Consolidated Balance Sheets. Market Risk Benefits MRBs are contracts or contract features that both provide protection to the contract holder from other-than- nominal capital market risk (equity, interest rate and foreign exchange risk) and expose the Company to other-than- nominal capital market risk. MRBs include certain contract features primarily on FIA products that provide minimum guarantees to policyholders, such as guaranteed minimum death benefit (“GMDB”) and guaranteed minimum withdrawal benefit (“GMWB”) riders. MRBs are measured at fair value using an attributed fee measurement approach where attributed fees are explicit rider charges collectible from the policyholder used to cover the excess benefits, which represent expected benefits in excess of the policyholder’s account value. At contract inception, an attributed fee ratio is calculated equal to rider charges over benefits paid in excess of the account value attributable to the MRB. The attributed fee ratio remains static over the life of the MRB and is capped at 100%. Each period subsequent to contract inception, the attributed fee ratio is used to calculate the fair value of the MRB using a risk neutral valuation method and is based on current net amounts at risk, market data, internal and industry experience, and other factors. The balances are computed using assumptions including mortality, full and partial surrender, GMWB utilization, risk-free rates including non-performance spread and risk margin, market value of options and economic scenarios. Policyholder behavior assumptions are reviewed at least annually, typically in the third quarter, for any revisions. MRBs can either be in an asset or liability position and are presented separately on the Consolidated Balance Sheets as the right of setoff criteria are not met. Changes in fair value are recognized in Market risk benefits gain (losses) in the Consolidated Statements of Earnings, except for the change in fair value due to a change in the instrument-specific credit risk, which is recognized in the Consolidated Balance Sheets. See a description of the fair value methodology used in Note B - Fair Value of Financial Instruments and Note T - Market Risk Benefits. Income Taxes We recognize deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities and expected benefits of utilizing net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We evaluate the likelihood of realizing the benefit of our deferred tax assets and may record a valuation allowance if, based on all available evidence, we determine that it is more likely than not that some portion of the tax benefit will not be realized. We adjust the valuation allowance if, based on our evaluation, there is a change in the amount of deferred income tax assets that are deemed more-likely-than-not to be realized. The impact on deferred taxes of changes in tax rates and laws, if any, is applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period enacted. Reinsurance Our insurance subsidiaries enter into reinsurance agreements with other companies in the normal course of business. For arrangements in which F&G follows reinsurance accounting and for most arrangements that are accounted for as separate investment contracts, we present the amounts consistently and on a gross basis in our Consolidated Balance Sheets with the ceded reserves balance presented as a Reinsurance recoverable. Where applicable, deferred gains associated with the reinsurance of insurance and investment contracts will be included within Accounts payable and accrued expenses with the related accretion reflected within Life insurance premiums and other fees on the Consolidated Balance Sheets and Statements of Earnings, respectively. Where applicable, 67 deferred costs associated with the reinsurance of insurance and investment contracts will be included within the Prepaid expense and other assets with the related amortization reflected within Other operating expenses in the Consolidated Balance Sheets and Statements of Earnings, respectively. Premium and expense are recorded net of reinsurance ceded for both insurance and investment contracts.

For some arrangements for which deposit accounting is applied or the arrangement is accounted for as a separate investment contract, the assets and liabilities of certain reinsurance contracts are presented on a net basis in the accompanying Consolidated Balance Sheets. The related net investment income, investment gain/loss, and change in reserves are presented net on the accompanying Consolidated Statements of Earnings. F&G intends to apply the right of offset where there is a right of offset explicit in the reinsurance agreement. See Note J Reinsurance for more details over F&G's reinsurance agreements.

Revenue Recognition

The Company's life insurance premiums reflect premiums for traditional life policies and life-contingent immediate annuity policies (which includes life-contingent PRT annuities) which are recognized as revenue when due from the policyholder. We have ceded the majority of our traditional life business to unaffiliated third-party reinsurers. While the base contract has been reinsured, we continue to retain the return of premium rider. Insurance and investment product fees and other consist primarily of the cost of insurance on IUL policies, unearned revenue on IUL policies, policy rider fees primarily on FIA policies and surrender charges assessed against policy withdrawals in excess of the policyholder's allowable penalty-free amounts. Surrender charges are earned when a policyholder withdraws funds from the contract early or cancels the contract. Other income related to riders is earned when elected by the policyholder.

Premium and annuity deposit collections for FIA, fixed rate annuities, immediate annuities and PRT without life contingencies, and amounts received for funding agreements are reported in the financial statements as deposit liabilities (i.e., Contractholder Funds) instead of as sales or revenues. Similarly, cash payments to customers are reported as decreases in the liability for contractholder funds and not as expenses. Sources of revenues for products accounted for as deposit liabilities include net investment income, surrender, cost of insurance and other charges deducted from Contractholder Funds, and net realized gains (losses) on investments. Components of expenses for products accounted for as deposit liabilities are interest-sensitive and index product benefits (primarily interest credited to account balances or the hedging cost of providing index credits to the policyholder), amortization of VOBA, DAC and DSI, other operating costs and expenses, and income taxes.

Premiums, annuity deposits (net of reinsurance) and funding agreements, which are not included as revenues in the accompanying Consolidated Statements of Earnings, collected by product type were as follows:

	Year Ended December 31,		Period from June 1 to December 31,	Period from January 1 to May 31,
	2022	2021	2020	2020
				Predecessor
Product Type				
Fixed indexed annuities	$ 4,483	$ 4,420	$ 1,966	$ 1,469
Fixed rate annuities	1,522	878	631	146
Funding agreements (FABN/FHLB)	1,891	2,658	100	100
Life insurance and other [(a)]	446	329	152	102
Total	$ 8,342	$ 8,285	$ 2,849	$ 1,817

(a) Life insurance and other primarily includes indexed universal life insurance.

Interest and investment income consist primarily of interest payments received on fixed maturity security holdings and dividends received on equity and preferred security holdings along with the investment income of limited partnerships and is recognized when earned.

68

Benefits and Other Changes in Policy Reserves Benefit expenses for deferred annuities (FIAs and fixed rate annuities), IUL policies and funding agreements include interest credited, fixed interest and/or indexed (specific to FIA and IUL policies), to contractholder account balances. Benefit claims in excess of contract account balances, net of reinsurance recoveries, are charged to expense in the period that they are earned by the policyholder based on their selected strategy or strategies. Other changes in policy reserves include the change in the fair value of the FIA embedded derivative. Other changes in policy reserves also include the change in reserves for life insurance products. For traditional life and life-contingent immediate annuities (which includes PRT annuities with life contingencies), policy benefit claims are charged to expense in the period that the claims are incurred, net of reinsurance recoveries. Remeasurement gains or losses on the related FPB and DPL balances are presented parenthetically within Benefits and other changes in policy reserves in the accompanying Consolidated Statements of Earnings. For periods prior to the adoption of ASU 2018-12, other changes in policy reserves included the change in the SOP 03-1 reserve for GMWB and GMDB benefits. Stock-Based Compensation Plans We account for stock-based compensation plans using the fair value method. Using the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date using quoted market prices, and recognized over the service period. Earnings Per Share Basic earnings per share ("EPS"), as presented on the Consolidated Statement of Earnings, is computed by dividing net earnings from continuing operations and separately from discontinued operations by the weighted average number of common shares outstanding during the period. In periods when earnings are positive, diluted earnings per share is calculated by dividing net earnings from continuing operations and separately from discontinued operations by the weighted average number of common shares outstanding plus the impact of assumed conversions of potentially dilutive securities. For periods when we recognize a net loss, diluted earnings per share is equal to basic earnings per share as the impact of assumed conversions of potentially dilutive securities is considered to be antidilutive. Prior to the FNF acquisition, we had certain non-vested stock, stock options, warrants and performance share units, which have been treated as common share equivalents for purposes of calculating diluted earnings per share for periods in which positive earnings have been reported. For periods prior to the FNF acquisition, the effect of a potential conversion of outstanding preferred shares to common shares is not considered in the diluted EPS calculation as the preferred shareholders did not yet have the right to convert. On June 24, 2022, the following action previously approved by the F&G board of directors became effective: (i) a stock split in a ratio of 105,000 for 1. Earnings per share has been retrospectively adjusted to reflect as if the split occurred as of June 1, 2020, in accordance with GAAP. Refer to Note P - Earnings Per Share for more details over our calculation of EPS. Comprehensive Earnings (Loss) We report Comprehensive earnings (loss) in accordance with GAAP on the Consolidated Statements of Comprehensive Earnings. Total comprehensive earnings are defined as all changes in shareholders' equity during a period, other than those resulting from investments by and distributions to shareholders. While total comprehensive earnings is the activity in a period and is largely driven by net earnings in that period, accumulated other comprehensive earnings or loss represents the cumulative balance of other comprehensive earnings, net of tax, as of the balance sheet date. Amounts reclassified to net earnings relate to the realized gains (losses) on our investments and other financial instruments, excluding investments in unconsolidated affiliates, and are included in Recognized gains and losses, net on the Consolidated Statements of Earnings. 69

Management Estimates The preparation of these Consolidated Financial Statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Periodically, and at least annually, typically in the third quarter, we review the assumptions associated with reserves for policy benefits and product guarantees. During the fourth quarter of 2022, based on increases in interest rates and pricing changes during 2022, we updated certain FIA assumptions used to calculate the fair value of the embedded derivative component within contractholder funds and the fair value of market risk benefits. These changes, taken together, resulted in an increase in contractholder funds and market risk benefits of $99 million. During the third quarter of 2021, we implemented a new actuarial valuation system. As a result, our third quarter 2021 assumption updates include model refinements and assumption updates resulting from the implementation. The system implementation and assumption review process that occurred in the third quarter of 2021, included refinements in the calculation of the fair value of the embedded derivative component of our FIAs within contractholder funds and updates to the surrender rates, GMWB utilization and earned rate assumptions to reflect our current and expected future experience. These changes, taken together, resulted in a decrease in contractholder funds and future policy reserves of $435 million. The majority of the changes represent one-time adjustments in the third quarter of 2021 related to the cumulative impact of the system implementation and are not expected to re-occur in the future. 70

Note B — Fair Value of Financial Instruments Our measurement of fair value is based on assumptions used by market participants in pricing the asset or liability, which may include inherent risk, restrictions on the sale or use of an asset, or non-performance risk, which may include our own credit risk. We estimate an exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability (“exit price”) in the principal market, or the most advantageous market for that asset or liability in the absence of a principal market as opposed to the price that would be paid to acquire the asset or assume a liability (“entry price”). We categorize financial instruments carried at fair value into a three-level fair value hierarchy, based on the priority of inputs to the respective valuation technique. The three-level hierarchy for fair value measurement is defined as follows: Level 1 – Values are unadjusted quoted prices for identical assets and liabilities in active markets accessible at the measurement date. Level 2 – Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices from those willing to trade in markets that are not active, or other inputs that are observable or can be corroborated by market data for the term of the instrument. Such inputs include market interest rates and volatilities, spreads, and yield curves. Level 3 – Certain inputs are unobservable (supported by little or no market activity) and significant to the fair value measurement. Unobservable inputs reflect the Company’s best estimate of what hypothetical market participants would use to determine a transaction price for the asset or liability at the reporting date based on the best information available in the circumstances. NAV - Certain equity investments are measured using NAV as a practical expedient in determining fair value. In addition, our unconsolidated affiliates (primarily limited partnerships) are primarily accounted for using the equity method of accounting with fair value determined using NAV as a practical expedient. Our carrying value reflects our pro rata ownership percentage as indicated by NAV in the limited partnership financial statements, which we may adjust if we determine NAV is not calculated consistent with investment company fair value principles. The underlying investments of the limited partnerships may have significant unobservable inputs, which may include, but are not limited to, comparable multiples and weighted average cost of capital rates applied in valuation models or a discounted cash flow model. Additionally, management meets quarterly with the general partner to determine whether any credit or other market events have occurred since prior quarter financial statements to ensure any material events are properly included in current quarter valuation and investment income. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment. When a determination is made to classify an asset or liability within Level 3 of the fair value hierarchy, the determination is based upon the significance of the unobservable inputs to the overall fair value measurement. Because certain securities trade in less liquid or illiquid markets with limited or no pricing information, the determination of fair value for these securities is inherently more difficult. In addition to the unobservable inputs, Level 3 fair value investments may include observable components, which are components that are actively quoted or can be validated to market-based sources. 71

The carrying amounts and estimated fair values of our financial instruments for which the disclosure of fair values is required, including financial assets and liabilities measured and carried at fair value on a recurring basis, was summarized according to the hierarchy previously described, as follows (in millions):

	December 31, 2022					
	Level 1	Level 2	Level 3	NAV	Fair Value	Carrying Amount
Assets						
Cash and cash equivalents	$ 960	$ —	$ —	$ —	$ 960	$ 960
Fixed maturity securities, available-for-sale:						
Asset-backed securities	—	5,204	6,263	—	11,467	11,467
Commercial mortgage-backed securities	—	2,999	37	—	3,036	3,036
Corporates	—	11,472	1,427	—	12,899	12,899
Hybrids	93	612	—	—	705	705
Municipals	—	1,381	29	—	1,410	1,410
Residential mortgage-backed securities	—	1,219	302	—	1,521	1,521
U.S. Government	32	—	—	—	32	32
Foreign Governments	—	132	16	—	148	148
Preferred securities	248	474	—	—	722	722
Equity securities	54	—	—	47	101	101
Derivative investments	—	244	—	—	244	244
Investment in unconsolidated affiliates	—	—	23	—	23	23
Short term investments	1,556	—	—	—	1,556	1,556
Reinsurance related embedded derivative, included in other assets	—	279	—	—	279	279
Other long-term investments	—	—	48	—	48	48
Market risk benefits asset	—	—	117	—	117	117
Total financial assets at fair value	$ 2,943	$ 24,016	$ 8,262	$ 47	$ 35,268	$ 35,268
Liabilities						
Derivatives:						
FIA/ IUL embedded derivatives, included in contractholder funds	—	—	3,115	—	3,115	3,115
Market risk benefits liability	—	—	282		282	282
Total financial liabilities at fair value	$ —	$ —	$ 3,397	$ —	$ 3,397	$ 3,397

72

	December 31, 2021											
	Level 1		Level 2		Level 3		NAV		Fair Value		Carrying Amount	
Assets												
Cash and cash equivalents	$	1,533	$	—	$	—	$	—	$	1,533	$	1,533
Fixed maturity securities, available-for-sale:												
Asset-backed securities		—		4,736		3,959		—		8,695		8,695
Commercial mortgage-backed securities		—		2,929		35		—		2,964		2,964
Corporates		—		13,883		1,121		—		15,004		15,004
Hybrids		132		749		—		—		881		881
Municipals		—		1,398		43		—		1,441		1,441
Residential mortgage-backed securities		—		722		—		—		722		722
U.S. Government		50		—		—		—		50		50
Foreign Governments		—		187		18		—		205		205
Preferred securities		407		620		1		—		1,028		1,028
Equity securities		95		—		—		48		143		143
Derivative investments		—		816		—				816		816
Investment in unconsolidated affiliates						21				21		21
Short-term investments		50		2		321		—		373		373
Other long-term investments		—		—		57		—		57		57
Market risk benefits asset		—		—		41				41		41
Total financial assets at fair value	$	2,267	$	26,042	$	5,617	$	48	$	33,974	$	33,974
Liabilities												
Derivatives:												
FIA/ IUL embedded derivatives, included in contractholder funds		—		—		3,883		—		3,883		3,883
Reinsurance related embedded derivatives, included in accounts payable and accrued liabilities		—		73		—		—		73		73
Market risk benefits liability		—		—		469				469		469
Total financial liabilities at fair value	$	—	$	73	$	4,352	$	—	$	4,425	$	4,425

Valuation Methodologies

Cash and Cash Equivalents

The carrying amounts reported in the Consolidated Balance Sheets for these instruments approximate fair value.

Fixed Maturity Preferred and Equity Securities

We measure the fair value of our securities based on assumptions used by market participants in pricing the security. The most appropriate valuation methodology is selected based on the specific characteristics of the fixed maturity, preferred or equity security, and we will then consistently apply the valuation methodology to measure the security's fair value. Our fair value measurement is based on a market approach, which utilizes prices and other relevant information generated by market transactions involving identical or comparable securities. Sources of inputs to the market approach include third-party pricing services, independent broker quotations, or pricing matrices. We use observable and unobservable inputs in our valuation methodologies. Observable inputs include benchmark yields, reported trades, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including market research publications. In addition, market indicators and industry and economic events are monitored and further market data will be acquired when certain thresholds are met.

For certain security types, additional inputs may be used, or some of the inputs described above may not be applicable. The significant input used in the fair value measurement of equity securities for which the market approach valuation technique is employed is yield for comparable securities. Increases or decreases in the yields would result in lower or higher, respectively, fair value measurements. For broker-quoted only securities, quotes

73

from market makers or broker-dealers are obtained from sources recognized to be market participants. We believe the broker quotes are prices at which trades could be executed based on historical trades executed at broker-quoted or slightly higher prices. We analyze the third-party valuation methodologies and related inputs to perform assessments to determine the appropriate level within the fair value hierarchy. However, we did not adjust prices received from third parties as of December 31, 2022 or December 31, 2021. Certain equity investments are measured using NAV as a practical expedient in determining fair value. Derivative Financial Instruments The fair value of call options is based upon valuation pricing models, which represents what we would expect to receive or pay at the balance sheet date if we canceled the options, entered into offsetting positions, or exercised the options. Fair values for these instruments are determined internally, based on industry accepted valuation pricing models, which use market-observable inputs, including interest rates, yield curve volatilities, and other factors. The fair value of futures contracts (specifically for FIA contracts) represents the cumulative unsettled variation margin (open trade equity, net of cash settlements), which represents what we would expect to receive or pay at the balance sheet date if we canceled the contracts or entered into offsetting positions. These contracts are classified as Level 1. The fair value measurement of the FIA/IUL embedded derivatives included in contractholder funds is determined through a combination of market observable information and significant unobservable inputs using the option budget method. The market observable inputs are the market value of option and treasury rates. The significant unobservable inputs are the budgeted option cost (i.e., the expected cost to purchase call options in future periods to fund the equity indexed linked feature), surrender rates, mortality multiplier and non-performance spread. The mortality multiplier at December 31, 2022 and December 31, 2021 was applied to the 2012 Individual Annuity mortality tables. Increases or decreases in the market value of an option in isolation would result in a higher or lower, respectively, fair value measurement. Increases or decreases in treasury rates, mortality multiplier, surrender rates, or non-performance spread in isolation would result in a lower or higher fair value measurement, respectively. Generally, a change in any one unobservable input would not directly result in a change in any other unobservable input. Also refer to Management's Estimates in Note A Business and Summary of Significant Accounting Policies regarding updated assumptions during the fourth quarter of 2022 and the implementation of a new actuarial valuation system and assumption updates during the third quarter of 2021. The system implementation and assumption review process included refinements in the calculation of the fair value of the embedded derivative component of our fixed indexed annuities. The fair value of the reinsurance-related embedded derivatives in the funds withheld reinsurance agreements with Kubera (effective October 31, 2021, this agreement was novated from Kubera to Somerset, a certified third party reinsurer) and Aspida Re are estimated based upon the fair value of the assets supporting the funds withheld from reinsurance liabilities. The fair value of the assets is based on a quoted market price of similar assets (Level 2), and therefore the fair value of the embedded derivative is based on market-observable inputs and classified as Level 2. See Note J Reinsurance for further discussion on F&G reinsurance agreements. Investments in Unconsolidated affiliates The fair value of our investments in unconsolidated affiliates is determined using a multiple of the affiliates’ EBITDA, which is derived from market analysis of transactions involving comparable companies. The EBITDA used in this calculation is based on the affiliates’ financial information. 74

Short-term Investments

The carrying amounts reported in the Consolidated Balance Sheets for these instruments approximate fair value.

Other Long-term Investments

We hold a fund-linked note, which provides for an additional payment at maturity based on the value of an embedded derivative based on the actual return of a dedicated return fund. Fair value of the embedded derivative is based on an unobservable input, the NAV of the fund at the balance sheet date. The embedded derivative is similar to a call option on the net asset value of the fund with a strike price of zero since we will not be required to make any additional payments at maturity of the fund-linked note in order to receive the NAV of the fund on the maturity date. A Black-Scholes model determines the NAV of the fund as the fair value of the call option regardless of the values used for the other inputs to the option pricing model. The NAV of the fund is provided by the fund manager at the end of each calendar month and represents the value an investor would receive if it withdrew its investment on the balance sheet date. Therefore, the key unobservable input used in the Black-Scholes model is the value of the fund. As the value of the fund increases or decreases, the fair value of the embedded derivative will increase or decrease. See further discussion on the available-for-sale embedded derivative in Note D *Derivative Financial Instruments*.

The fair value of the credit-linked note is based on a weighted average of a broker quote and a discounted cash flow analysis. The discounted cash flow approach is based on the expected portfolio cash flows and amortization schedule reflecting investment expectations, adjusted for assumptions on the portfolio's default and recovery rates, and the note's discount rate. The fair value of the note is provided by the fund manager at the end of each quarter.

Market Risk Benefits

MRBs are measured at fair value using an attributed fee measurement approach where attributed fees are explicit rider charges collectible from the policyholder used to cover the excess benefits. The fair value is calculated using a risk neutral valuation method and is based on current net amounts at risk, market data, internal and industry experience, and other factors. The balances are computed using assumptions including mortality, full and partial surrender, rider benefit utilization, risk-free rates including non-performance spread and risk margin, market value of options and economic scenarios. Policyholder behavior assumptions are reviewed at least annually, typically in the third quarter, for any revisions. See further discussion on MRBs in Note T - *Market Risk Benefits*.

Quantitative information regarding significant unobservable inputs used for recurring Level 3 fair value measurements of financial instruments carried at fair value as of December 31, 2022 and December 31, 2021 are as follows (in millions):

	Fair Value at December 31, 2022	Valuation Technique	Unobservable Input(s)	Range (Weighted average) December 31, 2022
Assets				
Asset-backed securities	$ 5,916	Broker-quoted	Offered quotes	52.85% - 117.17% (94.18%)
Asset-backed securities	347	Third-Party Valuation	Offered quotes	41.43% - 210.50% (67.99%)
Commercial mortgage-backed securities	20	Broker-quoted	Offered quotes	109.02% - 109.02% (109.02%)
Commercial mortgage-backed securities	17	Third-Party Valuation	Offered quotes	74.66% - 88.48% (82.74%)
Corporates	602	Broker-quoted	Offered quotes	79.16% - 102.53% (94.16%)
Corporates	825	Third-Party Valuation	Offered quotes	0.00% - 104.96% (89.69%)
Municipals	29	Third-Party Valuation	Offered quotes	93.95% - 93.95% (93.95%)
Residential mortgage-backed securities	302	Broker-quoted	Offered quotes	0.00% - 91.04% (86.38%)

75

Foreign governments		16	Third-Party Valuation	Offered quotes	99.78% - 102.29% (100.56%)
Investment in unconsolidated affiliates		23	Market Comparable Company Analysis	EBITDA multiple	5x-5.5x
Other long-term investments:					
Available-for-sale embedded derivative		23	Black Scholes model	Market value of fund	100.00%
Secured borrowing receivable		10	Broker-quoted	Offered quotes	100.00% - 100.00% (100.00%)
Credit linked note		15	Broker-quoted	Offered quotes	96.23%
Market risk benefits asset		117	Discounted cash flow	Mortality	100.00% - 100.00% (100.00%)
				Surrender rates	0.25% - 10.00% (4.69%)
				Partial withdrawal rates	2.00% - 21.74% (2.49%)
				Non-performance spread	0.48% - 1.44% (1.30%)
				GMWB utilization	50.00% - 60.00% (50.94%)
Total financial assets at fair value	$	8,262			
Liabilities					
Derivative investments:					
FIA/IUL embedded derivatives, included in contractholder funds		3,115	Discounted cash flow	Market value of option	0.00% - 23.90% (0.87%)
				Swap rates	3.88% - 4.73% (4.31%)
				Mortality multiplier	100.00% - 100.00% (100.00%)
				Surrender rates	0.25% - 70.00% (6.57%)
				Partial withdrawals	2.00% - 29.41% (2.73%)
				Non-performance spread	0.48% - 1.44% (1.30%)
				Option cost	0.07% - 4.97% (1.89%)
Market risk benefits liability		282	Discounted cash flow	Mortality	100.00% - 100.00% (100.00%)
				Surrender rates	0.25% - 10.00% (4.69%)
				Partial withdrawal rates	2.00% - 21.74% (2.49%)
				Non-performance spread	0.48% - 1.44% (1.30%)
				GMWB utilization	50.00% - 60.00% (50.94%)
Total financial liabilities at fair value	$	3,397			

76

	Fair Value at December 31, 2021	Valuation Technique	Unobservable Input(s)	Range (Weighted average) December 31, 2021
Assets				
Asset-backed securities	$ 3,844	Broker-quoted	Offered quotes	52.56% - 260.70% (97.06)%
Asset-backed securities	115	Third-Party Valuation	Offered quotes	93.02% - 108.45% (104.95)%
Commercial mortgage-backed securities	24	Broker-quoted	Offered quotes	126.70% - 126.70% (126.70)%
Commercial mortgage-backed securities	11	Third Party Valuation	Offered quotes	97.91% - 97.91% (97.91)%
Corporates	380	Broker-quoted	Offered quotes	0.00% - 109.69% (100.91)%
Corporates	741	Third-Party Valuation	Offered quotes	85.71% - 119.57% (107.72)%
Municipals	43	Third-Party Valuation	Offered quotes	135.09% - 135.09% (135.09)%
Foreign governments	18	Third-Party Valuation	Offered quotes	107.23% - 116.44%% (110.11)%
Short-term	321	Broker-quoted	Offered quotes	100.00% - 100.00% (100.00)%
Preferred securities	1	Income-Approach	Yield	2.43%
Investment in unconsolidated affiliates	21	Market Comparable Company Analysis	EBITDA multiple	8x-8x
Foreign exchange embedded derivative				
Other long-term investments:				
Available-for-sale embedded derivative	34	Black Scholes model	Market value of fund	100.00%
Credit linked note	23	Broker-quoted	Offered quotes	100.00%
Market Risk Benefit Asset	41	Discounted cash flow	Mortality	100.00% - 100.00% (100.00)%
			Surrender rates	0.25% - 10.00% (5.07)%
			Partial withdrawal rates	0.00% - 12.82% (2.47)%
			Non-performance spread	0.43% - 1.01% (0.68)%
			GMWB utilization	50.00% - 60.00% 51.11%
Total financial assets at fair value	$ 5,617			
Liabilities				
Derivatives:				
FIA/ IUL embedded derivatives, included in contractholder funds	3,883	Discounted cash flow	Market value of option	0.00% - 38.72% (3.16)%
			Swap rates	0.05% - 1.94% (1.00)%
			Mortality multiplier	100.00% - 100.00% (100.00)%
			Surrender rates	0.25% - 70.00% (6.26)%
			Partial withdrawals	2.00% - 23.26% (2.72)%
			Non-performance spread	0.43% - 1.01% (0.68)%
			Option cost	0.07% - 4.97% (1.83)%

77

Fair Value at Valuation Technique Unobservable Input(s) Range (Weighted average) December 31, 2021 December 31, 2021 Market risk benefits liability 469 Discounted cash flow Mortality 100.00% - 100.00% (100.00)% Surrender rates 0.25% - 10.00% (5.07)% Partial withdrawal rates 0.00% - 12.82% (2.47)% Non-performance spread 0.43% - 1.01% (0.68)% GMWB utilization 50.00% - 60.00% 51.11% Total financial liabilities at fair value ......................................... $ 4,352 78

The following tables summarize changes to the Company's financial instruments carried at fair value and classified within Level 3 of the fair value hierarchy for the years ended December 31, 2022 and 2021, respectively (in millions). The gains and losses below may include changes in fair value due in part to observable inputs that are a component of the valuation methodology.

	Year ended December 31, 2022								
		Total Gains (Losses)							
	Balance at Beginning of Period	Included in Earnings	Included in AOCI	Purchases	Sales	Settlements	Net transfer In (Out) of Level 3 [(a)]	Balance at End of Period	Change in Unrealized Included in OCI
Assets									
Fixed maturity securities available-for-sale:									
Asset-backed securities	$ 3,959	$ (6)	$ (393)	$ 3,269	$ (39)	$ (541)	$ 14	$ 6,263	$ (426)
Commercial mortgage-backed securities	35	—	(5)	—	—	—	7	37	(4)
Corporates	1,121	1	(187)	710	(20)	(215)	17	1,427	(188)
Hybrids	—	—	—	—	—	—	—	—	—
Municipals	43	—	(14)	—	—	—	—	29	(13)
Residential mortgage-backed securities	—	—	—	316	—	—	(14)	302	—
Foreign Governments	18	—	(2)	—	—	—	—	16	(1)
Investment in unconsolidated affiliates	21	—	2	—	—	—	—	23	2
Short-term	321	—	(1)	20	—	—	(340)	—	(1)
Preferred securities	1	—	(1)	—	—	—	—	—	(1)
Other long-term investments:									
Available-for-sale embedded derivative	34	(11)	—	—	—	—	—	23	—
Credit linked note	23	(1)	(1)	—	(2)	(4)	—	15	—
Secured borrowing receivable	—	—	—	—	—	—	10	10	—
Subtotal assets at Level 3 fair value	$ 5,576	$ (17)	$ (602)	$ 4,315	$ (61)	$ (760)	$ (306)	$ 8,145	$ (632)
Market risk benefits asset (b)	41							117	
Total assets at Level 3 fair value	$ 5,617							$ 8,262	
Liabilities									
FIA/IUL embedded derivatives, included in contractholder funds	3,883	(1,382)	—	768	—	(154)	—	3,115	—
Subtotal liabilities at Level 3 fair value	$ 3,883	$ (1,382)	$ —	$ 768	$ —	$ (154)	$ —	$ 3,115	$ —
Market risk benefits liability (b)	469							282	
Total liabilities at Level 3 fair value	$ 4,352							$ 3,397	

(a) The net transfers out of Level 3 during the year ended December 31, 2022 were to Level 2, except for the net transfers out related to our other long-term investment, which was to Level 1.

(b) Refer to Note T *Market Risk Benefits* for roll forward activity of the net Market Risk Benefits Asset and Liability.

79

	Year ended December 31, 2021 (in millions)								
		Total Gains (Losses)							
	Balance at Beginning of Period	Included in Earnings	Included in AOCI	Purchases	Sales	Settlements	Net transfer In (Out) of Level 3 [a]	Balance at End of Period	Change in Unrealized Included in OCI
Assets									
Fixed maturity securities available-for-sale:									
Asset-backed securities	$ 1,350	$ (1)	$ (8)	$ 3,417	$ (97)	$ (595)	$ (107)	$ 3,959	$ 4
Commercial mortgage-backed securities	26	—	(3)	12	—	—	—	35	1
Corporates	1,274	8	(40)	154	(9)	(247)	(19)	1,121	23
Hybrids	4	—	—	—	—	(4)	—	—	—
Municipals	43	—	—	—	—	—	—	43	7
Residential mortgage-backed securities	483	—	(1)	14	—	(102)	(394)	—	22
Foreign Governments	17	—	1	—	—	—	—	18	2
Investment in unconsolidated affiliates	—	—	—	21	—	—	—	21	—
Short-term	—	—	2	820	—	(501)	—	321	—
Preferred securities	1	(1)	1	—	—	—	—	1	—
Other long-term investments:									
Available-for-sale embedded derivative	27	7	—	—	—	—	—	34	—
Credit linked note	23	—	—	—	—	—	—	23	—
Subtotal assets at Level 3 fair value	$ 3,248	$ 13	$ (48)	$ 4,438	$(106)	$ (1,449)	$ (520)	$ 5,576	$ 59
Market risk benefits asset (b)	14							41	
Total assets at Level 3 fair value	$ 3,262							$ 5,617	
Liabilities									
Future policy benefits	5	—	—	—	(4)	(1)	—	—	—
FIA/IUL embedded derivatives, included in contractholder funds	3,404	121	—	513	—	(155)	—	3,883	—
Subtotal liabilities at Level 3 fair value	$ 3,409	$ 121	$ —	$ 513	$ (4)	$ (156)	$ —	$ 3,883	$ —
Market risk benefits liability (b)	493							469	
Total liabilities at Level 3 fair value	$ 3,902							$ 4,352	

(a) The net transfers out of Level 3 during the year ended December 31, 2021 were to Level 2.

(b) Refer to Note T *Market Risk Benefits* for roll forward activity of the net Market Risk Benefits Asset and Liability.

Valuation Methodologies and Associated Inputs for Financial Instruments Not Carried at Fair Value

The following discussion outlines the methodologies and assumptions used to determine the fair value of our financial instruments not carried at fair value. Considerable judgment is required to develop these assumptions used

80

to measure fair value. Accordingly, the estimates shown are not necessarily indicative of the amounts that would be realized in a one-time, current market exchange of all of our financial instruments. Mortgage Loans The fair value of mortgage loans is established using a discounted cash flow method based on internal credit rating, maturity and future income. This yield-based approach is sourced from our third-party vendor. The internal ratings for mortgages in good standing are based on property type, location, market conditions, occupancy, debt service coverage, loan-to-value, quality of tenancy, borrower, and payment record. The inputs used to measure the fair value of our mortgage loans are classified as Level 3 within the fair value hierarchy. Investments in Unconsolidated affiliates The fair value of investments in unconsolidated affiliates is primarily determined using NAV as a practical expedient. Policy Loans (included within Other long-term investments) Fair values for policy loans are estimated from a discounted cash flow analysis, using interest rates currently being offered for loans with similar credit risk. Loans with similar characteristics are aggregated for purposes of the calculations. Company Owned Life Insurance Company owned life insurance (“COLI”) is a life insurance program used to finance certain employee benefit expenses. The fair value of COLI is based on net realizable value, which is generally cash surrender value. COLI is classified as Level 3 within the fair value hierarchy. Other Invested Assets (included within Other long-term investments) The fair value of bank loans is estimated using a discounted cash flow method with the discount rate based on weighted average cost of capital ("WACC"). This yield-based approach is sourced from a third-party vendor and the WACC establishes a market participant discount rate by determining the hypothetical capital structure for the asset should it be underwritten as of each period end. Other invested assets are classified as Level 3 within the fair value hierarchy. Investment Contracts Investment contracts include deferred annuities (FIAs and fixed rate annuities), indexed universal life policies (“IULs”), funding agreements and PRT and immediate annuity contracts without life contingencies. The FIA/ IUL embedded derivatives, included in contractholder funds, are excluded as they are carried at fair value. The fair value of the deferred annuities (FIA and fixed rate annuities) and IUL contracts is based on their cash surrender value (i.e. the cost the Company would incur to extinguish the liability) as these contracts are generally issued without an annuitization date. The fair value of funding agreements and PRT and immediate annuity contracts without life contingencies is derived by calculating a new fair value interest rate using the updated yield curve and treasury spreads as of the respective reporting date. The Company is not required to, and has not, estimated the fair value of the liabilities under contracts that involve significant mortality or morbidity risks, as these liabilities fall within the definition of insurance contracts that are exceptions from financial instruments that require disclosures of fair value. Other Federal Home Loan Bank of Atlanta (“FHLB”) common stock, Accounts receivable and Notes receivable are carried at cost, which approximates fair value. FHLB common stock is classified as Level 2 within the fair value hierarchy. Accounts receivable and Notes receivable are classified as Level 3 within the fair value hierarchy. 81

Debt

The fair value of the $550 million aggregate principal amount of 5.50% senior notes due 2025 is based on quoted market prices of debt with similar credit risk and tenor. The inputs used to measure the fair value of this debt results in a Level 2 classification within the fair value hierarchy. The fair value of the $400 million promissory note with FNF is estimated using a discounted cash flow analysis wherein contractual cash flows are discounted using then current interest rates being offered for debt with similar credit risk and tenor. This debt is classified as Level 3 within the fair value hierarchy.

The carrying value of the revolving credit facility at December 31, 2022 approximates fair value as the rates are comparable to those at which we could currently borrow under similar terms. As such, the fair value of the revolving credit facility was classified as a Level 2 measurement.

The following tables provide the carrying value and estimated fair value of our financial instruments that are carried on the Consolidated Balance Sheets at amounts other than fair value, summarized according to the fair value hierarchy previously described (in millions).

	December 31, 2022					
	Level 1	Level 2	Level 3	NAV	Total Estimated Fair Value	Carrying Amount
Assets						
FHLB common stock	$ —	$ 99	$ —	$ —	$ 99	$ 99
Commercial mortgage loans	—	—	2,083	—	2,083	2,406
Residential mortgage loans	—	—	1,892	—	1,892	2,148
Investments in unconsolidated affiliates	—	—	5	2,427	2,432	2,432
Policy loans	—	—	52	—	52	52
Other invested assets	—	—	10	—	10	10
Company-owned life insurance	—	—	328	—	328	328
Total	$ —	$ 99	$ 4,370	$ 2,427	$ 6,896	$ 7,475
Liabilities						
Investment contracts, included in contractholder funds	—	—	34,464	—	34,464	38,412
Debt	—	1,092	—	—	1,092	1,114
Total	$ —	$ 1,092	$ 34,464	$ —	$ 35,556	$ 39,526

	December 31, 2021					
	Level 1	Level 2	Level 3	NAV	Total Estimated Fair Value	Carrying Amount
Assets						
FHLB common stock	$ —	$ 72	$ —	$ —	$ 72	$ 72
Commercial mortgage loans	—	—	2,265	—	2,265	2,168
Residential mortgage loans	—	—	1,549	—	1,549	1,581
Investments in unconsolidated affiliates	—	—	—	2,350	2,350	2,350
Policy loans	—	—	39	—	39	39
Company-owned life insurance	—	—	299	—	299	299
Total	$ —	$ 72	$ 4,152	$ 2,350	$ 6,574	$ 6,509
Liabilities						
Investment contracts, included in contractholder funds	—	—	27,448	—	27,448	31,529
Debt	—	615	412	—	1,027	977
Total	$ —	$ 615	$ 27,860	$ —	$ 28,475	$ 32,506

82

For investments for which NAV is used, we do not have any significant restrictions in our ability to liquidate our positions in these investments, other than obtaining general partner approval, nor do we believe it is probable a price less than NAV would be received in the event of a liquidation.

We review the fair value hierarchy classifications each reporting period. Changes in the observability of the valuation attributes may result in a reclassification of certain financial assets or liabilities. Such reclassifications are reported as transfers in and out of Level 3, or between other levels, at the beginning fair value for the reporting period in which the changes occur. The transfers into and out of Level 3 were related to changes in the primary pricing source and changes in the observability of external information used in determining the fair value.

Note C — Investments

Our investments in fixed maturity securities have been designated as available-for-sale ("AFS") and are carried at fair value, net of allowance for expected credit losses, with unrealized gains and losses included within AOCI, net of deferred income taxes. Our preferred and equity securities investments are carried at fair value with unrealized gains and losses included in net earnings. The Company's consolidated investments are summarized as follows (in millions):

	December 31, 2022					
	Amortized Cost	Allowance for Expected Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Carrying Value
AFS securities						
Asset-backed securities	$ 12,209	$ (8)	$ 36	$ (770)	$ 11,467	$ 11,467
Commercial mortgage-backed securities	3,309	(1)	12	(284)	3,036	3,036
Corporates	15,879	(15)	30	(2,995)	12,899	12,899
Hybrids	781	—	8	(84)	705	705
Municipals	1,695	—	4	(289)	1,410	1,410
Residential mortgage-backed securities	1,631	(7)	6	(109)	1,521	1,521
U.S. Government	34	—	—	(2)	32	32
Foreign Governments	185	—	—	(37)	148	148
Total AFS securities	$ 35,723	$ (31)	$ 96	$ (4,570)	$ 31,218	$ 31,218

	December 31, 2021					
	Amortized Cost	Allowance for Expected Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Carrying Value
AFS securities						
Asset-backed securities	$ 8,516	$ (3)	$ 220	$ (38)	$ 8,695	$ 8,695
Commercial mortgage-backed securities	2,669	(2)	308	(11)	2,964	2,964
Corporates	14,372	—	784	(152)	15,004	15,004
Hybrids	812	—	69	—	881	881
Municipals	1,386	—	66	(11)	1,441	1,441
Residential mortgage-backed securities	722	(3)	7	(4)	722	722
U.S. Government	50	—	—	—	50	50
Foreign Governments	197	—	8	—	205	205
Total AFS securities	$ 28,724	$ (8)	$ 1,462	$ (216)	$ 29,962	$ 29,962

Securities held on deposit with various state regulatory authorities had a fair value of $17,751 million and $22,219 million at December 31, 2022 and December 31, 2021, respectively.

As of December 31, 2022 and December 31, 2021, the Company held $27 million and no material investments that were non-income producing for a period greater than twelve months, respectively.

83

As of December 31, 2022 and December 31, 2021, the Company's accrued interest receivable balance was $358 million and $246 million, respectively. Accrued interest receivable is classified within Prepaid expenses and other assets within the Consolidated Balance Sheets. In accordance with our FHLB agreements, the investments supporting the funding agreement liabilities are pledged as collateral to secure the FHLB funding agreement liabilities and are not available to us for general purposes. The collateral investments had a fair value of $3,387 million and $2,469 million as of December 31, 2022 and December 31, 2021, respectively. The amortized cost and fair value of fixed maturity securities by contractual maturities, as applicable, are shown below (in millions). Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. December 31, 2022 December 31, 2021 Amortized Cost Fair Value Amortized Cost Fair Value Corporates, Non-structured Hybrids, Municipal and U.S. Government Securities: Due in one year or less ..................................................... $ 124 $ 123 $ 105 $ 106 Due after one year through five years .............................. 2,193 2,059 1,724 1,754 Due after five years through ten years ............................. 1,840 1,633 2,141 2,201 Due after ten years ............................................................ 14,417 11,379 12,842 13,515 Subtotal ....................................................................... 18,574 15,194 16,812 17,576 Other securities, which provide for periodic payments: Asset-backed securities .................................................... 12,209 11,467 8,516 8,695 Commercial mortgage-backed securities ......................... 3,309 3,036 2,669 2,964 Structured hybrids ............................................................ — — 5 5 Residential mortgage-backed securities ........................... 1,631 1,521 722 722 Subtotal ....................................................................... 17,149 16,024 11,912 12,386 Total fixed maturity AFS securities ........................ $ 35,723 $ 31,218 $ 28,724 $ 29,962 Allowance for Current Expected Credit Loss We regularly review AFS securities for declines in fair value that we determine to be credit related. For our fixed maturity securities, we generally consider the following in determining whether our unrealized losses are credit related, and if so, the magnitude of the credit loss: • The extent to which the fair value is less than the amortized cost basis; • The reasons for the decline in value (credit event, currency or interest-rate related, including general credit spread widening); • The financial condition of and near-term prospects of the issuer (including issuer's current credit rating and the probability of full recovery of principal based upon the issuer's financial strength); • Current delinquencies and nonperforming assets of underlying collateral; • Expected future default rates; • Collateral value by vintage, geographic region, industry concentration or property type; • Subordination levels or other credit enhancements as of the balance sheet date as compared to origination; and • Contractual and regulatory cash obligations and the issuer's plans to meet such obligations. We recognize an allowance for current expected credit losses on fixed maturity securities in an unrealized loss position when it is determined, using the factors discussed above, a component of the unrealized loss is related to 84 credit. We measure the credit loss using a discounted cash flow model that utilizes the single best estimate cash flow and the recognized credit loss is limited to the total unrealized loss on the security (i.e. the fair value floor). Cash flows are discounted using the implicit yield of bonds at their time of purchase and the current book yield for asset and mortgage backed securities as well as variable rate securities. We recognize the expected credit losses in Recognized gains and losses, net in the Consolidated Statements of Earnings, with an offset for the amount of non- credit impairments recognized in AOCI. We do not measure a credit loss allowance on accrued investment income because we write-off accrued interest through Interest and investment income when collectability concerns arise. We consider the following in determining whether write-offs of a security’s amortized cost is necessary: • We believe amounts related to securities have become uncollectible; • We intend to sell a security; or • It is more likely than not that we will be required to sell a security prior to recovery. If we intend to sell a fixed maturity security or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis and the fair value of the security is below amortized cost, we will write down the security to current fair value, with a corresponding charge, net of any amount previously recognized as an allowance for expected credit loss, to Recognized gains and (losses), net in the accompanying Consolidated Statements of Earnings. If we do not intend to sell a fixed maturity security or it is more likely than not that we will not be required to sell a fixed maturity security before recovery of its amortized cost basis but believe amounts related to a security are uncollectible (generally based on proximity to expected credit loss), an impairment is deemed to have occurred and the amortized cost is written down to the estimated recovery value with a corresponding charge, net of any amount previously recognized as an allowance for expected credit loss, to Recognized gains and (losses), net in the accompanying Consolidated Statements of Earnings. The remainder of unrealized loss is held in other comprehensive income in the accompanying Consolidated Statements of Equity. The activity in the allowance for expected credit losses of AFS securities aggregated by investment category was as follows (in millions): Year ended December 31, 2022 Additions Reductions Balance at Beginning of Period For credit losses on securities for which losses were not previously recorded For initial credit losses on purchased securities accounted for as PCD financial assets (a) (Additions) reductions in allowance recorded on previously impaired securities For securities sold during the period For securities intended/ required to be sold prior to recovery of amortized cost basis Write offs charged against the allowance Recoveries of amounts previously written off Balance at End of Period AFS securities Asset-backed securities .. $ (3) $ (7) $ — $ (1) $ 2 $ — $ 1 — $ (8) Commercial mortgage- backed securities ........ (2) — — — 1 — — — (1) Corporates ...................... — (15) — — — — — — (15) Residential mortgage- backed securities ........ (3) (2) — (2) — — — — (7) Total AFS securities .............. $ (8) $ (24) $ — $ (3) $ 3 $ — $ 1 $ — $ (31) 85

Year ended December 31, 2021

	Additions: Balance at Beginning of Period	Additions: For credit losses on securities for which losses were not previously recorded	Additions: For initial credit losses on purchased securities accounted for as PCD financial assets (a)	(Additions) reductions in allowance recorded on previously impaired securities	Reductions: For securities sold during the period	Reductions: For securities intended/ required to be sold prior to recovery of amortized cost basis	Reductions: Write offs charged against the allowance	Reductions: Recoveries of amounts previously written off	Balance at End of Period
AFS securities									
Asset-backed securities	$ —	$ —	$ (1)	$ (2)	$ —	$ —	$ —	—	$ (3)
Commercial mortgage-backed securities	—	(2)	—	—	—	—	—	—	(2)
Corporates	(7)	—	—	6	—	—	—	1	—
Residential mortgage-backed securities	(3)	—	—	—	—	—	—	—	(3)
Total AFS securities	$ (10)	$ (2)	$ (1)	$ 4	$ —	$ —	$ —	$ 1	$ (8)

Period from June 1 to December 31, 2020

	Additions: Balance at Beginning of Period	Additions: For credit losses on securities for which losses were not previously recorded	Additions: For initial credit losses on purchased securities accounted for as PCD financial assets (a)	(Additions) reductions in allowance recorded on previously impaired securities	Reductions: For securities sold during the period	Reductions: For securities intended/ required to be sold prior to recovery of amortized cost basis	Reductions: Write offs charged against the allowance	Reductions: Recoveries of amounts previously written off	Balance at End of Period
AFS securities									
Asset-backed securities	$ —	$ 7	$ (9)	$ 2	$ —	$ —	$ —	$ —	$ —
Corporates	—	1	(17)	—	3	4	2	—	(7)
Hybrids	—	—	(3)	—	3	—	—	—	—
Residential mortgage-backed securities	—	2	(7)	1	1	—	—	—	(3)
Total AFS securities	$ —	$ 10	$ (36)	$ 3	$ 7	$ 4	$ 2	$ —	$ (10)

Period from January 1 to May 31, 2020

	Additions: Balance at Beginning of Period	Additions: For credit losses on securities for which losses were not previously recorded	Additions: For initial credit losses on purchased securities accounted for as PCD financial assets (a)	(Additions) reductions in allowance recorded on previously impaired securities	Reductions: For securities sold during the period	Reductions: For securities intended/ required to be sold prior to recovery of amortized cost basis	Reductions: Write offs charged against the allowance	Reductions: Recoveries of amounts previously written off	Balance at End of Period
AFS securities									
Asset-backed securities	$ —	$ (17)	$ —	$ 12	$ —	$ —	$ —	$ —	$ (5)
Corporates	—	(28)	—	—	8	12	1	—	(7)
Residential mortgage-backed securities	—	(6)	—	3	—	—	—	—	(3)
Total AFS securities	$ —	$ (51)	$ —	$ 15	$ 8	$ 12	$ 1	$ —	$ (15)

(a) Purchased credit deteriorated financial assets ("PCD")

PCDs are AFS securities purchased at a discount, where part of that discount is attributable to credit. Credit loss allowances are calculated for these securities as of the date of their acquisition, with the initial allowance serving to increase amortized cost. The following table summarizes year to date PCD AFS security purchases (in millions).

86

Purchased credit-deteriorated AFS debt securities	December 31, 2022	December 31, 2021
Purchase price	$ —	$ 4
Allowance for credit losses at acquisition	—	1
AFS purchased credit-deteriorated par value	$ —	$ 5

The fair value and gross unrealized losses of AFS securities, excluding securities in an unrealized loss position with an allowance for expected credit loss, aggregated by investment category and duration of fair value below amortized cost as of December 31, 2022 and December 31, 2021 were as follows (dollars in millions):

	December 31, 2022					
	Less Than 12 Months		12 Months or Longer		Total	
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
AFS securities						
Asset-backed securities	$ 7,001	$ (410)	$ 3,727	$ (360)	$ 10,728	$ (770)
Commercial mortgage-backed securities	2,065	(168)	475	(116)	2,540	(284)
Corporates	8,780	(1,679)	3,231	(1,312)	12,011	(2,991)
Hybrids	619	(83)	3	(1)	622	(84)
Municipals	948	(176)	352	(113)	1,300	(289)
Residential mortgage-backed securities	990	(51)	184	(22)	1,174	(73)
U.S. Government	11	(1)	21	(1)	32	(2)
Foreign Government	119	(32)	14	(5)	133	(37)
Total AFS securities	$ 20,533	$ (2,600)	$ 8,007	$ (1,930)	$ 28,540	$ (4,530)
Total number of available-for-sale securities in an unrealized loss position less than twelve months						2,774
Total number of available-for-sale securities in an unrealized loss position twelve months or longer						1,212
Total number of AFS securities in an unrealized loss position						3,986

	December 31, 2021					
	Less Than 12 Months		12 Months or Longer		Total	
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
AFS securities						
Asset-backed securities	$ 4,410	$ (31)	$ 146	$ (7)	$ 4,556	$ (38)
Commercial mortgage-backed securities	600	(11)	1	—	601	(11)
Corporates	5,017	(126)	394	(26)	5,411	(152)
Hybrids	3	—	—	—	3	—
Municipals	407	(5)	85	(6)	492	(11)
Residential mortgage-backed securities	325	(3)	11	(1)	336	(4)
U.S. Government	32	—	4	—	36	—
Foreign Government	27	—	—	—	27	—
Total AFS securities	$ 10,821	$ (176)	$ 641	$ (40)	$ 11,462	$ (216)
Total number of available-for-sale securities in an unrealized loss position less than twelve months						1,955
Total number of available-for-sale securities in an unrealized loss position twelve months or longer						67
Total number of AFS securities in an unrealized loss position						2,022

We determined the increase in unrealized losses as of December 31, 2022 was caused by higher treasury rates as well as wider spreads. This is in part due to the Federal Reserve's action to increase rates in efforts to combat inflation. For securities in an unrealized loss position as of December 31, 2022, our allowance for expected credit

87

loss was $31 million. We believe that the unrealized loss position for which we have not recorded an allowance for expected credit loss as of December 31, 2022 was primarily attributable to interest rate increases, near-term illiquidity, and other macroeconomic uncertainties as opposed to issuer specific credit concerns.

Mortgage Loans

Our mortgage loans are collateralized by commercial and residential properties.

Commercial Mortgage Loans

Commercial mortgage loans ("CMLs") represented approximately 6% of our total investments as of December 31, 2022 and December 31, 2021. The mortgage loans in our investment portfolio, are generally comprised of high quality commercial first lien and mezzanine real estate loans. Mortgage loans are primarily on income producing properties including industrial properties, retail buildings, multifamily properties and office buildings. We diversify our CML portfolio by geographic region and property type to attempt to reduce concentration risk. We continuously evaluate CMLs based on relevant current information to ensure properties are performing at a consistent and acceptable level to secure the related debt. The distribution of CMLs, gross of valuation allowances, by property type and geographic region is reflected in the following tables (dollars in millions):

	December 31, 2022		December 31, 2021	
	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total
Property Type:				
Hotel	$ 18	1 %	$ 19	1 %
Industrial	520	22 %	497	23 %
Mixed Use	12	1 %	13	1 %
Multifamily	1,013	42 %	894	41 %
Office	330	14 %	343	16 %
Retail	105	4 %	121	6 %
Student Housing	83	3 %	83	4 %
Other	335	13 %	204	8 %
Total CMLs, gross of valuation allowance	$ 2,416	100 %	$ 2,174	100 %
Allowance for expected credit loss	(10)		(6)	
Total CMLs, net of valuation allowance	$ 2,406		$ 2,168	
U.S. Region:				
East North Central	$ 151	6 %	$ 137	6 %
East South Central	76	3 %	79	4 %
Middle Atlantic	326	13 %	293	13 %
Mountain	355	15 %	236	11 %
New England	158	7 %	149	7 %
Pacific	708	28 %	649	30 %
South Atlantic	521	22 %	459	21 %
West North Central	4	1 %	12	1 %
West South Central	117	5 %	160	7 %
Total CMLs, gross of valuation allowance	$ 2,416	100 %	$ 2,174	100 %
Allowance for expected credit loss	(10)		(6)	
Total CMLs, net of valuation allowance	$ 2,406		$ 2,168	

88

CMLs segregated by risk rating exposure as of December 31, 2022 and December 31, 2021, were as follows, gross of valuation allowances (in millions):

	December 31, 2022						
	Amortized Cost by Origination Year						
	2022	2021	2020	2019	2018	Prior	Total
Current (less than 30 days past due)	$ 350	$ 1,300	$ 488	$ —	$ —	$ 269	$ 2,407
30-89 days past due	—	—	—	—	—	—	—
90 days or more past due	—	—	—	—	—	9	9
Total CMLs	$ 350	$ 1,300	$ 488	$ —	$ —	$ 278	$ 2,416

	December 31, 2021						
	Amortized Cost by Origination Year						
	2021	2020	2019	2018	2017	Prior	Total
Current (less than 30 days past due)	$ 1,301	$ 543	$ —	$ 6	$ —	$ 324	$ 2,174
30-89 days past due	—	—	—	—	—	—	—
90 days or more past due	—	—	—	—	—	—	—
Total CMLs	$ 1,301	$ 543	$ —	$ 6	$ —	$ 324	$ 2,174

Loan-to-value ("LTV") and debt service coverage ("DSC") ratios are measures commonly used to assess the risk and quality of mortgage loans. The LTV ratio is expressed as a percentage of the amount of the loan relative to the value of the underlying property. A LTV ratio in excess of 100% indicates the unpaid loan amount exceeds the underlying collateral. The DSC ratio, based upon the most recently received financial statements, is expressed as a percentage of the amount of a property's net income to its debt service payments. A DSC ratio of less than 1.00 indicates that a property's operations do not generate sufficient income to cover debt payments. We normalize our DSC ratios to a 25-year amortization period for purposes of our general loan allowance evaluation.

The following tables present the recorded investment in CMLs by LTV and DSC ratio categories and estimated fair value by the indicated loan-to-value ratios, gross of valuation allowances at December 31, 2022 and December 31, 2021 (dollars in millions):

	Debt-Service Coverage Ratios						
	>1.25	1.00 - 1.25	<1.00	Total Amount	% of Total	Estimated Fair Value	% of Total
December 31, 2022							
LTV Ratios:							
Less than 50.00%	$ 511	$ 4	$ 11	$ 526	22 %	$ 490	24 %
50.00% to 59.99%	706	—	—	706	29 %	615	30 %
60.00% to 74.99%	1,154	3	—	1,157	48 %	955	45 %
75.00% to 84.99%	—	—	18	18	1 %	14	1 %
CMLs (a)	$ 2,371	$ 7	$ 29	$ 2,407	100 %	$ 2,074	100 %
December 31, 2021							
LTV Ratios:							
Less than 50.00%	$ 626	$ 33	$ 9	$ 668	31 %	$ 745	33 %
50.00% to 59.99%	470	—	—	470	22 %	481	21 %
60.00% to 74.99%	1,036	—	—	1,036	47 %	1,039	46 %
CMLs (a)	$ 2,132	$ 33	$ 9	$ 2,174	100 %	$ 2,265	100 %

(a) Excludes loans under development with an amortized cost and estimated fair value of $9 million for December 31, 2022.

89

	December 31, 2022						
	Amortized Cost by Origination Year						
	2022	2021	2020	2019	2018	Prior	Total
LTV							
Less than 50.00%	$ 70	$ 120	$ 207	$ —	$ —	$ 129	$ 526
50.00% to 59.99%	149	268	158	—	—	131	706
60.00% to 74.99%	113	912	123	—	—	9	1,157
75.00% to 84.99%	9	—	—	—	—	9	18
Total CMLs (a)	$ 341	$ 1,300	$ 488	$ —	$ —	$ 278	$ 2,407
DSCR							
Greater than 1.25x	$ 329	$ 1,300	$ 488	$ —	$ —	$ 254	$ 2,371
1.00x - 1.25x	3	—	—	—	—	4	7
Less than 1.00x	9	—	—	—	—	20	29
Total CMLs (a)	$ 341	$ 1,300	$ 488	$ —	$ —	$ 278	$ 2,407

	December 31, 2021						
	Amortized Cost by Origination Year						
	2021	2020	2019	2018	2017	Prior	Total
LTV							
Less than 50.00%	$ 120	$ 229	$ —	$ 6	$ —	$ 313	$ 668
50.00% to 59.99%	267	192	—	—	—	11	470
60.00% to 74.99%	914	122	—	—	—	—	1,036
Total CMLs (a)	$ 1,301	$ 543	$ —	$ 6	$ —	$ 324	$ 2,174
DSCR							
Greater than 1.25x	$ 1,301	$ 543	$ —	$ 4	$ —	$ 284	$ 2,132
1.00x - 1.25x	—	—	—	2	—	31	33
Less than 1.00x	—	—	—	—	—	9	9
Total CMLs (a)	$ 1,301	$ 543	$ —	$ 6	$ —	$ 324	$ 2,174

(a) Excludes loans under development with an amortized cost and estimated fair value of $9 million for December 31, 2022.

We recognize a mortgage loan as delinquent when payments on the loan are greater than 30 days past due. At December 31, 2022 we had one CML that was delinquent in principal or interest payments as shown in the risk rating exposure table below. At December 31, 2021 we had no CMLs that were delinquent in principal or interest payments.

90

Residential Mortgage Loans

Residential mortgage loans ("RMLs") represented approximately 5% and 4% of our total investments as of December 31, 2022 and December 31, 2021, respectively. Our RMLs are closed end, amortizing loans and 100% of the properties are located in the United States. We diversify our RML portfolio by state to attempt to reduce concentration risk. The distribution of RMLs by state with highest-to-lowest concentration are reflected in the following tables, gross of valuation allowances (dollars in millions):

	December 31, 2022	
U.S. State:	**Amortized Cost**	**% of Total**
Florida	$ 324	15 %
Texas	215	10 %
New Jersey	172	8 %
Pennsylvania	153	7 %
California	139	6 %
New York	138	6 %
Georgia	125	6 %
All other states (a)	914	42 %
Total RMLs	$ 2,180	100 %

(a) The individual concentration of each state is equal to or less than 5% as of December 31, 2022.

	December 31, 2021	
U.S. State:	**Amortized Cost**	**% of Total**
Florida	$ 234	15 %
Texas	170	10 %
New Jersey	153	10 %
All other states (a)	1,049	65 %
Total RMLs	$ 1,606	100 %

(a) The individual concentration of each state is less than 9% as of December 31, 2021.

RMLs have a primary credit quality indicator of either a performing or nonperforming loan. We define non-performing residential mortgage loans as those that are 90 or more days past due or in non-accrual status, which is assessed monthly. The credit quality of RMLs was as follows (dollars in millions):

	December 31, 2022		December 31, 2021	
Performance indicators:	**Amortized Cost**	**% of Total**	**Amortized Cost**	**% of Total**
Performing	$ 2,118	97 %	$ 1,533	95 %
Non-performing	62	3 %	73	5 %
Total RMLs, gross of valuation allowance	$ 2,180	100 %	$ 1,606	100 %
Allowance for expected loan loss	(32)	— %	(25)	— %
Total RMLs, net of valuation allowance	$ 2,148	100 %	$ 1,581	100 %

RMLs segregated by risk rating exposure as of December 31, 2022 and December 31, 2021, were as follows, gross of valuation allowances (in millions):

	December 31, 2022 Amortized Cost by Origination Year						
	2022	**2021**	**2020**	**2019**	**2018**	**Prior**	**Total**
RMLs							
Current (less than 30 days past due)	$ 766	$ 884	$ 214	$ 185	$ 23	$ 33	$ 2,105
30-89 days past due	2	7	—	4	—	—	13
Over 90 days past due	3	9	15	34	1	—	62
Total RMLs	$ 771	$ 900	$ 229	$ 223	$ 24	$ 33	$ 2,180

91

	December 31, 2021						
	Amortized Cost by Origination Year						
	2021	2020	2019	2018	2017	Prior	Total
RMLs							
Current (less than 30 days past due)	$ 795	$ 293	$ 323	$ 50	$ 36	$ 21	$ 1,518
30-89 days past due	5	4	6	1	—	—	16
Over 90 days past due	1	23	46	2	—	—	72
Total RMLs	$ 801	$ 320	$ 375	$ 53	$ 36	$ 21	$ 1,606

Non-accrual loans by amortized cost as of December 31, 2022 and December 31, 2021, were as follows (in millions):

	December 31, 2022	December 31, 2021
Residential mortgage	$ 62	$ 72
Commercial mortgage	9	—
Total non-accrual mortgages	$ 71	$ 72

Immaterial interest income was recognized on non-accrual financing receivables for the years ended December 31, 2022 and December 31, 2021.

It is our policy to cease to accrue interest on loans that are delinquent for 90 days or more. For loans less than 90 days delinquent, interest is accrued unless it is determined that the accrued interest is not collectible. If a loan becomes 90 days or more delinquent, it is our general policy to initiate foreclosure proceedings unless a workout arrangement to bring the loan current is in place. As of December 31, 2022 and December 31, 2021, we had $71 million and $72 million, respectively, of mortgage loans that were over 90 days past due, of which $38 million and $39 million were in the process of foreclosure as of December 31, 2022 and December 31, 2021, respectively.

Allowance for Expected Credit Loss

We estimate expected credit losses for our commercial and residential mortgage loan portfolios using a probability of default/loss given default model. Significant inputs to this model include, where applicable, the loans' current performance, underlying collateral type, location, contractual life, LTV, DSC and Debt to Income or FICO. The model projects losses using a two year reasonable and supportable forecast and then reverts over a three year period to market-wide historical loss experience. Changes in our allowance for expected credit losses on mortgage loans are recognized in Recognized gains and losses, net in the accompanying Consolidated Statements of Earnings.

The allowances for our mortgage loan portfolio are summarized as follows (in millions):

	Year ended December 31, 2022			Year ended December 31, 2021		
	Residential Mortgages	Commercial Mortgages	Total	Residential Mortgages	Commercial Mortgages	Total
Beginning Balance	$ 25	$ 6	$ 31	$ 37	$ 2	$ 39
Provision for loan losses	7	4	11	(12)	4	(8)
Ending Balance	$ 32	$ 10	$ 42	$ 25	$ 6	$ 31

	Period from June 1 to December 31, 2020			Period from January 1 to May 31, 2020		
	Residential Mortgages	Commercial Mortgages	Total	Residential Mortgages	Commercial Mortgages	Total
					Predecessor	
Beginning Balance	$ —	$ —	$ —	$ 7	$ 1	$ 8
Provision for loan losses	30	2	32	7	—	7
For initial credit losses on purchased loans accounted for as PCD financial assets	7	—	7	—	—	—
Ending Balance	$ 37	$ 2	$ 39	$ 14	$ 1	$ 15

92

An allowance for expected credit loss is not measured on accrued interest income for commercial mortgage loans as we have a process to write-off interest on loans that enter into non-accrual status (90 days or more past due). Allowances for expected credit losses are measured on accrued interest income for residential mortgage loans and were immaterial as of December 31, 2022 and December 31, 2021.

Interest and Investment Income

The major sources of Interest and investment income reported on the accompanying Consolidated Statements of Earnings were as follows (in millions):

	Year Ended December 31,		Period from June 1 to December 31,	Period from January 1 to May 31,
	2022	2021	2020	2020
				Predecessor
Fixed maturity securities, available-for-sale	$ 1,431	$ 1,213	$ 643	$ 426
Equity securities	17	11	7	4
Preferred securities	49	47	35	16
Mortgage loans	186	131	50	36
Invested cash and short-term investments	33	7	—	4
Limited partnerships	110	589	75	(37)
Other investments	20	17	8	5
Gross investment income	1,846	2,015	818	454
Investment expense	(191)	(163)	(75)	(51)
Interest and investment income	$ 1,655	$ 1,852	$ 743	$ 403

Interest and investment income is shown net of amounts attributable to certain funds withheld reinsurance agreements which is passed along to the reinsurer in accordance with the terms of these agreements. Interest and investment income attributable to these agreements, and thus excluded from the totals in the table above, was $109 million, $53 million, $21 million and $15 million, for the year ended December 31, 2022, the year ended December 31, 2021, the period from June 1 to December 31, 2020 and the Predecessor period from January 1 to May 31, 2020, respectively.

Recognized Gains and (Losses), net

Details underlying Recognized gains and (losses), net reported on the accompanying Consolidated Statements of Earnings were as follows (in millions):

	Year Ended December 31,		Period from June 1 to December 31,	Period from January 1 to May 31,
	2022	2021	2020	2020
				Predecessor
Net realized (losses) gains on fixed maturity available-for-sale securities	$ (241)	$ 102	$ 95	$ (49)
Net realized/unrealized (losses) gains on equity securities [(a)]	(40)	(37)	29	(30)
Net realized/unrealized (losses) gains on preferred securities [(b)]	(167)	(14)	55	(40)
Realized (losses) gains on other invested assets	(13)	6	—	(2)
Change in allowance for expected credit losses	(34)	4	(19)	(23)
Derivatives and embedded derivatives:				
Realized (losses) gains on certain derivative instruments	(164)	455	76	11
Unrealized (losses) gains on certain derivative instruments	(693)	160	161	(223)
Change in fair value of reinsurance related embedded derivatives [(c)]	352	34	(53)	19
Change in fair value of other derivatives and embedded derivatives	(10)	5	8	(1)
Realized (losses) gains on derivatives and embedded derivatives	(515)	654	192	(194)
Recognized gains and (losses), net	$ (1,010)	$ 715	$ 352	$ (338)

93

(a) Includes net valuation (losses) gains of $(40) million, $(37) million, $30 million and $(30) million for the years ended December 31, 2022 and 2021, the period from June 1 to December 31, 2020 and the Predecessor period from January 1 to May 31, 2020, respectively.

(b) Includes net valuation (losses) gains of $(159) million, $(14) million, $56 million and $(34) million for the years ended December 31, 2022 and 2021, the period from June 1 to December 31, 2020 and the Predecessor period from January 1 to May 31, 2020, respectively.

(c) Change in fair value of reinsurance related embedded derivatives is due to activity related to the reinsurance treaties with Kubera (novated from Kubera to Somerset effective October 31, 2021) and Aspida Re.

Recognized gains and (losses), net is shown net of amounts attributable to certain funds withheld reinsurance agreements which is passed along to the reinsurer in accordance with the terms of these agreements. Recognized gains and losses attributable to these agreements, and thus excluded from the totals in the table above, was $381 million, $15 million, $(58) million and $21 million for the year ended December 31, 2022, the year ended December 31, 2021, the period from June 1 to December 31, 2020 and the Predecessor period from January 1 to May 31, 2020, respectively.

The proceeds from the sale of fixed-maturity securities and the gross gains and losses associated with those transactions were as follows (in millions):

	Year Ended December 31,		Period from June 1 to December 31,	Period from January 1 to May 31,
	2022	2021	2020	2020
				Predecessor
Proceeds	$ 3,097	$ 4,555	$ 1,398	$ 513
Gross gains	13	142	101	29
Gross losses	(239)	(42)	(5)	(20)

Unconsolidated Variable Interest Entities

We own investments in VIEs that are not consolidated within our financial statements. A VIE is an entity that does not have sufficient equity to finance its own activities without additional financial support, where investors lack certain characteristics of a controlling financial interest, or where the entity is structured with non-substantive voting rights. VIEs are consolidated by their 'primary beneficiary', a designation given to an entity that receives both the benefits from the VIE as well as the substantive power to make its key economic decisions. While we participate in the benefits from VIEs in which we invest, but do not consolidate, the substantive power to make the key economic decisions for each respective VIE resides with entities not under our common control. It is for this reason that we are not considered the primary beneficiary for the VIE investments that are not consolidated.

We invest in various limited partnerships and limited liability companies primarily as a passive investor. These investments are primarily in credit funds with a bias towards current income, real assets, or private equity. Limited partnership and limited liability company interests are accounted for under the equity method and are included in Investments in unconsolidated affiliates on our Consolidated Balance Sheets. In addition, we invest in structured investments, which may be VIEs, but for which we are not the primary beneficiary. These structured investments typically invest in fixed income investments and are managed by third parties and include asset-backed securities, commercial mortgage-backed securities and residential mortgage-backed securities included in fixed maturity securities available for sale on our Consolidated Balance Sheets.

Our maximum exposure to loss with respect to these VIEs is limited to the investment carrying amounts reported in our Consolidated Balance Sheets for limited partnerships and the amortized costs of our fixed maturity securities, in addition to any required unfunded commitments (also refer to Note F *Commitments and Contingencies*).

94

The following table summarizes the carrying value and the maximum loss exposure of our unconsolidated VIEs as of December 31, 2022 and December 31, 2021(in millions):

	December 31, 2022		December 31, 2021	
	Carrying Value	Maximum Loss Exposure	Carrying Value	Maximum Loss Exposure
Investment in unconsolidated affiliates	$ 2,427	$ 4,030	$ 2,350	$ 3,496
Fixed maturity securities	15,680	17,404	12,382	12,802
Total unconsolidated VIE investments	$ 18,107	$ 21,434	$ 14,732	$ 16,298

Concentrations

Our underlying investment concentrations that exceed 10% of shareholders equity are as follows (in millions). Certain of the investments disclosed as of December 31, 2022 were held as of December 31, 2021 but are not presented in the December 31, 2021 column as they did not exceed 10% of shareholders equity as of December 31, 2021.

	December 31, 2022	December 31, 2021
Blackstone Wave Asset Holdco (a)	$ 741	$ 870
ELBA (b)	470	—
COLI	308	—
Verus Securitization Trust (c)	302	—
Jade 1 (d)	271	—
Jade 2 (d)	271	—
Jade 3 (d)	271	—
Jade 4 (d)	271	—

(a) Represents a special purpose vehicle that holds investments in numerous limited partnership investments whose underlying investments are further diversified by holding interest in multiple individual investments and industries.

(b) Represents special purpose vehicles that hold an underlying minority ownership interest in a single operating liquified natural gas export facility.

(c) Represents special purpose vehicles that hold investments backed by the interest paid on loans for residencies.

(d) Represents special purpose vehicles that hold numerous underlying corporate loans across various industries.

Note D — Derivative Financial Instruments

The carrying amounts of derivative instruments, including derivative instruments embedded in FIA and IUL contracts, and reinsurance is as follows (in millions):

	December 31, 2022	December 31, 2021
Assets:		
Derivative investments:		
Call options	$ 244	$ 816
Other long-term investments:		
Other embedded derivatives	23	33
Prepaid expenses and other assets:		
Reinsurance related embedded derivatives	279	—
	$ 546	$ 849
Liabilities:		
Contractholder funds:		
FIA/ IUL embedded derivatives	$ 3,115	$ 3,883
Accounts payable and accrued liabilities:		
Reinsurance related embedded derivatives	—	73
	$ 3,115	$ 3,956

95

The change in fair value of derivative instruments included within Recognized gains and losses, net, in the accompanying Consolidated Statements of Earnings is as follows (in millions):

	Year Ended December 31,		Period from June 1 to December 31,	Period from January 1 to May 31,
	2022	2021	2020	2020
Net investment gains (losses):				Predecessor
Call options	$ (862)	$ 597	$ 229	$ (221)
Futures contracts	(7)	8	15	8
Foreign currency forwards	12	10	(7)	1
Other derivatives and embedded derivatives	(10)	5	8	(1)
Reinsurance related embedded derivatives	352	34	(53)	19
Total net investment gains (losses)	$ (515)	$ 654	$ 192	$ (194)
Benefits and other changes in policy reserves:				
FIA/ IUL embedded derivatives (decrease) increase	$ (768)	$ 479	$ 552	$ 239

Additional Disclosures

FIA/IUL Embedded Derivative and Call Options and Futures

We have FIA and IUL contracts that permit the holder to elect an interest rate return or an equity index linked component, where interest credited to the contracts is linked to the performance of various equity indices, primarily the S&P 500 Index. This feature represents an embedded derivative under GAAP. The FIA/IUL embedded derivatives are valued at fair value and included in the liability for contractholder funds in the accompanying Consolidated Balance Sheets with changes in fair value included as a component of Benefits and other changes in policy reserves in the Consolidated Statements of Earnings. See a description of the fair value methodology used in Note B *Fair Value of Financial Instruments*.

We purchase derivatives consisting of a combination of call options and futures contracts (specifically for FIA contracts) on the applicable market indices to fund the index credits due to FIA/IUL contractholders. The call options are one, two, three, and five year options purchased to match the funding requirements of the underlying policies. On the respective anniversary dates of the indexed policies, the index used to compute the interest credit is reset and we purchase new call options to fund the next index credit. We manage the cost of these purchases through the terms of our FIA/IUL contracts, which permit us to change caps, spreads or participation rates, subject to guaranteed minimums, on each contract's anniversary date. The change in the fair value of the call options and futures contracts is generally designed to offset the portion of the change in the fair value of the FIA/IUL embedded derivatives related to index performance through the current credit period. The call options and futures contracts are marked to fair value with the change in fair value included as a component of Recognized gains and losses, net, in the accompanying Consolidated Statements of Earnings. The change in fair value of the call options and futures contracts includes the gains and losses recognized at the expiration of the instrument term or upon early termination and the changes in fair value of open positions.

Other market exposures are hedged periodically depending on market conditions and our risk tolerance. Our FIA/IUL hedging strategy economically hedges the equity returns and exposes us to the risk that unhedged market exposures result in divergence between changes in the fair value of the liabilities and the hedging assets. We use a variety of techniques, including direct estimation of market sensitivities, to monitor this risk daily. We intend to continue to adjust the hedging strategy as market conditions and our risk tolerance changes.

Credit Risk

We are exposed to credit loss in the event of non-performance by our counterparties on the call options and reflect assumptions regarding this non-performance risk in the fair value of the call options. The non-performance risk is the net counterparty exposure based on the fair value of the open contracts less collateral held. We maintain a

96

policy of requiring all derivative contracts to be governed by an International Swaps and Derivatives Association ("ISDA") Master Agreement.

Information regarding our exposure to credit loss on the call options we hold is presented in the following table (in millions):

		December 31, 2022			
Counterparty	Credit Rating (Fitch/Moody's/ S&P) [(1)]	Notional Amount	Fair Value	Collateral	Net Credit Risk
Merrill Lynch	AA/*/A+	$ 3,563	$ 23	$ —	$ 23
Morgan Stanley	*/Aa3/A+	1,699	14	19	—
Barclay's Bank	A+/A1/A	6,049	65	59	6
Canadian Imperial Bank of Commerce	AA/Aa2/A+	5,169	68	64	4
Wells Fargo	A+/A1/BBB+	1,361	17	17	—
Goldman Sachs	A/A2/BBB+	1,133	9	10	—
Credit Suisse	BBB+/A3/A-	1,039	5	5	—
Truist	A+/A2/A	2,489	35	36	—
Citibank	A+/Aa3/A+	795	8	9	—
Total		$ 23,297	$ 244	$ 219	$ 33

		December 31, 2021			
Counterparty	Credit Rating (Fitch/Moody's/ S&P)[(1)]	Notional Amount	Fair Value	Collateral	Net Credit Risk
Merrill Lynch	AA/*/A+	$ 3,307	$ 128	$ 86	$ 42
Morgan Stanley	*/Aa3/A+	2,184	86	92	—
Barclay's Bank	A+/A1/A	5,197	231	233	—
Canadian Imperial Bank of Commerce	AA/Aa2/A+	2,936	147	151	—
Wells Fargo	A+/A1/BBB+	2,445	89	90	—
Goldman Sachs	A/A2/BBB+	307	10	10	—
Credit Suisse	A/A1/A+	1,485	74	75	—
Truist	A+/A2/A	1,543	51	53	—
Total		$ 19,404	$ 816	$ 790	$ 42

(1) An * represents credit ratings that were not available.

Collateral Agreements

We are required to maintain minimum ratings as a matter of routine practice as part of our over-the-counter derivative agreements on ISDA forms. Under some ISDA agreements, we have agreed to maintain certain financial strength ratings. A downgrade below these levels provides the counterparty under the agreement the right to terminate the open option contracts between the parties, at which time any amounts payable by us or the counterparty would be dependent on the market value of the underlying option contracts. Our current rating does not allow any counterparty the right to terminate ISDA agreements. In certain transactions, both us and the counterparty have entered into a collateral support agreement requiring either party to post collateral when the net exposures exceed pre-determined thresholds. For all counterparties, except Merrill Lynch, this threshold is set to zero. As of December 31, 2022 and December 31, 2021 counterparties posted $219 million and $790 million, respectively, of collateral of which $178 million and $576 million, respectively, is included in cash and cash equivalents with an associated payable for this collateral included in accounts payable and accrued liabilities on the Consolidated Balance Sheets. Accordingly, the maximum amount of loss due to credit risk that we would incur if parties to the call options failed completely to perform according to the terms of the contracts was $33 million at December 31, 2022 and $42 million at December 31, 2021.

97

We are required to pay counterparties the effective federal funds rate each day for cash collateral posted to F&G for daily mark to market margin changes. We reinvest derivative cash collateral to reduce the interest cost. Cash collateral is invested in overnight investment sweep products, which are included in cash and cash equivalents in the accompanying Consolidated Balance Sheets.

We held 409 and 329 futures contracts at December 31, 2022 and December 31, 2021, respectively. The fair value of the futures contracts represents the cumulative unsettled variation margin (open trade equity, net of cash settlements). We provide cash collateral to the counterparties for the initial and variation margin on the futures contracts, which is included in cash and cash equivalents in the accompanying Consolidated Balance Sheets. The amount of cash collateral held by the counterparties for such contracts was $3 million and $3 million at December 31, 2022 and December 31, 2021, respectively.

Reinsurance Related Embedded Derivatives

The Company entered into a reinsurance agreement with Kubera effective December 31, 2018, to cede certain multi-year guaranteed annuity ("MYGA") and deferred annuity business on a coinsurance funds withheld basis, net of applicable existing reinsurance. Effective October 31, 2021, this agreement was novated from Kubera to Somerset, a certified third-party reinsurer. Additionally, F&G entered into a reinsurance agreement with Aspida Re effective January 1, 2021, and amended in August 2021 and September 2022, to cede a quota share of certain deferred annuity business on a funds withheld basis. Fair value movements in the funds withheld balances associated with these arrangements creates an obligation for F&G to pay Somerset and Aspida Re at a later date, which results in embedded derivatives. These embedded derivatives are considered total return swaps with contractual returns that are attributable to the assets and liabilities associated with the reinsurance arrangements. The fair value of the total return swap is based on the change in fair value of the underlying assets held in the funds withheld portfolio. Investment results for the assets that support the coinsurance with funds withheld reinsurance arrangements, including gains and losses from sales, were passed directly to the reinsurers pursuant to contractual terms of the reinsurance arrangements. The reinsurance related embedded derivatives are reported in prepaid expenses and other assets if in a net gain position, or accounts payable and accrued liabilities, if in a net loss position, on the Consolidated Balance Sheets and the related gains or losses are reported in Recognized gains and losses, net on the Consolidated Statements of Earnings.

Note E — Notes Payable

Notes payable consists of the following:

	December 31, 2022	December 31, 2021
	(In millions)	
Revolving Credit Facility - Short-term	$ 547	$ —
5.50% F&G Notes	567	577
FNF Promissory Note	—	400
	$ 1,114	$ 977

On November 22, 2022, we entered into a Credit Agreement (the "Credit Agreement") with certain lenders (the "Lenders") and Bank of America, N.A. as administrative agent (in such capacity, the "Administrative Agent"), swing line lender and an issuing bank, pursuant to which the Lenders have made available an unsecured revolving credit facility in an aggregate principal amount of $550 million to be used for working capital and general corporate purposes.

The Credit Agreement matures the earlier to occur of November 22, 2025 or 91 days prior to May 1, 2025, the stated maturity date of the 5.50% F&G Notes, unless the principal amount of the 5.50% F&G Notes is $150,000,000 or less at such time, the 5.50% F&G Notes have been redeemed or defeased in full, and any refinancing Indebtedness incurred in connection therewith matures at least 91 days after the date that is 3 years from the Effective Date or certain other conditions are met. As the revolving loans under the Credit Agreement mature in less than one year, the amounts outstanding under the Credit Agreement are considered short-term.

98

Revolving loans under the Credit Agreement generally bear interest at a variable rate based on either (i) the base rate (which is the highest of (a) one-half of one percent in excess of the federal funds rate, (b) the Administrative Agent's "prime rate", or (c) the sum of one percent plus Term The Secured Overnight Financing Rate ("SOFR") plus a margin of between 30.0 and 80.0 basis points depending on the non-credit-enhanced, senior unsecured long-term debt ratings of F&G or (ii) Term SOFR plus a margin of between 130.0 and 180.0 basis points depending on the non-credit-enhanced, senior unsecured long-term debt ratings of F&G. At the current Standard & Poor's, Moody's and Fitch non-credit-enhanced, senior unsecured long-term debt ratings of BBB-/Ba1//BBB-, respectively, the applicable margin for revolving loans subject to Term SOFR is 165 basis points. In addition, we will pay a facility fee of between 20.0 and 45.0 basis points on the entire facility, also depending on the non-credit-enhanced, senior unsecured long-term debt ratings, which is payable quarterly in arrears.

As of December 31, 2022, the revolving credit facility was fully drawn with $550 million outstanding, offset by approximately $3 million of unamortized debt issuance costs. For the year ended December 31, 2022, interest expense on the revolving credit facility was approximately $1 million.

On September 15, 2021, we entered into a promissory note with FNF for $400 million aggregate principal amount, quarterly interest at three-month LIBOR + 2.50% (2.63% at December 31, 2021), due 2028 (the "FNF Promissory Note"). On June 24, 2022, the following action previously approved by the F&G board of directors became effective: (i) an exchange agreement with FNF pursuant to which F&G transferred shares of its common stock to FNF in exchange for the $400 million FNF Promissory Note, after which the note was retired. There was no gain or loss recorded with respect to the exchange agreement. For the years ended December 31, 2022 and 2021, interest expense on the FNF Promissory Note was approximately $6 million and $3 million, respectively.

On December 29, 2020, we entered into a revolving note agreement with FNF for up to $200 million capacity (the "FNF Credit Facility") to be used for working capital and other general corporate purposes. No amounts were outstanding under this revolving note agreement as of December 31, 2022 or December 31, 2021.

On April 20, 2018, Fidelity & Guaranty Life Holdings, Inc. ("FGLH"), our indirect wholly owned subsidiary, completed a debt offering of $550 million aggregate principal amount of 5.50% senior notes due May 1, 2025 (the "5.50% F&G Notes"), at 99.5% of face value for proceeds of $547 million. As a result of the FNF acquisition, a premium of $39 million was established for these notes and is being amortized over the remaining life of the debt through 2025. In conjunction with the acquisition, FNF became a guarantor of FGLH's obligations under the 5.50% F&G Notes and agreed to fully and unconditionally guarantee the F&G 5.50% Notes, on a joint and several basis. Interest expense, net of premium amortization on the 5.50% F&G Notes were $29 million, $29 million, $18 million and $13 million for the years ended December 31, 2022 and December 31, 2021, the period from June 1 to December 31, 2020 and the Predecessor period from January 1 to May 31, 2020, respectively.

The Credit Agreement and the indenture governing the 5.50% F&G Notes impose certain operating and financial restrictions, including financial covenants, on F&G. As of December 31, 2022, we were in compliance with all covenants.

Also refer to Note A - *Business and Summary of Significant Accounting Policies - Recent Events* for additional information about our Notes Payable.

Gross principal maturities of notes payable at December 31, 2022 are as follows (in millions):

2023	$	550
2024		—
2025		550
2026		—
2027		—
Thereafter		—
	$	1,100

99

Note F — Commitments and Contingencies Legal and Regulatory Contingencies In the ordinary course of business, we are involved in various pending and threatened litigation matters related to our operations, some of which include claims for punitive or exemplary damages. Like other companies, our ordinary course litigation includes a number of class action and purported class action lawsuits, which make allegations related to aspects of our operations. We believe that no actions, other than the matters discussed below, if any, depart from customary litigation incidental to our business. We review lawsuits and other legal and regulatory matters (collectively “legal proceedings”) on an ongoing basis when making accrual and disclosure decisions. When assessing reasonably possible and probable outcomes, management bases its decision on its assessment of the ultimate outcome assuming all appeals have been exhausted. For legal proceedings in which it has been determined that a loss is both probable and reasonably estimable, a liability based on known facts and that represents our best estimate has been recorded. Our accrual for legal and regulatory matters was insignificant as of December 31, 2022 and December 31, 2021. We do not consider (i) the amounts we have currently recorded for all legal proceedings in which it has been determined that a loss is both probable and reasonably estimable and (ii) reasonably possible losses for all pending legal proceedings to be material to our financial statements either individually or in the aggregate. Actual losses may materially differ from the amounts recorded and the ultimate outcome of our pending legal proceedings is generally not yet determinable. While some of these matters could be material to our operating results or cash flows for any particular period if an unfavorable outcome results, at present we do not believe that the ultimate resolution of currently pending legal proceedings, either individually or in the aggregate, will have a material adverse effect on our financial condition. In August 2020, a lawsuit styled, In the Matter of FGL Holdings, was filed in the Grand Court of the Cayman Islands related to FNF's acquisition of F&G where dissenting shareholders, Kingfishers LP, Kingstown 1740 Fund LP, Kingstown Partners II LP, Kingstown Partners Master Ltd., and Ktown LP, asserted statutory appraisal rights relative to their ownership of 12,000,000 shares of F&G stock. They sought a judicial determination of the fair value of their shares of F&G stock as of the date of valuation under the law of the Cayman Islands, together with interest. On September 5, 2022 the Grand Court of the Cayman Islands decided in favor of F&G. Kingstown Capital Management LP failed to appeal, and its appeal period expired on October 20, 2022. The result in this case has no material adverse effect on our financial condition. From time to time we receive inquiries and requests for information from state insurance departments, attorneys general and other regulatory agencies about various matters relating to our business. Sometimes these take the form of civil investigative demands or subpoenas. We cooperate with all such inquiries and we have responded to or are currently responding to inquiries from multiple governmental agencies. From time to time, we are assessed fines for violations of regulations or other matters or enter into settlements with such authorities, which may require us to pay fines or claims or take other actions. We do not anticipate such fines and settlements, either individually or in the aggregate, will have a material adverse effect on our financial condition. 100

Commitments

We have unfunded investment commitments as of December 31, 2022 and December 31, 2021 based upon the timing of when investments are executed compared to when the actual investments are funded, as some investments require that funding occur over a period of months or years. A summary of unfunded commitments by invested asset class as of December 31, 2022 and December 31, 2021 is included below (in millions):

	December 31, 2022	December 31, 2021
Asset Type		
Unconsolidated VIEs:		
Limited partnerships	$ 1,603	$ 1,146
Whole loans	419	589
Fixed maturity securities, ABS	201	306
Other fixed maturity securities, AFS	48	119
Commercial mortgage loans	36	44
Other assets	120	156
Residential mortgage loans	2	—
Committed amounts included in liabilities	1	—
Total	$ 2,430	$ 2,360

See Note A *Business and Summary of Significant Accounting Policies*, for discussion of funding agreements that have been issued pursuant to the FABN Program as well as to the FHLB that are included in Contractholder funds.

The Company leases office space under operating leases. The largest leases are cancellable in 2027 and expire in 2030. Rent expense and minimum rental commitments under all leases are immaterial.

As discussed in Note J *Reinsurance*, to enhance Kubera's ability to pay its obligations under the amended reinsurance agreement, effective October 31, 2021, F&G entered into a Variable Note Purchase Agreement (the "NPA"), whereby F&G agreed to fund a note to Kubera to be used to ultimately settle with F&G, with principal increases up to a maximum amount of $300 million, to the extent a potential funding shortfall (treaty assets are less than the total funding requirement) is projected relative to the business ceded to Kubera from F&G as part of the amended reinsurance agreement. The potential funding shortfall will be determined quarterly and, among other items, is impacted by the market value of the assets in the funds withheld account related to the reinsurance agreement and Kubera's capital as calculated on a Bermuda regulatory basis. The NPA matures on November 30, 2071. Based on the current level of the treaty assets and projections that these policies will be profitable over the lifetime of the agreement, we do not expect significant fundings to occur under the NPA. As of December 31, 2022 and December 31, 2021, the amount funded under the NPA was insignificant.

101

Note G — Supplemental Cash Flow Information

The following supplemental cash flow information is provided with respect to certain cash payment and non-cash investing and financing activities (in millions).

	Year Ended December 31, 2022	Year Ended December 31, 2021	Period from June 1 to December 31, 2020	Period from January 1 to May 31, 2020 Predecessor
Cash paid for:				
Interest paid	$ 34	$ 30	$ 15	$ 15
Income taxes (refunded) paid	(72)	44	2	—
Deferred sales inducements	87	90	46	43
Non-cash investing and financing activities:				
Investments received from pension risk transfer premiums	—	316	—	—
Change in proceeds of sales of investments available for sale receivable in period	115	(160)	(3)	5
Change in purchases of investments available for sale payable in period	(10)	2	7	(6)

Note H —Intangibles

The following table reconciles to Other intangible assets, net, on the Consolidated Balance Sheets as of December 31, 2022 and December 31, 2021 (in millions):

	December 31, 2022	December 31, 2021
VOBA	$ 1,615	$ 1,743
DAC	1,411	784
DSI	200	127
Value of distribution asset	100	115
Computer software	61	52
Definite lived trademarks, tradenames, and other	34	34
Indefinite lived tradenames and other	8	8
Total Other intangible assets, net	$ 3,429	$ 2,863

The following tables roll forward VOBA by product for the years ended December 31, 2022 and December 31, 2021 (in millions):

	FIA	Fixed Rate Annuities	Immediate Annuities	Universal Life	Traditional Life	Total
Balance at January 1, 2022	$ 1,314	$ 39	$ 212	$ 153	$ 25	$ 1,743
Amortization	(148)	(7)	(11)	(10)	(4)	(180)
Shadow Premium Deficiency Testing ("PDT")	—	—	—	—	52	52
Balance at December 31, 2022	$ 1,166	$ 32	$ 201	$ 143	$ 73	$ 1,615

102

	FIA	Fixed Rate Annuities	Immediate Annuities	Universal Life	Traditional Life	Total
Balance at January 1, 2021	$ 1,471	$ 48	$ 226	$ 164	$ 31	$ 1,940
Amortization	(157)	(9)	(14)	(11)	(4)	(195)
Shadow PDT	—	—	—	—	(2)	(2)
Balance at December 31, 2021	$ 1,314	$ 39	$ 212	$ 153	$ 25	$ 1,743

VOBA amortization expense of $(180) million, $(195) million, $(120) million, and $14 million was recorded in interest credited on the Consolidated Statements of Earnings (Loss) for the years ended December 31, 2022 and December 31, 2021, the period June 1 to December 31, 2020 and the Predecessor period January 1 to May 31, 2020, respectively.

Prior to the adoption of ASU 2018-12 with a transition date of January 1, 2021, changes in carrying amounts of our VOBA for the period June 1 to December 31, 2020 and the Predecessor period January 1 to May 31, 2020 are presented as follows (in millions):

	VOBA
Balance at June 1, 2020 (a)	$ 1,847
Deferrals	—
Amortization	(120)
Interest	20
Unlocking	2
Adjustment for net unrealized investment losses (gains)	(283)
Balance at December 31, 2020	$ 1,466

Predecessor	**VOBA**
Balance at January 1, 2020	$ 599
Deferrals	—
Amortization	14
Interest	7
Unlocking	(9)
Adjustment for net unrealized investment losses (gains)	141
Balance at May 31, 2020	$ 752

(a) As of the June 1, 2020 acquisition of F&G, due to purchase accounting adjustments, VOBA was re-established at fair value.

The following table presents a reconciliation of VOBA to the Consolidated Balance Sheets as of December 31, 2022 and December 31, 2021 (in millions):

	December 31, 2022	December 31, 2021
FIA	$ 1,166	$ 1,314
Fixed Rate Annuities	32	39
Immediate Annuities	201	212
Universal Life	143	153
Traditional Life	73	25
Total	$ 1,615	$ 1,743

103

The following tables roll forward DAC for the years ended December 31, 2022 and December 31, 2021 (in millions):

	FIA	Fixed Rate Annuities	Universal Life	Total (a)
Balance at January 1, 2022	$ 564	$ 38	$ 173	$ 775
Capitalization	474	56	196	726
Amortization	(67)	(11)	(21)	(99)
Balance at December 31, 2022	$ 971	$ 83	$ 348	$ 1,402

	FIA	Fixed Rate Annuities	Universal Life	Total (a)
Balance at January 1, 2021	$ 181	$ 16	$ 48	$ 245
Capitalization	415	27	134	576
Amortization	(32)	(5)	(9)	(46)
Balance at December 31, 2021	$ 564	$ 38	$ 173	$ 775

(a) Excludes insignificant amounts of DAC related to Funding Agreement Backed Notes ("FABN") and for 2021, Traditional Life.

DAC amortization expense of $(99) million, $(46) million, $(6) million, and $22 million was recorded in interest credited on the Consolidated Statements of Earnings (Loss) for the years ended December 31, 2022 and December 31, 2021, the period June 1 to December 31, 2020 and the Predecessor period January 1 to May 31, 2020, respectively.

Prior to the adoption of ASU 2018-12 with a transition date of January 1, 2021, changes in carrying amounts of our DAC for the period June 1 to December 31, 2020 and the Predecessor period January 1 to May 31, 2020 are presented as follows (in millions):

	DAC
Balance at June 1, 2020 (a)	$ —
Deferrals	251
Amortization	(6)
Interest	2
Unlocking	—
Adjustment for net unrealized investment losses (gains)	(25)
Balance at December 31, 2020	$ 222
Predecessor	**DAC**
Balance at January 1, 2020	$ 641
Deferrals	184
Amortization	22
Interest	8
Unlocking	(2)
Adjustment for net unrealized investment losses (gains)	65
Balance at May 31, 2020	$ 918

(a) As of the June 1, 2020 acquisition of F&G, due to purchase accounting adjustments, our prior intangible assets were valued at $0.

104

The following table presents a reconciliation of DAC to the Consolidated Balance Sheets as of December 31, 2022 and December 31, 2021 (in millions):

	December 31, 2022	December 31, 2021
FIA	$ 971	$ 564
Fixed Rate Annuities	83	38
Universal Life	348	173
Traditional Life	—	3
Funding Agreements	9	6
Total	$ 1,411	$ 784

The following tables roll forward DSI for the years ended December 31, 2022 and December 31, 2021 (in millions):

	FIA	Total
Balance at January 1, 2022	$ 127	$ 127
Capitalization	87	87
Amortization	(14)	(14)
Balance at December 31, 2022	$ 200	$ 200

	FIA	Total
Balance at January 1, 2021	$ 44	$ 44
Capitalization	90	90
Amortization	(7)	(7)
Balance at December 31, 2021	$ 127	$ 127

DSI amortization expense of $(14) million, $(7) million, $(5) million, and $10 million was recorded in interest credited on the Consolidated Statements of Earnings (Loss) for the years ended December 31, 2022 and December 31, 2021, the period June 1 to December 31, 2020 and the Predecessor period January 1 to May 31, 2020, respectively.

Prior to the adoption of ASU 2018-12 with a transition date of January 1, 2021, changes in carrying amounts of our DSI for the period June 1 to December 31, 2020 and the Predecessor period January 1 to May 31, 2020 are presented as follows (in millions):

	DSI
Balance at June 1, 2020 (a)	$ —
Deferrals	46
Amortization	(5)
Interest	—
Unlocking	—
Adjustment for net unrealized investment losses (gains)	(5)
Balance at December 31, 2020	$ 36

Predecessor	DSI
Balance at January 1, 2020	$ 236
Deferrals	43
Amortization	10
Interest	2
Unlocking	—
Adjustment for net unrealized investment losses (gains)	30
Balance at May 31, 2020	$ 321

(a) As of the June 1, 2020 acquisition of F&G, due to purchase accounting adjustments, our prior intangible assets were valued at $0.

105

The following table presents a reconciliation of DSI to the Consolidated Balance Sheets as of December 31, 2022 and December 31, 2021 (in millions):

	Year Ended December 31,	
	2022	2021
FIA	$ 200	$ 127
Total	$ 200	$ 127

The cash flow assumptions used to amortize VOBA and DAC were consistent with the assumptions used to estimate the FPB for life contingent immediate annuity and PRT contracts, and will be reviewed and unlocked, if applicable, in the same period as those balances. For nonparticipating traditional life contracts, the VOBA amortization is straight-line, without the use of cash flow assumptions. For FIA contracts, the cash flow assumptions used to amortize VOBA, DAC, and DSI were consistent with the assumptions used to estimate the value of the embedded derivative and MRBs, and will be reviewed and unlocked, if applicable, in the same period as those balances. For fixed rate annuities and IUL the cash flow assumptions used to amortize VOBA, DAC and DSI reflect the Company's best estimates for policyholder behavior, consistent with the development of assumptions for FIA, immediate annuity, and PRT. Refer to Note A *Business and Summary of Significant Accounting Policies* for further information about accounting policies for amortization of VOBA, DAC and DSI.

We review cash flow assumptions annually, generally in the third quarter. In 2022, F&G undertook a review of all significant assumptions and revised GMWB utilization for our deferred annuity contracts (FIA and fixed rate annuities) to reflect internal and industry experience in the first several contract years. In 2021, F&G undertook a review of all significant assumptions and no changes were made to any cash flow assumptions.

For the in-force liabilities as of December 31, 2022, the estimated amortization expense for VOBA in future fiscal periods is as follows (in millions):

Fiscal Year	Estimated Amortization Expense
2023	$ 164
2024	151
2025	140
2026	128
2027	117
Thereafter	915

Definite and Indefinite Lived Other Intangible Assets

Other intangible assets as of December 31, 2022 consist of the following (in millions):

	Cost	Accumulated amortization	Net carrying amount	Weighted average useful life (years)
Value of distribution asset (VODA)	$ 140	$ (40)	$ 100	15
Computer software	82	(21)	61	2 to 10
Definite lived trademarks, tradenames, and other	43	(9)	34	10
Indefinite lived tradenames and other	8	N/A	8	Indefinite
Total			$ 203	

106

Other intangible assets as of December 31, 2021 consist of the following (in millions):

	Cost	Accumulated amortization	Net carrying amount	Weighted average useful life (years)
Value of distribution asset (VODA)	$ 140	$ (25)	$ 115	15
Computer software	67	(15)	52	2 to 10
Definite lived trademarks, tradenames and other	39	(5)	34	10
Indefinite lived tradenames and other	8	N/A	8	Indefinite
Total			$ 209	

Amortization expense for amortizable intangible assets, which consist primarily of VODA, computer software, and definite lived trademarks, tradenames and other was $25 million, $28 million, $17 million and $1 million for the years ended December 31, 2022 and December 31, 2021, the period June 1 to December 31, 2020 and the Predecessor period January 1 to May 31, 2020, respectively. Estimated amortization expense for the next five years for assets owned at December 31, 2022, is $29 million in 2023, $26 million in 2024, $24 million in 2025, $23 million in 2026 and $22 million in 2027.

Note I — Goodwill

Goodwill of $1,749 million as of December 31, 2022, and December 31, 2021 relates to goodwill recorded in connection with the FNF acquisition at June 1, 2020. There have been no changes in goodwill since the FNF acquisition. Refer to Note A *Business and Summary of Significant Accounting Policies* regarding our accounting policy for Goodwill and discussion of impairment testing.

Note J — Reinsurance

F&G reinsures portions of its policy risks with other insurance companies. The use of indemnity reinsurance does not discharge an insurer from liability on the insurance ceded. The insurer is required to pay in full the amount of its insurance liability regardless of whether it is entitled to or able to receive payment from the reinsurer. The portion of risks exceeding F&G's retention limit is reinsured. F&G primarily seeks reinsurance coverage in order to limit its exposure to mortality losses and enhance capital management. F&G follows reinsurance accounting when there is adequate risk transfer or deposit accounting if there is inadequate risk transfer. If the underlying policy being reinsured is an investment contract, the effects of the agreement are accounted for as a separate investment contract. Refer to Note A *Business and Summary of Significant Accounting Policies* for more information over our accounting policy for reinsurance agreements.

The effect of reinsurance on net premiums earned and net benefits incurred (benefits paid and reserve changes) for the years ended December 31, 2022 and December 31, 2021, the period from June 1, 2020 to December 31, 2020 and the Predecessor period January 1, 2020 to May 31, 2020, respectively, were as follows (in millions):

	Year Ended December 31,				Period from June 1 to December 31,		Period from January 1 to May 31,	
	2022		2021		2020		2020	
							Predecessor	
	Net Premiums Earned	Net Benefits Incurred	Net Premiums Earned	Net Benefits Incurred	Net Premiums Earned	Net Benefits Incurred	Net Premiums Earned	Net Benefits Incurred
Direct	$ 1,522	$ 3,640	$ 1,314	$ 3,070	$ 108	$ 976	$ 86	$ 402
Assumed	—	—	—	—	—	1	—	(1)
Ceded	(128)	(2,514)	(137)	(1,138)	(85)	(111)	(67)	(103)
Net	$ 1,394	$ 1,126	$ 1,177	$ 1,932	$ 23	$ 866	$ 19	$ 298

Amounts payable or recoverable for reinsurance on paid and unpaid claims are not subject to periodic or maximum limits. The Company did not write off any significant reinsurance balances during the years ended December 31, 2022 and December 31, 2021, the period from June 1, 2020 to December 31, 2020 or the Predecessor

107

period from January 1, 2020 to May, 31, 2020. The Company did not commute any ceded reinsurance treaties during the years ended December 31, 2022 and December 31, 2021, the period from June 1, 2020 to December 31, 2020 or the Predecessor period from January 1, 2020 to May 31, 2020. F&G estimates expected credit losses on reinsurance recoverables using a probability of default/loss given default model. Significant inputs to the model include the reinsurer's credit risk, expected timing of recovery, industry-wide historical default experience, senior unsecured bond recovery rates, and credit enhancement features. For the period ended May 31, 2020, the expected credit loss reserve was $22 million. As of the June 1, 2020 acquisition of F&G, due to purchase accounting adjustments, our expected credit loss reserve was valued at $0. For the seven months ended December 31, 2020, the expected credit loss reserve increased from $0 to $21 million. As of December 31, 2022 and December 31, 2021, the expected credit loss reserve was $10 million and $20 million, respectively. No policies issued by F&G have been reinsured with any foreign company, which is controlled, either directly or indirectly, by a party not primarily engaged in the business of insurance. F&G has not entered into any reinsurance agreements in which the reinsurer may unilaterally cancel any reinsurance for reasons other than non-payment of premiums or other similar credit issues. New Reinsurance Transaction. Effective December 31, 2022, F&G entered into an indemnity reinsurance agreement with New Reinsurance Company Ltd. (“New Re”), a third-party reinsurer, to cede a quota share of certain FIA policies and related waiver of surrender charges, issued after January 1, 2022, on a coinsurance and yearly renewable term basis. The coinsurance quota share is only applicable to the base contract benefits under the FIA policies. The yearly renewable term is applicable to the waiver of surrender charges. As the FIA policies ceded do not include any GMWB or GMDB benefits, there is no significant insurance risk present and therefore the effects of this agreement are accounted for as a separate investment contract. Aspida Reinsurance Transaction. F&G executed a Funds Withheld Coinsurance Agreement with Aspida Re, a Bermuda reinsurer. In accordance with the terms of this agreement, F&G cedes to the reinsurer, on a fifty percent (50%) funds withheld coinsurance basis, certain multiyear guaranteed annuity business written effective January 1, 2021. The agreement was originally executed January 15, 2021 and amended in August 2021 and September 2022. For reinsured policies issued prior to September 1, 2022, the policies are ceded on a fifty percent (50%) quota share basis. For reinsured policies issued on or after September 1, 2022, the policies are ceded on a seventy-five percent (75%) quota share basis, capped at $350 million cession per month. As the policies ceded to Aspida are investment contracts, there is no significant insurance risk present and therefore the effects of this agreement are accounted for as a separate investment contract. Somerset Reinsurance Transaction. F&G entered into a reinsurance agreement with Kubera, a third-party reinsurer, effective December 31, 2018, to cede certain MYGA and deferred annuity GAAP and statutory reserves on a coinsurance funds withheld basis, net of applicable existing reinsurance. In accordance with the terms of this agreement, F&G cedes a quota share percentage of MYGA and deferred annuity policies for certain issue years to Kubera. Effective October 31, 2021, this agreement was novated from Kubera to Somerset, a certified third-party reinsurer. This agreement cedes GAAP and statutory reserves of approximately $1 billion. As the policies ceded to Somerset are investment contracts, there is no significant insurance risk present and therefore the effects of this agreement are accounted for as a separate investment contract. Kubera Reinsurance Transaction. F&G has a reinsurance agreement with Kubera to cede certain FIA statutory reserves on a coinsurance funds withheld basis, net of applicable existing reinsurance. In accordance with the terms of this agreement, F&G cedes a quota share percentage of FIA policies for certain issue years to Kubera. Effective October 31, 2021, this agreement was amended to increase the ceded reserves from approximately $4 billion to approximately $10 billion. The agreement was subsequently amended and restated on October 1, 2022 whereby F&G recaptured approximately $52 million in statutory reserves solely related to waiver of surrender charges. As the policies ceded to Kubera are investment contracts, there is no significant insurance risk present and therefore the reinsurance agreement is accounted for as a separate investment contract. F&G incurred risk charge fees of $12 million, $5 million, $4 million, and ($1) million during the years ended December 31, 2022 and December 31, 2021, 108 the period from June 1, 2020 to December 31, 2020, and the Predecessor period from January 1, 2020 to May 31, 2020, respectively, in relation to this reinsurance agreement. To enhance Kubera's ability to pay its obligations under the amended reinsurance agreement, F&G entered into a Variable Note Purchase Agreement (the “NPA”), whereby F&G agreed to fund a note to Kubera to be used to ultimately settle with F&G, with principal increases up to a maximum amount of $300 million, to the extent a potential funding shortfall (treaty assets are less than the total funding requirement) is projected relative to the business ceded to Kubera from F&G as part of the amended reinsurance agreement. The potential funding shortfall will be determined quarterly and, among other items, is impacted by the market value of the assets in the funds withheld account related to the reinsurance agreement and Kubera's capital as calculated on a Bermuda regulatory basis. The NPA matures on November 30, 2071. Based on the current level of the treaty assets and projections that these policies will be profitable over the lifetime of the agreement, we do not expect significant fundings to occur under the NPA. As of December 31, 2022 and December 31, 2021, the amount funded under the NPA was insignificant. Canada Life Reinsurance Transaction. Effective May 1, 2020, F&G entered into an indemnity reinsurance agreement with Canada Life Assurance Company United States Branch, a third-party reinsurer, to reinsure FIA policies with GMWB. In accordance with the terms of this agreement, F&G cedes a quota share percentage of the net retention of guarantee payments in excess of account value for GMWB. This treaty was amended effective January 1, 2021 and January 1, 2022, and covers FIA policies with GMWB issued from January 1, 2020 to December 31, 2023. Effective October 1, 2022, the treaty was then amended and restated to cover additional FIA business policies. The effects of this agreement are not accounted for as reinsurance as it does not satisfy the risk transfer requirements for GAAP; therefore, deposit accounting is applied. F&G incurred risk charge fees of $4 million, $2 million and $1 million during the years ended December 31, 2022 and December 31, 2021 and the period from June 1, 2020 to December 31, 2020, respectively, in relation to this reinsurance agreement. Hannover Reinsurance Transaction. F&G has an indemnity reinsurance agreement with Hannover Re, a third- party reinsurer, to cede a quota share percentage of the net retention of guarantee payments in excess of account value for GMWB and GMDB guarantees associated with an in-force block of its FIA and fixed deferred annuity contracts. The effects of this agreement are not accounted for as reinsurance as it does not satisfy the risk transfer requirements for GAAP; therefore, deposit accounting is applied. F&G incurred risk charge fees of $20 million, $21 million, $12 million, and $8 million during the years ended December 31, 2022 and December 31, 2021, the period from June 1, 2020 to December 31, 2020, and the Predecessor period from January 1, 2020 to May 31, 2020, respectively, in relation to this reinsurance agreement. Wilton Reinsurance Transaction. Pursuant to the agreed upon terms, Wilton Reassurance Company (“Wilton Re”) purchased through a 100% quota share reinsurance agreement certain FGL Insurance life insurance policies that are subject to redundant reserves, reported on a statutory basis, under Regulation XXX and Guideline AXXX, as well as another block of FGL Insurance’s in-force traditional, universal life and IUL insurance policies. The effects of this agreement are accounted for as reinsurance as the ceded policies qualify as insurance products and because the agreement satisfies the risk transfer requirements for GAAP. Concentration of Reinsurance Risk The Company has a significant concentration of reinsurance risk with third party reinsurers, Aspida Re, Wilton Re, and Somerset that could have a material impact on our financial position in the event that any of these reinsurers fails to perform its obligations under the various reinsurance treaties. Aspida Re has an A- issuer credit rating from AM Best as of December 31, 2022, and the risk of non-performance is further mitigated through the funds withheld arrangement. Wilton Re has an A+ issuer credit rating from AM Best and an A issuer credit rating from Fitch as of December 31, 2022. Somerset has an A- issuer credit rating from AM Best and a BBB+ issuer credit rating from S&P as of December 31, 2022, and the risk of non-performance is further mitigated through the funds withheld arrangement. On December 31, 2022, the net amounts recoverable from Aspida Re, Wilton Re, and Somerset were $3,121 million, $1,231 million, and $570 million, respectively. We monitor both the financial condition of individual reinsurers and risk concentration arising from similar activities and economic characteristics of reinsurers 109 to attempt to reduce the risk of default by such reinsurers. We believe that all amounts due from Aspida Re, Wilton Re, and Somerset for periodic treaty settlements are collectible as of December 31, 2022. Intercompany Reinsurance Agreements Effective December 31, 2022, Fidelity & Guaranty Life Insurance Company (“FGL Insurance”) entered into a Coinsurance Agreement with F&G Life Re, an affiliated Bermuda reinsurer to issue a quota share of PRT group annuity contracts. Some of the contracts reinsured are held by FGL Insurance’s general account and others are held by a FGL Insurance separate account (which does not meet the GAAP definition of a separate account). The cession from FGL Insurance to the Reinsurer is on a 80% quota share basis. Reinsurance of the separate account contracts are maintained on a modified coinsurance basis and reinsurance of the general account contracts are maintained on a funds withheld basis. On the funds withheld portion of the transaction, FGL Insurance ceded approximately $380 million, in certain PRT Statutory Reserves and Interest Maintenance Reserve. FGL Insurance also established a modified coinsurance reserve of approximately $1.7 billion associated with the PRT Separate Account Insurance Liabilities. F&G has a reinsurance treaty with Raven Reinsurance Company ("Raven Re"), its wholly owned captive reinsurance company, to cede the Commissioners Annuity Reserve Valuation Method ("CARVM") liability for annuity benefits where surrender charges are waived related to certain FIA, DA and MYGA policies. Effective October 1, 2022, the treaty was amended and restated to cover additional FIA, DA and MYGA policy issue years. In connection with the CARVM reinsurance agreement, (“FGL Insurance”) and Raven Re entered into an agreement with Nomura Bank International plc (“NBI”) to establish a reserve financing facility in the form of a letter of credit issued by NBI. The reimbursement agreement associated with the facility was amended and restated on September 30, 2022. As a result, the financing facility now has $200 million available to draw on as of December 31, 2022. The amended facility may terminate earlier than the current termination date of October 1, 2027, in accordance with the terms of the reimbursement agreement. Under the terms of the reimbursement agreement, in the event the letter of credit is drawn upon, Raven Re is required to repay the amounts utilized, and FGLH is obligated to repay the amounts utilized if Raven Re fails to make the required reimbursement. FGLH also is required to make capital contributions to Raven Re in the event that Raven Re’s statutory capital and surplus falls below certain defined levels. As of December 31, 2022 and December 31, 2021, Raven Re’s statutory capital and surplus was $11 million and $62 million, respectively, in excess of the minimum level required under the reimbursement agreement. As this letter of credit is provided by an unaffiliated financial institution, Raven Re is permitted to carry the letter of credit as an admitted asset on the Raven Re statutory balance sheet. Effective December 31, 2020, FGL Insurance executed a Coinsurance Agreement with F&G Life Re Ltd. (“F&G Life Re” or "Reinsurer"), an affiliated Bermuda reinsurer, to reinsure a quota share of FIA policies to the Reinsurer. Concurrently, the Reinsurer and F&G Cayman Re Ltd. (“F&G Cayman Re”), an affiliated reinsurer of both FGL Insurance and the Reinsurer, entered into a Retrocession Agreement. The cession from FGL Insurance to the Reinsurer is on a 100% quota share basis, net of applicable existing reinsurance and the retrocession to F&G Cayman Re from the Reinsurer is on a 45% quota share basis. Additionally, both treaties are maintained on a funds withheld basis. FGL Insurance ceded and the Reinsurer retroceded approximately $5.0 billion and $2.2 billion, respectively, in certain FIA Statutory Reserves and Interest Maintenance Reserve. Since these agreements are intercompany, the financial impacts are eliminated in the preparation of the Consolidated Financial Statements included within this Report. Note K — Related Party Transactions The Company has determined that related parties would fall into the following categories; (i) affiliates of the entity, (ii) entities for which investments in their equity securities would be required to be accounted for by the equity method by the investing entity, (iii) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management, (iv) principal owners (>10% equity stake) of the entity and members of their immediate families, (v) management (including FNF’s BOD, CEO, and other persons responsible for achieving the objectives of the entity and who have the authority to establish policies and make decisions) of the entity and other members of their immediate families, (vi) other parties with which the entity may 110 deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests (vii) other parties that can significantly influence management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate business, (viii) attorney in fact of a reciprocal reporting entity or any affiliate of the attorney in fact, and (ix) a U.S. manager of a U.S. branch or any affiliate of the U.S. manager of a U.S. branch. Prior to the FNF acquisition, the Company determined that for the period January 1 to May 31, 2020, the Blackstone Group LP ("Blackstone") and its affiliates, further discussed below, as well as the Company's directors and officers (along with their immediate family members) were related parties of the Company due to ownership in F&G. Blackstone was a related party based on its equity stake in the Company. Upon the closing of the FNF acquisition, the Company re-evaluated related parties. Blackstone and its affiliates are no longer related parties due to no longer holding ownership in F&G. It was determined that FNF as well as FNF's directors and officers (along with their immediate family members) would be related parties subsequent to June 1, 2020. FNF Separation Agreement F&G has entered into the Separation Agreement with FNF to provide for, among other things, the principal corporate transactions required to effect the separation and distribution, certain conditions to the separation and distribution and provisions governing our relationship with FNF with respect to and resulting from the separation and distribution. Refer to “Risk Factors - Risks Related to the Separation and Distribution and our Status as a subsidiary of FNF” in this Report for additional information on the separation. Notes Payable For a description of our financing arrangements with FNF see Note E Notes Payable to the Consolidated Financial Statements included in this Report. Governance Because FNF will initially own approximately 85% of the shares of outstanding F&G common stock we are a controlled company within the meaning of the corporate governance standards of the NYSE. A controlled company does not need its board of directors to have a majority of independent directors or to form an independent compensation committee or nominating and corporate governance committee. Refer to “Risk Factors - Risks Related to the Separation and Distribution and our Status as a subsidiary of FNF” in this Report for additional information on management and governance. Tax Sharing Agreement Refer to Note N Income Taxes for a discussion of the tax matters agreement between FNF and the Company. Stock Split, Increase to Authorized shares and Exchange Agreement with FNF On June 24, 2022, the following actions previously approved by the F&G board of directors became effective: (i) a stock split in a ratio of 105,000 for 1. FNF, as the sole shareholder, received, in the form of a dividend, 104,999 additional shares of common stock for each share of common stock held. Earnings per share has been retrospectively adjusted to reflect as if the split occurred as of June 1, 2020 in accordance with GAAP; (ii) an increase in the number of authorized shares of common stock from one thousand (1,000) to five hundred million (500,000,000); (iii) an exchange agreement with FNF pursuant to which F&G transferred shares of its common stock to FNF in exchange for the $400 million FNF Promissory Note, after which the note was retired. There was no gain or loss recorded with respect to the exchange agreement. For the years ended December 31, 2022 and 2021, interest expense on the FNF Promissory Note was approximately $6 million and $3 million, respectively. 111

Corporate Services Agreement FNF has entered into a Corporate Services Agreement with F&G, which we refer to as the Corporate Services Agreement. Pursuant to such agreement, FNF will provide F&G with certain corporate services, including internal audit services, litigation and dispute management services, compliance services, corporate and transactional support services, SEC & reporting services, insurance and risk management services, human resources support services and real estate services. The Corporate Services Agreement terminates after the date upon which all corporate services or transition assistance have been terminated or upon the mutual agreement of the parties. F&G may terminate corporate services by providing 90 days written notice to FNF. Reverse Corporate Services Agreement F&G has entered into a Reverse Corporate Services Agreement with FNF. Pursuant to such agreement, F&G will provide FNF with certain services, including employee services. The Reverse Corporate Services Agreement terminates after the date upon which all corporate services or transition assistance has been terminated or upon the mutual agreement of the parties. FNF may terminate corporate services by providing 90 days written notice to F&G. Shared Services For the years ended December 31, 2022 and 2021, and for the period June 1, 2020 to December 31, 2020, FNF provided certain operational support services for F&G including tax, insurance, legal, risk management, information technology, employee benefits and accounting. Expenses incurred by F&G for all services were approximately $4 million for the year ended December 31, 2022 and were insignificant for the year ended December 31, 2021 and for the period June 1, 2020 to December 31, 2020. Blackstone ISG-I Advisors LLC ("BIS") FGL Insurance and certain subsidiaries of the Company, entered into investment management agreements ("IMAs") with "BIS", a wholly owned subsidiary of The Blackstone Group LP on December 1, 2017. On December 31, 2019, to be effective as of October 31, 2019, FGL Insurance and certain subsidiaries of the Company entered into amended and restated IMAs (the “Restated IMAs”) with BIS, pursuant to which BIS was appointed as investment manager of the Company’s general accounts (the “F&G Accounts”). Pursuant to the terms of the Restated IMAs, BIS may delegate any or all of its discretionary investment, advisory and other rights, powers, functions and obligations under the Restated IMAs to one or more sub-managers, including its affiliates. BIS delegated certain investment services to its affiliates, Blackstone Real Estate Special Situations Advisors L.L.C. (“BRESSA”) and GSO Capital Advisors II LLC (“GSO Capital Advisors”), pursuant to sub-management agreements executed between BIS and each of BRESSA and GSO Capital Advisors. The Restated IMAs were further amended and restated on June 1, 2020. BIS appointed MVB Management, an entity owned by affiliates of FNF’s Chairman, as Sub-Adviser of the FGL Account pursuant to a sub-advisory agreement (the “Sub-Advisory Agreement”). Under the Sub-Advisory Agreement, MVB Management will provide portfolio review, and consulting services, including such recommendations as the Investment Manager shall reasonably request. Payment or reimbursement of the sub- advisory fee to MVB Management is solely the obligation of BIS and is not an obligation of FGL Insurance or F&G. Subject to certain conditions, the Sub-Advisory Agreement cannot be terminated by BIS unless FGL Insurance terminates the FGL Insurance IMA. The Company purchased $103 million of residential loans from Finance of America Holdings LLC, a Blackstone affiliate, during the period January 1 to May 31, 2020. In addition, the Company purchased $67 million commercial mortgage loans from Blackstone Real Estate Debt Strategies, a Blackstone affiliate, during the period January 1 to May 31, 2020. The Company earned $(12) million of interest and investment income for the period January 1 to May 31, 2020 on affiliated investments. 112

Freedom Equity Group ("FEG")

In October 2021, we purchased a 30% minority ownership stake in FEG. FEG is a nearly 4,000 agent strong Network Marketing Group that focuses on cultural markets including Mexican-American, Hmong, Laotian, Filipino, Burmese, Congolese-American, Samoan, African-American, Thai and Vietnamese. For the year ended December 31, 2022, we paid approximately $74 million in commissions to FEG, with the expense included in other operating expenses on the accompanying Consolidated Statement of Earnings.

Refer to Note S *Subsequent Events*, for discussion of a recent investment we made in Syncis.

Note L — Insurance Subsidiary Financial Information and Regulatory Matters

Our U.S. insurance subsidiaries, FGL Insurance, Fidelity & Guaranty Life Insurance Company of New York ("FGL NY Insurance"), and Raven Re, file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners ("NAIC") that are prepared in accordance with Statutory Accounting Principles ("SAP") prescribed or permitted by such authorities, which may vary materially from GAAP. Prescribed SAP includes the Accounting Practices and Procedures Manual of the NAIC as well as state laws, regulations and administrative rules. Permitted SAP encompasses all accounting practices not so prescribed. The principal differences between SAP financial statements and financial statements prepared in accordance with GAAP are that SAP financial statements do not reflect VOBA, DAC, and DSI, some bond portfolios may be carried at amortized cost, assets and liabilities are presented net of reinsurance, contractholder liabilities are generally valued using more conservative assumptions and certain assets are non-admitted. Accordingly, SAP operating results and SAP capital and surplus may differ substantially from amounts reported in the GAAP basis financial statements for comparable items.

F&G Cayman Re and F&G Life Re (Bermuda) file financial statements with their respective regulators that are based on U.S. GAAP.

U.S. Companies

Our principal insurance subsidiaries' statutory (SAP and GAAP) financial statements are based on a December 31 year end. Statutory net income and statutory capital and surplus of our wholly owned U.S. regulated insurance subsidiaries were as follows (in millions):

	Subsidiary (state of domicile) [(a)]		
	FGL Insurance (IA)	FGL NY Insurance (NY)	Raven Re (VT)
Statutory Net income (loss):			
Year ended December 31, 2022	$ (243)	$ (15)	$ (111)
Year ended December 31, 2021	$ 351	$ 4	$ 3
Statutory Capital and Surplus:			
December 31, 2022	$ 1,877	$ 82	$ 121
December 31, 2021	$ 1,473	$ 99	$ 115

(a) FGL NY Insurance and Raven Re are subsidiaries of FGL Insurance, and the columns should not be added together.

Regulation - U.S. Companies

FGL Insurance, FGL NY Insurance and Raven Re's respective statutory capital and surplus satisfies the applicable minimum regulatory requirements.

In order to enhance the regulation of insurers' solvency, the NAIC adopted a model law to implement RBC requirements for life, health and property and casualty insurance companies. All states have adopted the NAIC's model law or a substantially similar law. RBC is used to evaluate the adequacy of capital and surplus maintained by an insurance company in relation to risks associated with: (i) asset risk, (ii) insurance risk, (iii) interest rate risk, and

113

(iv) business risk. As of the most recent annual statutory financial statements filed with insurance regulators, the RBC ratios for FGL Insurance and FGL NY Insurance each exceeded the minimum RBC requirements. The insurance laws of Iowa and New York regulate the amount of dividends that may be paid in any year by FGL Insurance and FGL NY Insurance, respectively. Pursuant to Iowa insurance law, ordinary dividends are payments, together with all other such payments within the preceding twelve months, that do not exceed the greater of (i) 10% of FGL Insurance’s statutory surplus as regards policyholders as of December 31 of the preceding year; or (ii) the net gain from operations of FGL Insurance (excluding realized capital gains) for the 12-month period ending December 31 of the preceding year. Dividends in excess of FGL Insurance’s ordinary dividend capacity are referred to as extraordinary and require prior approval of the Iowa Insurance Commissioner. FGL Insurance may only pay dividends out of statutory earned surplus. FGL Insurance paid extraordinary dividends to FGAL of $0 million, $38 million, and $151 million, in the 12-month periods ending December 31, 2022, 2021, and 2020, respectively. Each year, FGL NY Insurance may pay a certain limited amount of ordinary dividends or other distributions without being required to obtain the prior consent of or the New York State Department of Financial Services (“NYDFS”). However, to pay any dividends or distributions (including the payment of any dividends or distributions for which prior consent is not required), FGL NY Insurance must provide advance written notice to the NYDFS. FGL NY Insurance has historically not paid dividends. FGL Insurance applies Iowa-prescribed accounting practices that permit Iowa-domiciled insurers to report equity call options used to economically hedge FIA index credits at amortized cost for statutory accounting purposes and to calculate FIA statutory reserves such that index credit returns will be included in the reserve only after crediting to the annuity contract. Effective October 1, 2022, the Company incorporated IUL products under these Iowa-prescribed accounting practices. This resulted in a $152 million and $106 million decrease to statutory capital and surplus at December 31, 2022 and December 31, 2021, respectively. FGL Insurance’s statutory carrying value of Raven Re reflects the effect of permitted practices Raven Re received to treat the available amount of a letter of credit as an admitted asset, which increased Raven Re’s statutory capital and surplus by $200 million and $85 million at December 31, 2022 and December 31, 2021, respectively. Raven Re is also permitted to follow Iowa prescribed statutory accounting practice for its reserves on reinsurance assumed from FGL Insurance which increased Raven Re’s statutory capital and surplus by $28 million at December 31, 2022 and by $0 million at December 31, 2021. Without such permitted statutory accounting practices, Raven Re’s statutory capital and surplus (deficit) would be $(107) million as of December 31, 2022 and would be $30 million as of December 31, 2021, and its risk-based capital would not fall below the minimum regulatory requirements. The letter of credit facility is collateralized by NAIC 1 rated debt securities. If the permitted practice was revoked, the letter of credit could be replaced by the collateral assets with Nomura’s consent as discussed in Note J Reinsurance. FGL Insurance’s statutory carrying value of Raven Re was $121 million and $115 million at December 31, 2022 and December 31, 2021, respectively. As of December 31, 2022, FGL NY Insurance did not follow any prescribed or permitted statutory accounting practices that differ from the NAIC's statutory accounting practices. 114

Non-U.S. Companies

Net income and capital and surplus of our wholly owned Bermuda and Cayman regulated insurance subsidiaries under U.S. GAAP were as follows (in millions):

	Subsidiary (country of domicile)	
	F&G Cayman Re (Cayman)	F&G Life Re (Bermuda)
Statutory Net income (loss):		
Year ended December 31, 2022	$ 299	$ 339
Year ended December 31, 2021	$ 99	$ 94
Statutory Capital and Surplus:		
December 31, 2022	$ 126	$ 138
December 31, 2021	$ 164	$ 206

Regulation - Bermuda

F&G Life Re is a Bermuda exempted company incorporated under the Companies Act 1981, as amended (the "Companies Act") and registered as a Class E insurer under the Insurance Act 1978, as amended, and its related regulations (the "Insurance Act"). F&G Life Re is regulated by the Bermuda Monetary Authority ("BMA").

Bermuda has been awarded full equivalence for commercial insurers under Europe's Solvency II regime applicable to insurance companies, which regime came into effect on January 1, 2016.

The BMA utilizes a risk-based approach when it comes to licensing and supervising insurance and reinsurance companies. As part of the BMA's risk-based system, an assessment of the inherent risks within each particular class of insurer or reinsurer is used to determine the limitations and specific requirements that may be imposed. Thereafter the BMA keeps its analysis of relative risk within individual institutions under review on an ongoing basis, including through the scrutiny of audited financial statements, and, as appropriate, meeting with senior management during onsite visits.

The Insurance Act imposes on Bermuda insurance companies solvency and liquidity standards, as well as auditing and reporting requirements. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

Minimum Solvency Margin. The Insurance Act provides that the value of the assets of an insurer must exceed the value of its liabilities by an amount greater than its prescribed minimum solvency margin.

The minimum solvency margin that must be maintained by a Class E insurer is the greater of: (i) $8,000,000; (ii) 2% of first $500,000,000 of assets plus 1.5% of assets above $500,000,000; and (iii) 25% of that insurer's enhanced capital requirement ("ECR"). An insurer may file an application under the Insurance Act to waive the aforementioned requirements.

ECR and Bermuda Solvency Capital Requirements ("BSCR"). Class E insurers are required to maintain available capital and surplus at a level equal to or in excess of the applicable ECR, which is established by reference to either the applicable BSCR model or an approved internal capital model. Furthermore, to enable the BMA to better assess the quality of the insurer's capital resources, a Class E insurer is required to disclose the makeup of its capital in accordance with its 3-tiered capital system. An insurer may file an application under the Insurance Act to have the aforementioned ECR requirements waived.

Restrictions on Dividends and Distributions. In addition to the requirements under the Companies Act (as discussed below), the Insurance Act limits the maximum amount of annual dividends and distributions that may be paid or distributed by F&G Life Re without prior regulatory approval.

F&G Life Re is prohibited from declaring or paying a dividend if it fails to meet its minimum solvency margin, or ECR, or if the declaration or payment of such dividend would cause such breach. If F&G Life Re were to fail to

115

meet its minimum solvency margin on the last day of any financial year, it would be prohibited from declaring or paying any dividends during the next financial year without the approval of the BMA. In addition, as a Class E insurer, F&G Life Re must not declare or pay a dividend to any person other than a policyholder unless the value of the assets of such insurer, as certified by the insurer’s approved actuary, exceeds its liabilities (as so certified) by the greater of its margin of solvency or ECR. In the event a dividend complies with the above, F&G Life Re must ensure the amount of any such dividend does not exceed that excess. Furthermore, as a Class E insurer, F&G Life Re must not declare or pay a dividend in any financial year which would exceed 25% of its total capital and statutory surplus, as set out in its previous year’s financial statements, unless at least seven days before payment of such dividend F&G Life Re files with the BMA an affidavit signed by at least two directors of F&G Life Re and its principal representative under the Insurance Act stating that, in the opinion of those signing, declaration of such dividend has not caused the insurer to fail to meet its relevant margins. The Companies Act also limits F&G Life Re’s ability to pay dividends and make distributions to its shareholders. F&G Life Re is not permitted to declare or pay a dividend, or make a distribution out of its contributed surplus, if it is, or would after the payment be, unable to pay its liabilities as they become due or if the realizable value of its assets would be less than its liabilities. Reduction of Capital. F&G Life Re may not reduce its total statutory capital by 15% or more, as set out in its previous year’s financial statements, unless it has received the prior approval of the BMA. Total statutory capital consists of the insurer’s paid in share capital, its contributed surplus (sometimes called additional paid in capital) and any other fixed capital designated by the BMA as statutory capital. Regulation - Cayman F&G Cayman Re is licensed as a class D insurer in the Cayman Islands by the Cayman Islands Monetary Authority (“CIMA”). As a regulated insurance company, F&G Cayman Re is subject to the supervision of CIMA and CIMA may at any time direct F&G Cayman Re, in relation to a policy, a line of business or the entire business, to cease or refrain from committing an act or pursing a course of conduct and to perform such acts as in the opinion of CIMA are necessary to remedy or ameliorate the situation. The laws and regulations of the Cayman Islands require that, among other things, F&G Cayman Re maintain minimum levels of statutory capital, surplus and liquidity, meet solvency standards, submit to periodic examinations of its financial condition and restrict payments of dividends and reductions of capital. Statutes, regulations and policies that F&G Cayman Re is subject to may also restrict the ability of F&G Cayman Re to write insurance and reinsurance policies, make certain investments and distribute funds. Any failure to meet the applicable requirements or minimum statutory capital requirements could subject it to further examination or corrective action by CIMA, including restrictions on dividend payments, limitations on our writing of additional business or engaging in finance activities, supervision or liquidation. The prescribed and permitted statutory accounting practices have no impact on our audited Consolidated Financial Statements, which are prepared in accordance with GAAP. 116

Note M — Accounts Payable and Accrued Liabilities

As of December 31, 2022 and December 31, 2021, the total URL balance of $166 million and $87 million, respectively, is included in Accounts payable and accrued liabilities on the Consolidated Balance Sheets. The following table presents a reconciliation of Accounts payable and accrued liabilities to the Consolidated Balance Sheets as of December 31, 2022 and December 31, 2021 (in millions):

	December 31, 2022	December 31, 2021
Salaries and incentives	$ 72	$ 60
Accrued benefits	58	74
URL	166	87
Trade accounts payable	114	72
Accrued premium taxes	5	3
Liability for policy and contract claims	109	109
Retained asset account	117	148
Remittances and items not allocated	225	39
Option collateral liabilities	178	576
Funds withheld embedded derivative	—	73
Other accrued liabilities	203	111
	$ 1,247	$ 1,352

The following tables roll forward URL for the years ended December 31, 2022 and December 31, 2021 (in millions):

	Universal Life	Total
Balance at January 1, 2022	$ 87	$ 87
Capitalization	89	89
Amortization	(10)	(10)
Balance at December 31, 2022	$ 166	$ 166

	Universal Life	Total
Balance at January 1, 2021	$ 29	$ 29
Capitalization	63	63
Amortization	(5)	(5)
Balance at December 31, 2021	$ 87	$ 87

For IUL the cash flow assumptions used to amortize URL reflect the company's best estimates for policyholder behavior. We review cash flow assumptions annually, generally in the third quarter. In 2022 and 2021, F&G undertook reviews of all significant assumptions and there were no significant changes.

Note N — Income Taxes

Income tax expense (benefit) on continuing operations consists of the following (in millions):

	Year Ended December 31, 2022	Year Ended December 31, 2021	Period from June 1 to December 31, 2020	Period from January 1 to May 31, 2020
				Predecessor
Current	$ (31)	$ 27	$ 18	$ (1)
Deferred	189	293	(93)	(13)
	$ 158	$ 320	$ (75)	$ (14)

117

Total income tax expense (benefit) was allocated as follows:

	Year Ended December 31, 2022	Year Ended December 31, 2021	Period from June 1 to December 31, 2020	Period from January 1 to May 31, 2020 (Predecessor)
Taxes on net earnings (loss) from continuing operations	$ 158	$ 320	$ (75)	$ (14)
Tax expense on net earnings (loss) from discontinued operations	—	—	—	—
Other comprehensive (loss) earnings:				
Changes in current discount rate - future policy benefits	203	33	—	—
Changes in instrument-specific credit risk - market risk benefits	18	3	—	—
Unrealized (loss) gain on investments and other financial instruments	(1,186)	(141)	315	(185)
Unrealized gain on foreign currency translation and cash flow hedging	(1)	(1)	2	—
Total income tax (benefit) expense allocated to other comprehensive earnings	(966)	(106)	317	(185)
Total income taxes	$ (808)	$ 214	$ 242	$ (199)

A reconciliation of the federal statutory rate to our effective tax rate is as follows:

	Year Ended December 31, 2022	Year Ended December 31, 2021	Period from June 1 to December 31, 2020	Period from January 1 to May 31, 2020 (Predecessor)
Federal statutory rate	21.0 %	21.0 %	21.0 %	21.0 %
State income taxes, net of federal benefit	0.1	0.3	1.8	(0.4)
Benefit for Capital Loss Carryback	(3.0)	—	—	
Stock compensation	—	(0.1)	0.1	—
Tax credits	(1.1)	(0.3)	(3.2)	0.1
Dividends received deduction	(0.4)	(0.2)	(2.5)	0.4
Benefit on outside of United States income taxed at 0%	—	—	—	(1.8)
Withholding tax on 0% taxed jurisdiction	—	—	(2.5)	(0.3)
Valuation allowance for deferred tax assets	3.4	(1.2)	(63.5)	(12.1)
Change in tax status benefit	—	—	(41.0)	—
Adjustment of DTAs on sale of subsidiary	—	1.2	—	—
Non-deductible expenses and other, net	(0.1)	(0.1)	1.5	(0.4)
Effective tax rate	19.9 %	20.6 %	(88.3)%	6.5 %

For the year ended December 31, 2022, the Company's effective tax rate was 19.9%. The effective tax rate was positively impacted by favorable permanent adjustments, including low income housing tax credits ("LIHTC"), the dividends received deduction ("DRD"), and company owned life insurance ("ICOLI"). The effective tax rate was also impacted by the benefit of the capital loss carryback. This benefit is offset by the valuation allowance expense recorded on unrealized losses and capital loss carryforwards.

For the year ended December 31, 2021, the Company's effective tax rate was 20.6%. The effective tax rate was positively impacted by favorable permanent adjustments, including LIHTC, DRD, and ICOLI.

For the period from June 1, 2020 to December 31, 2020, the Company's effective tax rate was (88.3)%. The effective tax rate was positively impacted by the valuation allowance release on the current period activity in FSRC included in continuing operations and the valuation allowance release on the US non-life companies' deferred tax assets. The effective tax rate was also positively impacted by the change in tax status benefit recorded at December 31, 2020, reversal of withholding taxes, and favorable permanent adjustments, including LIHTC and the DRD.

118

For the Predecessor period from January 1, 2020 to May 31, 2020, the Company's effective tax rate was 6.5%. The effective tax rate was impacted by the valuation allowance recorded on the ordinary deferred tax assets in FSRC included in continuing operations. The effective tax rate was also impacted by the impact of low taxed international losses and withholding taxes.

The significant components of deferred tax assets and liabilities consist of the following:

	December 31,	
	2022	2021
	(In millions)	
Deferred Tax Assets:		
Employee benefit accruals	$ 21	$ 22
Net operating loss carryforwards	28	16
Accrued liabilities	1	—
Tax credits	30	32
Investment securities	853	—
Capital loss carryover	8	41
Derivatives	67	—
Life insurance and claim related adjustments	433	736
Market Risk Benefits	32	88
Funds held under reinsurance agreements	37	52
Other	19	12
Total gross deferred tax asset	1,529	999
Less: valuation allowance	30	—
Total deferred tax asset	$ 1,499	$ 999
Deferred Tax Liabilities:		
Amortization of goodwill and intangible assets	(29)	(33)
Other	(2)	(1)
Investment securities	—	(355)
Depreciation	(14)	(11)
Partnerships	(93)	(126)
Value of business acquired	(339)	(366)
Derivatives	—	(68)
Deferred acquisition costs	(210)	(104)
Transition reserve on new reserve method	(25)	(34)
Funds held under reinsurance agreements	(187)	(78)
Total deferred tax liability	$ (899)	$ (1,176)
Net deferred tax asset (liability)	$ 600	$ (177)

Our net deferred tax asset (liability) was $600 million as of December 31, 2022 and a net deferred tax asset (liability) of $(177) million as of December 31, 2021. The significant changes in the deferred taxes are as follows: the deferred tax for investment securities changed by $1,208 million primarily due to unrealized losses recorded on investment securities. The deferred tax liability relating to partnerships decreased by $33 million primarily due to provision to return true-ups that increased the overall tax basis of the partnership investments. The deferred tax liability related to deferred acquisition costs increased by $106 million, which is consistent with the growth in sales in our U.S. life group. The deferred tax liability relating to derivatives decreased by $135 million due to unrealized losses on call options. The life insurance reserves and claim related adjustments deferred tax asset decreased by $303 million primarily due to the tax reserves for the year increasing by more than the GAAP reserves. The reinsurance receivable deferred tax asset decreased by $15 million and the reinsurance receivable deferred tax liability increased by $109 million, both due to unrealized gains in the funds withheld portfolios.

As of December 31, 2022, we have net operating losses ("NOLs") on a pretax basis of $133 million, which are available to carryforward and offset future federal taxable income subject to the 80% taxable income limitation. The

119

life losses are U.S. federal net operating losses and consist of $133 million of Internal Revenue Code Section 382 limited net operating losses. These losses do not expire. As of December 31, 2022 and 2021, we had $30 million and $32 million of tax credits, respectively, which expire between 2038 and 2042. The tax credits consist of $11 million of Internal Revenue Code Section 382 limited losses and $19 million of tax credits with no limitation. As of December 31, 2022, the valuation allowance of $30 million consisted of a full valuation allowance of $4 million on the unrealized capital loss deferred tax assets for F&G Life Re, F&G Cayman Re, and the US Non-life Companies, a full valuation allowance of $4 million on the remaining capital loss carryforwards for the US Non-life Companies, and a partial valuation allowance of $22 million on the US Life Companies’ unrealized capital loss deferred tax assets. The U.S. Life insurance group is subject to a Tax Sharing Agreement within the members of the life insurance tax return group. The agreement provides for an allocation based on separate return calculations and allows for reimbursement of company tax benefits absorbed by other members of the group. The U.S. non-life group is subject to a Tax Sharing Agreement with its parent, Fidelity National Financial, Inc (“FNF”), with which it files a consolidated federal income tax return. The Company’s non-life group Tax Sharing Agreement allows for reimbursement of company tax benefits absorbed by FNF. If, during the year ended December 31, 2022, the Company had computed taxes using the separate return method, the pro-forma provision for income taxes would remain unchanged. The U.S. Federal income tax returns of the Company for years prior to 2018 are no longer subject to examination by the taxing authorities. The Company does not have any unrecognized tax benefits (“UTBs”) at December 31, 2022, but did have a UTB of $58 million at December 31, 2021. The Company had a UTB related to a capital loss carryback claim that did not meet the threshold to recognize the benefit. In the current year the benefit was recognized as the carryback claim was effectively settled and the UTB was removed. In the event the Company has UTBs, interest and penalties related to uncertain tax positions would be recorded as part of income tax expense in the financial statements. The Company regularly assesses the likelihood of additional tax assessments by jurisdiction and, if necessary, adjusts its tax reserves based on new information or developments. The Inflation Reduction Act of 2022 (the “IRA”) was signed into law on August 16, 2022. Among other changes, the IRA introduced a 15% corporate alternative minimum tax (“CAMT”) on adjusted financial statement income and a 1% excise tax on treasury stock repurchases. The effective date of these provisions will be January 1, 2023. Though the Company will likely be subject to the minimum tax, the Company does not expect to be in a perpetual CAMT position. The life companies will join the consolidated tax return group with FNF and file a life/ non-life consolidated return once the five-year waiting period has completed in 2026, which should strengthen that position as FNF is not anticipating owing CAMT on its future returns. As a result, the Company has assessed that there is no material impact on the 2022 financial statements. On March 27, 2020 H.R. 748, the Coronavirus Aid, Relief, and Economic Security Act, (“the CARES Act”), was signed into legislation which includes tax provisions relevant to businesses that during 2020 will impact taxes related to 2018 and 2019. Some of the significant changes are reducing the interest expense disallowance for 2019 and 2020, allowing the five-year carryback of net operating losses for 2018-2020, suspension of the 80% limitation of taxable income for net operating loss carryforwards for 2018-2020, and the acceleration of depreciation expense from 2018 and forward on qualified improvement property. The Company is required to recognize the effect in the period the law was enacted and recorded total tax benefits of $7 million for the Predecessor period from January 1, 2020 to May 31, 2020 for the U.S. life group. $1 million of the related tax benefit was for the NOL carryback from 2018 to 2017, of which, a small amount was for the tax rate differential. The remaining tax benefit of $6 million was on the use of 100% of NOLs versus the 80% limitation under the Tax Cuts and Jobs Act (or “TCJA”). The NOL carryback and the temporary lifting of the 80% of taxable income limitation on the use of NOLs are timing in nature with an offsetting reduction in deferred taxes. The tax rate differential is a permanent tax benefit. 120

Note O - Employee Benefit Plans FNF Stock Purchase Plan During the years ended December 31, 2022 and December 31, 2021, and for the period from June 1, 2020 to December 31, 2020, our eligible employees could voluntarily participate in FNF's employee stock purchase plan (“ESPP”) sponsored by FNF. Pursuant to the ESPP, employees may contribute an amount between 3% and 15% of their base salary and certain commissions. Company matching contributions are funded one year after employee contributions are made pursuant to the ESPP. We provided FNF an insignificant amount with respect to our matching contributions to the ESPP in the years ended December 31, 2022 and December 31, 2021, and for the period from June 1, 2020 to December 31, 2020. F&G Stock Purchase Plan On January 1, 2023, the Company adopted an Employee Stock Purchase Plan (“F&G ESPP”), enabling employees to purchase the Company stock in an amount between 3% and 15% of their base salary and certain commissions. Based on employee contributions the company will match between 30% and 50% one year after initial employee contributions are made pursuant to the F&G ESPP. The first year F&G will have match amounts is 2024. 401(k) Profit Sharing Plan During the years ended December 31, 2022 and December 31, 2021, for the period from June 1, 2020 to December 31, 2020, and for the Predecessor period from January 1, 2020 to May 31, 2020, we have offered our employees the opportunity to participate in our 401(k) profit sharing plan (the “401(k) Plan”), a qualified voluntary contributory savings plan that is available to substantially all of our employees. Eligible employees may contribute up to 75% of their pre-tax annual compensation, up to the amount allowed pursuant to the Internal Revenue Code. We make an employer match on the 401(k) Plan of $1.00 on each $1.00 contributed up to the first 5% of eligible earnings contributed to the 401(k) Plan by employees. The employer match was $5 million, $3 million, $1 million and $2 million for the years ended December 31, 2022 and December 31, 2021, for the period from June 1, 2020 to December 31, 2020 and for the Predecessor period from January 1, 2020 to May 31, 2020, respectively, and was credited based on the participant's individual investment elections in the 401(k) Plan. 2022 F&G Omnibus Incentive Plan On December 1, 2022, we established the F&G Annuities & Life, Inc. 2022 Omnibus Incentive Plan (the “2022 F&G Omnibus Plan”), authorizing the issuance of up to 6 million shares of common stock, subject to the terms of the 2022 F&G Omnibus Plan. The 2022 F&G Omnibus Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares, performance units, other cash and stock-based awards and dividend equivalents. As of December 31, 2022, there were 1,409,904 shares of restricted stock outstanding under the 2022 F&G Omnibus Plan. Awards granted are approved by the Compensation Committee of the Board of Directors. Awards vest over a 3-year period and have a performance restriction that must be met for shares awarded to vest. If the performance restriction is not satisfied during the measurement period all of the shares that do not satisfy the performance criteria will be forfeited to the Company for no consideration. 121

F&G restricted stock transactions under the 2022 F&G Omnibus Plan in 2022 are as follows: Shares Weighted Average Grant Date Fair Value Balance, January 1, 2022 ...................................................................................... — $ — Granted ............................................................................................................. 1,411,369 21.80 Canceled ........................................................................................................... (1,465) 21.80 Vested ............................................................................................................... — — Balance, December 31, 2022 ................................................................... 1,409,904 $ 21.80 We account for stock-based compensation plans in accordance with GAAP on share-based payments, which requires that compensation cost relating to share-based payments be recognized in the consolidated financial statements based on the fair value of each award. Using the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period. Fair value of restricted stock awards and units is based on the grant date value of the underlying stock derived from quoted market prices. The total fair value of restricted stock awards granted in the year ended December 31, 2022 was $31 million. There were no restricted stock awards which vested in the year ended December 31, 2022. Net earnings attributable to F&G Shareholders reflects stock-based compensation expense amounts of $1 million for the year ended December 31, 2022, which are included in personnel costs in the reported financial results for the period. For the period ended December 31, 2022, the total unrecognized compensation costs related to non-vested restricted stock grants pursuant to the 2022 F&G Omnibus Plan are $30 million, which is expected to be recognized in pre-tax income over a weighted average period of 1.9 years. FGL Incentive Plan and 2020 F&G Omnibus Incentive Plan On August 8, 2017, the Company adopted a stock-based incentive plan (the “FGL Incentive Plan”) that permitted the granting of awards in the form of qualified stock options, non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights, unrestricted stock, performance-based awards, dividend equivalents, cash awards and any combination of the foregoing. On June 1, 2020, in connection with the acquisition of F&G, FNF assumed the shares that remained available for future awards under the FGL Holdings 2017 Omnibus Incentive Plan, as amended and restated (the “ 2020 F&G Omnibus Plan”) and cancelled and converted such shares into 2,096,429 shares of FNF common stock that may be issued pursuant to future awards granted under the 2020 F&G Omnibus Plan and 2,411,585 shares of FNF common stock that may be issued pursuant to outstanding stock options under the 2020 F&G Omnibus Plan. Each unvested stock option assumed under the 2020 F&G Omnibus Plan was converted into an FNF stock option and vests solely on the passage of time without any ongoing performance-vesting conditions. The options vest over a 3 year period, based on the option's initial grant date, and have a contractual life of 7 years. As of December 31, 2022, there were 501,548 shares of restricted stock and 1,172,607 stock options outstanding under the 2020 F&G Omnibus Plan. 122

Stock option transactions under the 2020 F&G Omnibus Plan for the years ended December 31, 2022 and 2021 and for the period June 1, 2020 to December 31, 2020, and the FGL Incentive Plan for the Predecessor period January 1, 2020 to May 31, 2020, are as follows:

	Options	Weighted Average Exercise Price	Exercisable
Predecessor balance, January 1, 2020	15,213,959	$ 9.30	1,008,780
Granted	—	$ —	
Exercised	(1,672,330)	$ 9.51	
Canceled	(96,604)	$ 10.00	
Predecessor balance, May 31, 2020	13,445,025	$ 9.30	640,000
FGL options canceled and converted into options to purchase FNF common shares in connection with the F&G acquisition	2,411,585	36.04	
Exercised	(109,159)	27.64	
Canceled	(299,736)	38.41	
Balance, December 31, 2020	2,002,690	$ 36.14	1,021,671
Exercised	(474,754)	36.68	
Canceled	—	—	
Balance, December 31, 2021	1,527,936	$ 35.97	1,072,584
Granted	—	$ —	
Exercised	(352,614)	$ 38.79	
Canceled	(2,715)	$ 28.00	
Balance, December 31, 2022	1,172,607	35.15	1,172,607

The following table summarizes information related to stock options outstanding and exercisable as of December 31, 2022:

	Options Outstanding				Options Exercisable			
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Intrinsic Value	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Intrinsic Value
		(In years)		(In millions)		(In years)		(In millions)
$0.00 - $27.53	359,510	2.98	27.53	4	359,510	2.98	27.53	4
$27.54 - $28.00	43,019	3.32	28.00	—	43,019	3.32	28.00	—
$28.01 - $39.10	770,078	2.62	39.10	—	770,078	2.62	39.10	—
	1,172,607			4	1,172,607			4

123

Restricted stock transactions under the 2020 F&G Omnibus Plan for the years ended December 31, 2022 and 2021 and for the period June 1, 2020 to December 31, 2020, and the FGL Incentive Plan for the Predecessor period January 1, 2020 to May 31, 2020, are as follows:

	Shares	Weighted Average Grant Date Fair Value
Predecessor balance, January 1, 2020	—	—
Granted	95,416	$ 10.48
Canceled	—	—
Predecessor balance, May 31, 2020	95,416	$ 10.48
FGL shares vested in connection with the F&G acquisition	(95,416)	10.48
Granted	474,025	34.13
Canceled	(24,155)	34.47
Balance, December 31, 2020	449,870	$ 34.11
Granted	311,081	48.28
Canceled	(12,437)	33.40
Vested	(29,873)	34.59
Balance, December 31, 2021	718,641	$ 40.24
Granted	—	—
Canceled	(78,551)	37.79
Vested	(138,542)	34.11
Balance, December 31, 2022	501,548	$ 42.31

We account for stock-based compensation plans in accordance with GAAP on share-based payments, which requires that compensation cost relating to share-based payments be recognized in the consolidated financial statements based on the fair value of each award. Using the fair value method of accounting, compensation cost is measured based on the fair value of the award at the grant date and recognized over the service period.

The total fair value of restricted stock awards granted in the years ended December 31, 2022 and December 31, 2021, and for the period from June 1, 2020 to December 31, 2020 was $0 million, $15 million and $16 million, respectively and was insignificant for prior periods. The total fair value of restricted stock awards, which vested in the year ended December 31, 2022 was $5 million and was insignificant for prior periods. Option awards are measured at fair value on the grant date using the Black Scholes Option Pricing Model. The intrinsic value of options exercised in the years ended December 31, 2022 and December 31, 2021, for the period from June 1, 2020 to December 31, 2020, and for the Predecessor period from January 1, 2020 to May 31, 2020 was insignificant for all periods. Net earnings attributable to F&G Shareholders reflects stock-based compensation expense amounts of $12 million, $9 million, $4 million and $3 million for the years ended December 31, 2022 and December 31, 2021, for the period June 1, 2020 to December 31, 2020, and for the Predecessor period from January 1, 2020 to May 31, 2020, respectively, which are included in personnel costs in the reported financial results of each period.

At December 31, 2022, the total unrecognized compensation costs related to non-vested stock option grants and restricted stock grants pursuant to the FGL Incentive Plan and the 2020 F&G Omnibus Plan are $6 million, which is expected to be recognized in pre-tax income over a weighted average period of 1.34 years.

124

Note P - Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share (share amounts in thousands):

	Year Ended December 31, 2022	Year Ended December 31, 2021	Period from June 1 to December 31, 2020	Period from January 1 to May 31, 2020 (Predecessor)
Net earnings (loss) from continuing operations	$ 635	$ 1,232	$ 161	$ (200)
Net earnings (loss) from discontinued operations	—	8	(25)	(114)
Net earnings (loss)	$ 635	$ 1,240	$ 136	$ (314)
Less: Preferred stock dividend	—	—	—	8
Net earnings (loss) attributable to common shares	$ 635	$ 1,240	$ 136	$ (322)
Weighted-average common shares outstanding - basic	115	105	105	213
Dilutive effect of unvested restricted stock	—	—	—	—
Dilutive effect of stock options	—	—	—	—
Weighted-average shares outstanding - diluted	115	105	105	213
Net earnings (loss) per common share:				
Basic - continuing	$ 5.52	$ 11.73	$ 1.54	$ (0.97)
Basic - discontinued operations	—	0.08	(0.24)	(0.54)
Basic - net	$ 5.52	$ 11.81	$ 1.30	$ (1.51)
Diluted - continuing	5.52	11.73	1.54	$ (0.97)
Diluted - discontinued operations	—	0.08	(0.24)	(0.54)
Diluted - net	$ 5.52	$ 11.81	$ 1.30	$ (1.51)

On June 24, 2022, the following actions previously approved by the F&G board of directors became effective: (i) a stock split in a ratio of 105,000 for 1. Earnings per share has been retrospectively adjusted to reflect as if the split occurred as of June 1, 2020 in accordance with GAAP; (ii) a resolution to enter an exchange agreement with FNF pursuant to which F&G transferred shares of its common stock to FNF in exchange for the $400 million FNF Promissory Note, after which the note was retired.

Restricted stock, options or other instruments, which provide the ability to acquire shares of our common stock that are antidilutive are excluded from the computation of diluted earnings per share. For the year ended December 31, 2022, the diluted earnings per share calculation excluded the weighted average effect of 120 thousand restricted stock units issued under the 2022 F&G Omnibus Plan due to their antidilutive effect. For the year ended December 31, 2021 and for the period from June 1, 2020 to December 31, 2020, the Company did not have any share-based plans involving the issuance of the Company's equity and, therefore, no impact to the diluted earnings per share calculation.

Under applicable accounting guidance, companies in a loss position are required to use basic weighted average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of our net loss for the Predecessor period from January 1, 2020 to May 31, 2020, we were required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share, as the inclusion of 19 thousand restricted shares and 456 thousand stock options would have been antidilutive to the calculation. If we had not incurred a net loss in the Predecessor period from January 1, 2020 to May 31, 2020, dilutive potential common shares would have been 213,721 thousand. This calculation also excluded the potential dilutive effect of the 438 thousand preferred stock shares outstanding for the Predecessor period from January 1, 2020 to May 31, 2020, as the contingency that would allow for the preferred shares to be converted to common shares has not yet been met. The calculation of diluted earnings per share for the Predecessor period from January 1, 2020 to May 31, 2020 would have also excluded the

125

incremental effect of 447 thousand weighted average equivalent shares related to certain outstanding stock options due to their antidilutive effect. Note Q - Recent Accounting Pronouncements Adopted Pronouncements In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13 Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326). The amendments in this ASU introduce broad changes to accounting for credit impairment of financial instruments. The primary updates include the introduction of a new current expected credit loss ("CECL") model that is based on expected rather than incurred losses and amendments to the accounting for impairment of fixed maturity securities available for sale. The method used to measure estimated credit losses for fixed maturity available-for-sale securities will be unchanged; however, the amendments require credit losses to be recognized through an allowance rather than as a reduction to the amortized cost of those securities. We adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost. We adopted this standard using a modified-retrospective approach, as required. As a result of the adoption, the Company recorded a cumulative-effect adjustment, which decreased opening 2020 retained earnings by $27 million, net of tax. We recorded offsetting increases to the allowance for expected credit losses for mortgage loans and reinsurance recoverables and a decrease for deferred tax impacts. Refer to Note C Investments and Note J Reinsurance for additional information. In August 2018, the FASB issued ASU 2018-12, as clarified and amended by ASU 2019-09, Financial Services-Insurance: Effective Date and ASU 2020-11, Financial Services-Insurance: Effective Date and Early Application, effective for fiscal years beginning after December 15, 2022 including interim periods within those fiscal years. This update introduced the following requirements: assumptions used to measure cash flows for traditional and limited-payment contracts must be reviewed at least annually with the effect of changes in those assumptions being recognized in the statement of operations; the discount rate applied to measure the liability for future policy benefits and limited-payment contracts must be updated at each reporting date with the effect of changes in the rate being recognized in AOCI; MRBs associated with deposit contracts must be measured at fair value, with the effect of the change in the fair value recognized in earnings, except for the change attributable to instrument-specific credit risk which is recognized in AOCI; deferred acquisition costs are no longer required to be amortized in proportion to premiums, gross profits, or gross margins; instead, those balances must be amortized on a constant level basis over the expected term of the related contracts; deferred acquisition costs must be written off for unexpected contract terminations; and disaggregated roll forwards of beginning to ending balances of the liability for future policy benefits, policyholder account balances, MRBs, separate account liabilities and deferred acquisition costs, as well as information about significant inputs, judgments, assumptions, and methods used in measurement are required to be disclosed. We adopted this standard, which required the new guidance be applied as of the beginning of the earliest period that will be presented in our annual December 31, 2023 Consolidated Financial Statements or January 1, 2021, referred to as the transition date, and elected the full retrospective transition method. As a result of adoption, the Company recorded a cumulative-effect adjustment, which increased opening 2021 retained earnings by $75 million, net of tax. Refer to Note W Transition for more information. In December 2022, the FASB issued ASU 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848. The amendments in this update defer the sunset provision within Topic 848 that provides a temporary, optional expedient and exception for contracts affected by reference rate reform by not applying certain modification accounting requirements and instead accounting for the modified contract as a continuation of the existing contract. This guidance eases the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting through December 31, 2024. We adopted this standard upon issuance and this standard had no impact on our Consolidated Financial Statements and related disclosures to date. Pronouncements Not Yet Adopted In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The amendments in this update affect all entities that 126 have investments in equity securities measured at fair value that are subject to a contractual sale restriction and clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments also clarify that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. Additionally, the amendments require the following disclosures for equity securities subject to contractual sale restrictions: the fair value of equity securities subject to contractual sale restrictions reflected in the balance sheet, the nature and remaining duration of the restriction(s), and the circumstances that could cause a lapse in the restriction(s). The amendments in this update do not change the principles of fair value measurement, rather, they clarify those principles when measuring the fair value of an equity security subject to a contractual sale restriction and improve current GAAP by reducing diversity in practice, reducing the cost and complexity in measuring fair value, and increasing comparability of financial information across reporting entities that hold those investments. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years, though early adoption is permitted. We do not currently expect to early adopt this standard and are in the process of assessing this standard and its impact on our accounting and disclosures upon adoption.

Note R - Discontinued Operations

In connection with the FNF acquisition, certain third party offshore reinsurance businesses were deemed discontinued operations and are presented as such within our consolidated financial statements for all periods presented through the date of their disposition, in accordance with GAAP. On December 18, 2020, we sold F&G Reinsurance Ltd ("F&G Re") to Aspida Holdings Ltd ("Aspida"). On May 31, 2021, we sold Front Street Re Cayman Ltd ("FSRC") to Archipelago Lexa (C) Limited. The transactions did not have a material impact to our GAAP financial results. There were no discontinued operations for the year ended December 31, 2022.

A summary of the major components of discontinued operations reported in the Consolidated Statements of Earnings are as follows:

	Year Ended December 31, 2021	Period from June 1 to December 31, 2020	Period from January 1 to May 31, 2020 Predecessor
Revenues:			
Life insurance premiums and other fees	$ —	$ —	$ 1
Interest and investment income	3	42	24
Recognized gains and (losses), net	—	196	(95)
Total revenues	3	238	(70)
Expenses:			
Other operating expenses	—	19	(41)
Benefits and other changes in policy reserves	(5)	244	(5)
Other expenses	—	—	2
Total expenses	(5)	263	(44)
Earnings (loss) from discontinued operations before income taxes	8	(25)	(114)
Income tax (expense) benefit	—	—	—
Net earnings (loss) from discontinued operations, net of tax	$ 8	$ (25)	$ (114)
Cash flow from discontinued operations data:	—	—	
Net cash provided by (used in) operating activities	(26)	121	(39)

Note S — Subsequent Events

Refer to Note A *Business and Summary of Significant Accounting Policies - Recent Events* for information about certain subsequent events. In addition to what is disclosed in Note A, we had the following additional subsequent event.

127

Syncis Investment On January 30, 2023, we purchased a 49% minority ownership stake in Syncis Holdings, LLC. Syncis is an approximately 1,200 agent Network Marketing Group that focuses on cultural markets including Korean, African- American and Persian. 128

Note T — Market Risk Benefits The following table presents the balances of and changes in MRBs associated with FIAs and fixed rate annuities for the years ended December 31, 2022 and December 31, 2021 (in millions): December 31, 2022 December 31, 2021 FIA Fixed rate annuities FIA Fixed rate annuities Balance, beginning of period $ 426 $ 2 $ 478 $ 1 Balance, beginning of period, before effect of changes in the instrument- specific credit risk $ 280 $ 1 $ 320 $ 1 Issuances and benefit payments (21) — (9) — Attributed fees collected and interest accrual 107 1 99 1 Actual policyholder behavior different from expected 43 — (22) — Changes in assumptions and other (76) — — — Effects of market related movements (231) (1) (108) (1) Balance, end of period, before effect of changes in the instrument-specific credit risk $ 102 $ 1 $ 280 $ 1 Effect of changes in the instrument-specific credit risk 62 — 146 1 Balance, end of period $ 164 $ 1 $ 426 $ 2 Weighted-average attained age of policyholders weighted by total AV (years) 68.59 72.88 68.95 73.10 Net amount at risk $ 952 $ 3 $ 1,304 $ 4 129

The following table reconciles MRBs by amounts in an asset position and amounts in a liability position to the MRB amounts in the Consolidated Balance Sheets (in millions): December 31, 2022 December 31, 2021 Asset Liability Net Asset Liability Net FIA $ 117 $ 281 $ 164 $ 41 $ 467 $ 426 Fixed rate annuities — 1 1 — 2 2 Total $ 117 $ 282 $ 165 $ 41 $ 469 $ 428 In 2022, the following notable changes were made to the inputs to the fair value estimates of MRB calculations: • Risk-free rates increased significantly, leading to a decrease in the MRBs associated with both FIA and fixed rate annuities. • Decreases in the equity markets resulted in an increase in the net amount at risk associated with FIAs, leading to an increase in the value of the associated MRBs. • Volatility indices increased, leading to an increase in the MRBs associated with FIAs. • Cash flow assumptions for mortality and full and partial surrenders were unchanged during the annual third quarter review. The GMWB utilization assumption was revised in the second quarter of 2022 to reflect additional internal and industry experience for the first several contract years. This assumption update led to a decrease in the MRBs. • F&G’s credit spread increased during the year, leading to a corresponding decrease in the MRBs value. Credit spreads on the block of business remain lower than the at-issue or at-purchase credit spreads, but the level has decreased since the beginning of 2022. In 2021, the following notable changes were made to the inputs to the fair value estimates of MRB calculations: • Risk-free rates increased moderately, leading to a decrease in the MRBs associated with both FIA and fixed rate annuities. • Increases in the equity markets resulted in a decrease in the net amount at risk associated with FIA and fixed rate annuities, leading to a decrease in the value of the associated MRBs. 130

Note U — Contractholder Funds

The following tables summarize balances of and changes in contractholder funds' account balances (in millions):

	December 31, 2022				
	FIA	Fixed rate annuities	Universal Life	FABN (b)	FHLB (b)
Balance, beginning of year	$ 21,997	$ 6,367	$ 1,907	$ 1,904	$ 1,543
Issuances	4,462	3,758	167	700	1,192
Premiums received	106	3	295	—	—
Policy charges (a)	(166)	(1)	(209)	—	—
Surrenders and withdrawals	(1,322)	(797)	(74)	—	—
Benefit payments	(485)	(192)	(22)	(35)	(789)
Interest credited	198	220	48	45	36
Other	(24)	—	—	(1)	—
Balance, end of year	$ 24,766	$ 9,358	$ 2,112	$ 2,613	$ 1,982
Embedded derivative adjustment (c)	(343)	—	15	—	—
Gross Liability, end of period	$ 24,423	$ 9,358	$ 2,127	$ 2,613	$ 1,982
Less: Reinsurance	(17)	(3,723)	(947)	—	—
Net Liability, after Reinsurance	$ 24,406	$ 5,635	$ 1,180	$ 2,613	$ 1,982
Weighted-average crediting rate	0.85 %	2.84 %	2.39 %	N/A	N/A
Net amount at risk (d)	N/A	N/A	53,348	N/A	N/A
Cash surrender value	23,049	8,744	1,698	N/A	N/A

(a) Contracts included in the contractholder funds are generally charged a premium and/or monthly assessments on the basis of the account balance.

(b) FABN and FHLB are considered funding agreements that are investment contracts which follow the interest method of accounting, and therefore are not subject to ASU 2018-12 disclosure requirements. However, the Company has elected to present the liability for these agreements within the disaggregated roll forward as we believe it will provide meaningful information for users of the financials.

(c) The embedded derivative adjustment reconciles the account balance to the gross GAAP liability and represents the combination of the host contract and the fair value of the embedded derivatives.

(d) For those guarantees of benefits that are payable in the event of death, the net amount at risk is generally defined as the current guaranteed minimum death benefit in excess of the current account balance at the balance sheet date.

131

	December 31, 2021				
	FIA	Fixed rate annuities	Universal Life	FABN (b)	FHLB (b)
Balance, beginning of year	$ 18,703	$ 5,142	$ 1,696	$ —	$ 1,203
Issuances	4,400	1,743	114	1,899	759
Premiums received	103	3	233	—	—
Policy charges (a)	(148)	(1)	(167)	—	—
Surrenders and withdrawals	(1,303)	(543)	(68)	—	—
Benefit payments	(440)	(145)	(19)	(7)	(447)
Interest credited	686	167	118	12	30
Other	(4)	1	—	—	(2)
Balance, end of year	$ 21,997	$ 6,367	$ 1,907	$ 1,904	$ 1,543
Embedded derivative adjustment (c)	603	—	74	—	—
Gross Liability, end of period	$ 22,600	$ 6,367	$ 1,981	$ 1,904	$ 1,543
Less: Reinsurance	(17)	(1,692)	(984)	—	—
Net Liability, after Reinsurance	$ 22,583	$ 4,675	$ 997	$ 1,904	$ 1,543
Weighted-average crediting rate	3.43 %	2.94 %	6.77 %	N/A	N/A
Net amount at risk (d)	N/A	N/A	41,326	N/A	N/A
Cash surrender value	20,455	5,992	1,572	N/A	N/A

(a) Contracts included in the contractholder funds are generally charged a premium and/or monthly assessments on the basis of the account balance.
(b) FABN and FHLB are considered funding agreements that are investment contracts which follow the interest method of accounting, and therefore are not subject to ASU 2018-12 disclosure requirements. However, the Company has elected to present the liability for these agreements within the disaggregated roll forward as we believe it will provide meaningful information for users of the financials.
(c) The embedded derivative adjustment reconciles the account balance to the gross GAAP liability and represents the combination of the host contract and the fair value of the embedded derivatives.
(d) For those guarantees of benefits that are payable in the event of death, the net amount at risk is generally defined as the current guaranteed minimum death benefit in excess of the current account balance at the balance sheet date.

The following table reconciles contractholder funds' account balances to the contractholder funds liability in the Consolidated Balance Sheet (in millions):

	December 31, 2022	December 31, 2021
FIA	$ 24,423	$ 22,600
Fixed rate annuities	9,358	6,367
Immediate annuities	332	352
Universal life	2,127	1,981
Traditional life	5	5
Funding Agreement-FABN	2,613	1,904
FHLB	1,982	1,543
PRT	3	1
Total	$ 40,843	$ 34,753

132

The following tables present the account values by range of guaranteed minimum crediting rates and the related range of difference, in basis points, between rates being credited to policyholders and the respective guaranteed minimums (in millions):

	December 31, 2022				
	At Guaranteed Minimum	1 Basis Point-50 Basis Points Above	51 Basis Points-150 Basis Points Above	Greater Than 150 Basis Points Above	Total
FIA					
0.00%-1.50%	$ 22,848	$ 801	$ 410	$ 151	$ 24,210
1.51%-2.50%	162	—	1	—	163
Greater than 2.50%	390	—	3	—	393
Total	$ 23,400	$ 801	$ 414	$ 151	$ 24,766
Fixed Rate Annuities					
0.00%-1.50%	$ 10	$ 32	$ 1,871	$ 6,379	$ 8,292
1.51%-2.50%	9	14	30	1	54
Greater than 2.50%	997	4	4	7	1,012
Total	$ 1,016	$ 50	$ 1,905	$ 6,387	$ 9,358
Universal Life					
0.00%-1.50%	$ 1,701	$ 3	$ —	$ 17	$ 1,721
1.51%-2.50%	—	—	—	—	—
Greater than 2.50%	346	44	1	—	391
Total	$ 2,047	$ 47	$ 1	$ 17	$ 2,112

	December 31, 2021				
	At Guaranteed Minimum	1 Basis Point-50 Basis Points Above	51 Basis Points-150 Basis Points Above	Greater Than 150 Basis Points Above	Total
FIA					
0.00%-1.50%	$ 20,162	$ 803	$ 388	$ —	$ 21,353
1.51%-2.50%	171	11	25	—	207
Greater than 2.50%	431	3	3	—	437
Total	$ 20,764	$ 817	$ 416	$ —	$ 21,997
Fixed Rate Annuities					
0.00%-1.50%	$ 2	$ 28	$ 1,928	$ 3,219	$ 5,177
1.51%-2.50%	9	15	37	1	62
Greater than 2.50%	954	142	25	7	1,128
Total	$ 965	$ 185	$ 1,990	$ 3,227	$ 6,367
Universal Life					
0.00%-1.50%	$ 1,486	$ 2	$ —	$ 13	$ 1,501
1.51%-2.50%	—	—	—	—	—
Greater than 2.50%	359	46	1	—	406
Total	$ 1,845	$ 48	$ 1	$ 13	$ 1,907

133

Note V — Future Policy Benefits The following table summarizes balances and changes in the present value of expected net premiums and the present value of the expected FPB for nonparticipating traditional contracts (in millions): December 31, 2022 December 31, 2021 Expected net premiums Balance, beginning of year $ 1,020 $ 1,152 Beginning balance at original discount rate 1,045 1,131 Effect of actual variances from expected experience 33 25 Balance adjusted for variances from expectation 1,078 1,156 Interest accrual 20 22 Net premiums collected (124) (133) Ending Balance at original discount rate 974 1,045 Effect of changes in discount rate assumptions (177) (25) Balance, end of year $ 797 $ 1,020 Expected FPB Balance, beginning of year $ 2,772 $ 3,105 Beginning balance at original discount rate 2,806 2,995 Effect of actual variances from expected experience 13 (14) Balance adjusted for variances from expectation $ 2,819 $ 2,981 Interest accrual 59 62 Benefits payments (213) (237) Ending Balance at original discount rate $ 2,665 $ 2,806 Effect of changes in discount rate assumptions (514) (34) Balance, end of year $ 2,151 $ 2,772 Net liability for future policy benefits $ 1,354 $ 1,752 Less: Reinsurance recoverable 612 749 Net liability for future policy benefits, after reinsurance recoverable $ 742 $ 1,003 Weighted-average duration of liability for future policyholder benefits (years) 7.58 8.54 134

The following tables summarize balances and changes in the present value of the expected FPB for limited- payment contracts (in millions): December 31, 2022 Immediate annuities PRT Balance, beginning of year $ 1,954 $ 1,148 Beginning balance of original discount rate 1,935 1,151 Effect of changes in cash flow assumptions — (20) Effect of actual variances from expected experience (26) 2 Balance adjusted for variances from expectation $ 1,909 $ 1,133 Issuances 26 1,418 Interest accrual 60 50 Benefits payments (137) (126) Ending Balance at original discount rate $ 1,858 $ 2,475 Effect of changes in discount rate assumptions (429) (310) Balance, end of year $ 1,429 $ 2,165 Net liability for future policy benefits $ 1,429 $ 2,165 Less: Reinsurance recoverable 118 — Net liability for future policy benefits, after reinsurance recoverable $ 1,311 $ 2,165 Weighted-average duration of liability for future policyholder benefits (years) 11.76 8.09 December 31, 2021 Immediate annuities PRT Balance, beginning of year $ 2,153 $ — Beginning balance of original discount rate 2,040 — Effect of actual variances from expected experience (47) — Balance adjusted for variances from expectation $ 1,993 $ — Issuances 18 1,155 Interest accrual 60 2 Benefits payments (136) (6) Ending Balance at original discount rate $ 1,935 $ 1,151 Effect of changes in discount rate assumptions 19 (3) Balance, end of year $ 1,954 $ 1,148 Net liability for future policy benefits $ 1,954 $ 1,148 Less: Reinsurance recoverable 145 — Net liability for future policy benefits, after reinsurance recoverable $ 1,809 $ 1,148 Weighted-average duration of liability for future policyholder benefits (years) 13.61 8.75 135

The following tables summarize balances and changes in the liability for DPL for limited-payment contracts (in millions):

	December 31, 2022		December 31, 2021	
	Immediate annuities	PRT	Immediate annuities	PRT
Balance, beginning of year	$ 57	$ 7	$ 22	$ —
Effect of changes in cash flow assumptions	—	(2)	—	—
Effect of actual variances from expected experience	16	—	39	—
Balance adjusted for variances from expectation	73	5	61	—
Issuances	1	—	—	7
Interest accrual	2	—	2	—
Amortization	(7)	(1)	(6)	—
Balance, end of year	$ 69	$ 4	$ 57	$ 7

The following table reconciles the net FPB to the FPB in the Consolidated Balance Sheets (in millions). The DPL for Immediate Annuities and PRT is presented together with the FPB in the Consolidated Balance Sheets and has been included as a reconciling item in the table below:

	December 31, 2022	December 31, 2021
Traditional Life	$ 1,354	$ 1,752
Immediate annuities	1,429	1,954
PRT	2,165	1,148
Immediate annuities DPL	69	57
PRT DPL	4	7
Total	$ 5,021	$ 4,918

The following table provides the amount of undiscounted and discounted expected gross premiums and expected future benefits and expenses for nonparticipating traditional and limited-payment contracts (in millions):

	Undiscounted			Discounted		
	December 31, 2022	December 31, 2021	December 31, 2020	December 31, 2022	December 31, 2021	December 31, 2020
Traditional Life						
Expected future benefit payments	$ 3,132	$ 3,327	$ 3,581	$ 2,640	$ 2,746	$ 2,527
Expected future gross premiums	1,209	1,333	1,488	1,043	1,135	1,115
Immediate annuities						
Expected future benefit payments	$ 3,434	$ 3,565	$ 3,740	$ 1,858	$ 1,935	$ 1,997
Expected future gross premiums	—	—	—	—	—	—
PRT						
Expected future benefit payments	$ 3,569	$ 1,466	$ —	$ 2,472	$ 1,149	$ —
Expected future gross premiums	—	—	—	—	—	—

136

The following table summarizes the amount of revenue and interest related to nonparticipating traditional and limited- payment contracts recognized in the Consolidated Statements of Earnings (in millions):

	Gross Premiums (a)			Interest Expense (b)		
	December 31, 2022	December 31, 2021	December 31, 2020	December 31, 2022	December 31, 2021	December 31, 2020
Traditional Life	$ 137	$ 152	$ 95	$ 39	$ 40	$ 38
Immediate annuities	23	16	12	60	60	44
PRT	1,362	1,146	—	50	2	—
Total	$ 1,522	$ 1,314	$ 107	$ 149	$ 102	$ 124

(a) Included in Life insurance premiums and other fees on the Consolidated Statements of Earnings.
(b) Included in Benefits and other changes in policy reserves (Remeasurement gains (losses) (a)) on the Consolidated Statements off Earnings.

The following table presents the weighted-average interest rates:

	December 31, 2022	December 31, 2021
Traditional Life		
Interest accretion rate	2.32 %	2.29 %
Current discount rate	5.37 %	2.41 %
Immediate annuities		
Interest accretion rate	3.07 %	3.04 %
Current discount rate	5.21 %	3.07 %
PRT		
Interest accretion rate	3.20 %	1.20 %
Current discount rate	5.40 %	2.79 %

The following tables summarize the actual experience and expected experience for mortality and lapses of the liability for FPB:

	December 31, 2022		
	Traditional Life	Immediate annuities	PRT
Mortality			
Actual experience	1.5 %	3.0 %	1.9 %
Expected experience	1.3 %	1.9 %	2.5 %
Lapses			
Actual experience	— %	— %	— %
Expected experience	0.3 %	— %	— %

	December 31, 2021		
	Traditional Life	Immediate annuities	PRT
Mortality			
Actual experience	1.7 %	4.2 %	— %
Expected experience	1.3 %	2.0 %	— %
Lapses			
Actual experience	0.1 %	— %	— %
Expected experience	0.3 %	— %	— %

137

The following table provides additional information for periods in which a cohort has an NPR > 100% (and therefore capped at 100%) (dollars in millions): December 31, 2022 Cohort X Description Net Premium Ratio before capping 100 % Term with ROP Non-NY Cohort Reserves before NP Ratio capping $ 1,172 Term with ROP Non-NY Cohort Reserves after NP Ratio capping $ 1,173 Term with ROP Non-NY Cohort Loss Expense — Term with ROP Non-NY Cohort F&G realized actual-to-expected experience variances and made changes to assumptions during the years ended December 31, 2022 and December 31, 2021 as follows: Traditional life Significant assumption inputs to the calculation of the FPB for traditional life include mortality, lapses (including lapses due to nonpayment of premium and surrenders for cash surrender value), and discount rates (both accretion and current). We review the cash flow assumptions annually, typically in the third quarter. In 2022 and 2021, F&G undertook a review in the third quarter of the significant cash flow assumptions and did not make any changes to mortality or lapses. Market data that underlies current discount rates was updated from 2021 and increased significantly year-over- year, resulting in a material decrease to the FPB. Impacts to expected net premiums and expected future policy benefits due to discount rate changes in 2022 can be observed in the FPB roll forward tables at December 31, 2022. Market data that underlies current discount rates was updated from 2020 and increased significantly year-over- year, resulting in a material decrease to the FPB. Impacts to expected net premiums and expected future policy benefits due to discount rate changes in 2021 can be observed in the FPB roll forward tables at December 31, 2021. Immediate annuities (life contingent) Significant assumption inputs to the calculation of the FPB for immediate annuities (life contingent) include mortality and discount rates (both accretion and current). We review the cash flow assumptions annually, typically in the third quarter. In 2022 and 2021, F&G undertook a review of the significant cash flow assumptions and did not make any changes to mortality. Market data that underlies current discount rates was updated from 2021 and increased significantly year-over- year, resulting in a material decrease to the FPB. Impacts to expected future policy benefits due to assumption changes in 2022 can be observed in the FPB roll forward tables at December 31, 2022. Market data that underlies current discount rates was updated from 2020 and increased significantly year-over- year, resulting in a material decrease to the FPB. Impacts to expected future policy benefits due to discount rate changes in 2021 can be observed in the FPB roll forward tables at December 31, 2021. PRT (life contingent) Significant assumption inputs to the calculation of the FPB for PRT (life contingent) include mortality and discount rates (both accretion and current). We review the cash flow assumptions annually, typically in the third quarter. In 2022, F&G undertook a review of the significant cash flow assumption and did not make any changes to mortality. 138

Market data that underlies current discount rates was updated from 2021 and increased significantly year-over- year, resulting in a material decrease to the FPB. Impacts to expected future policy benefits due to assumption changes in 2022 can be observed in the FPB roll forward tables at December 31, 2022. The PRT line of business was established in 2021, with assumptions for mortality and discount rates based off of the data available for pricing of the contracts issued during 2021. Market data that underlies current discount rates was updated from the point of issuance to the end of 2021, resulting in an insignificant impact to the FPB in aggregate. Premium deficiency testing F&G conducts annual premium deficiency testing for its long-duration contracts except for the FPB for nonparticipating traditional and limited-payment contracts. F&G also conducts annual premium deficiency testing for the VOBA of all long-duration contracts. Premium deficiency testing is performed by reviewing assumptions used to calculate the insurance liabilities and determining whether the sum of the existing contract liabilities and the present value of future gross premiums is sufficient to cover the present value of future benefits to be paid to or on behalf of policyholders and settlement costs and recover unamortized present value of future profits. Anticipated investment income, based on F&G’s experience, is considered when performing premium deficiency testing for long-duration contracts. During 2022 and 2021, F&G was not required to establish any additional liabilities as a result of premium deficiency testing. 139

Note W — ASU 2018-12 Transition

F&G adopted ASU 2018-12 on January 1, 2023 with a transition date of January 1, 2021, or the beginning of the earliest period that will be presented in the annual December 31, 2023 Consolidated Financial Statements. We elected to adopt ASU 2018-12 using the full retrospective transition method and balances for FPB, DAC and balances amortized on a basis consistent with DAC (VOBA, DSI, and URL), and MRBs were adjusted to conform to ASU 2018-12 starting as of the FNF Acquisition Date. No hindsight was used for the full retrospective adoption of MRBs. As a result of adoption, the Company recorded a cumulative-effect adjustment, which increased opening 2021 retained earnings by $75 million, net of tax.

The following table summarizes the balance of and changes in the FPB on January 1, 2021 due to adoption of ASU 2018-12 (in millions):

	Immediate annuities	Traditional Life	Total (3)
Balance, December 31, 2020	$ 1,861	$ 2,144	$ 4,005
Cumulative effect of retrospective adoption (1)	201	(279)	(78)
Effect of remeasurement of liability at current discount rate (2)	113	88	201
Balance, January 1, 2021	$ 2,175	$ 1,953	$ 4,128
Less: Reinsurance Recoverable	322	793	1,115
Balance, January 1, 2021, net of reinsurance	$ 1,853	$ 1,160	$ 3,013

(1) Adjustments for the cumulative effect of adoption of the new measurement guidance under the full retrospective method for contract issue years from the FNF Acquisition Date through December 31, 2020, net of the effects of any change in the DPL.

(2) The remeasurement of the liability at the current discount rate is reflected as an adjustment to opening AOCI upon the adoption of ASU 2018-12.

(3) PRT was not written as of the transition date, January 1, 2021, and as a result is not presented in the transition adjustment roll forward.

The following table summarizes the balance of and changes in VOBA on January 1, 2021 due to adoption of ASU 2018-12 (in millions):

	FIA	Fixed rate annuities	Immediate annuities	Universal Life	Traditional Life	Total
Balance, December 31, 2020	$ 1,208	$ 15	$ 86	$ 139	$ 18	$ 1,466
Adjustment for reversal of AOCI adjustments (1)	208	24	—	29	(29)	232
Cumulative effect of retrospective adoption (2)	(14)	7	(5)	(9)	(1)	(22)
Transition opening balance adjustment (3)	69	2	145	5	43	264
Balance, January 1, 2021	$ 1,471	$ 48	$ 226	$ 164	$ 31	$ 1,940

(1) Prior period "shadow" adjustments in AOCI have been reversed upon the adoption of ASU 2018-12 from opening AOCI.

(2) Adjustments for the cumulative effect of adoption of the simplified amortization methodology under the full retrospective method from the FNF acquisition date through December 31, 2020.

(3) Adjustments for the change in VOBA due to the full retrospective adjustment of carrying amounts of acquired contracts as of the FNF Acquisition Date due to the adoption of ASU 2018-12.

The following table summarizes the balance of and changes in DAC on January 1, 2021 due to adoption of ASU 2018-12 (in millions):

	FIA	Fixed rate annuities	Universal Life	Total
Balance, December 31, 2020	$ 167	$ 14	$ 41	$ 222
Adjustment for reversal of AOCI adjustments (1)	15	2	8	25
Cumulative effect of retrospective adoption (2)	(1)	—	(1)	(2)
Balance, January 1, 2021	$ 181	$ 16	$ 48	$ 245

(1) Prior period "shadow" adjustments in AOCI have been reversed upon the adoption of ASU 2018-12 from opening AOCI.

(2) Adjustments for the cumulative effect of adoption of the simplified amortization methodology under the full retrospective method for contract issue years from the FNF Acquisition Date through December 31, 2020.

140

The following table summarizes the balance of and changes in DSI on January 1, 2021 due to adoption of ASU 2018-12 (in millions):

	FIA	Total
Balance, December 31, 2020	$ 36	$ 36
Adjustment for reversal of AOCI adjustments (1)	5	5
Cumulative effect of retrospective adoption (2)	4	4
Balance, January 1, 2021	$ 45	$ 45

(1) Prior period "shadow" adjustments in AOCI have been reversed upon the adoption of ASU 2018-12 from opening AOCI.

(2) Adjustments for the cumulative effect of adoption of the simplified amortization methodology under the full retrospective method for contract issue years from the FNF Acquisition Date through December 31, 2020.

The following table summarizes the balance of and changes in URL on January 1, 2021 due to adoption of ASU 2018-12 (in millions):

	Universal Life	Total
Balance, December 31, 2020	$ 2	$ 2
Adjustment for reversal of AOCI adjustments (1)	25	25
Cumulative effect of retrospective adoption (2)	2	2
Balance, January 1, 2021	$ 29	$ 29

(1) Prior period "shadow" adjustments in AOCI have been reversed upon the adoption of ASU 2018-12 from opening AOCI.

(2) Adjustments for the cumulative effect of adoption of the simplified amortization methodology under the full retrospective method for contract issue years from the FNF Acquisition Date through December 31, 2020.

The following table summarizes the balance of and changes in the asset and liability position of MRBs on January 1, 2021 due to adoption of ASU 2018-12 (in millions):

	FIA	Fixed rate annuities	Total
Balance, December 31, 2020 - Carrying amount of MRBs under prior guidance (1)	$ 531	$ —	$ 531
Adjustment for reversal of AOCI adjustments (2)	(116)	—	(116)
Cumulative effect of the changes in the instrument-specific credit risk between the original contract issuance date and the transition date (3)	159	—	159
Remaining cumulative difference (exclusive of the instrument specific credit risk change) between December 31, 2020 carrying amount and fair value measurement for the MRBs (4)	(96)	1	(95)
Balance, January 1, 2021 - Market risk benefits at fair value	$ 478	$ 1	$ 479
Less: Reinsurance Recoverable	—	—	—
Balance, January 1, 2021, net of reinsurance	$ 478	$ 1	$ 479

(1) The pre-adoption balance as of December 31, 2020 balance for MRBs represents the contract features that meet the definition of an MRB under ASU 2018-12 and the related carrying amount of those features prior to the ASU. Those contract features were previously accounted for at fair value as a derivative or embedded derivative under ASC 815 or as an additional liability for annuitization benefits or death or other insurance benefits under ASC 944.

(2) Prior period "shadow" adjustments in AOCI have been reversed upon the adoption of ASU 2018-12 from opening AOCI.

(3) The cumulative effective of the change in instrument-specific credit risk between the FNF Acquisition Date or, if later, the original contract issuance date and the transition date to ASU 2018-12, which is recorded as an adjustment to opening AOCI.

(4) The cumulative difference (exclusive of instrument-specific credit risk change) between the pre-adoption carrying amount and the fair value measurement for MRBs is recorded as an adjustment to opening retained earnings.

141

The following table presents the effect of transition adjustments on Equity on January 1, 2021 due to the adoption of ASU 2018-12 (in millions): January 1, 2021 Retained Earnings AOCI Contractholder funds $ 101 $ 115 MRB 30 (160) FPB (14) (159) VOBA (21) 233 DAC (1) 5 Increase to Equity, gross of tax $ 95 $ 34 Tax impact 20 9 Increase to Equity, net of tax $ 75 $ 25 For MRBs, the transition adjustment reflected within the Consolidated Statements of Comprehensive Earnings relates to the cumulative effect of changes in the instrument-specific credit risk between contract issue date and transition date. The remaining difference between the fair value and carrying amount of the MRBs at transition, excluding the amounts recorded in the Consolidated Statements of Comprehensive Earnings, was recorded as an adjustment to Retained Earnings as of the transition date. For the FPB, the net transition adjustment is primarily related to the difference in the discount rate used pre- transition and the discount rate at January 1, 2021, partially offset by the removal of provisions for adverse deviation from the cash flow assumptions used in the FPB calculation. At transition, we did not identify any instances, at the cohort level, where net premiums exceeded gross premiums. Before the adoption of ASU 2018-12, VOBA was amortized consistent with DAC, which was amortized over the lives of the policies in relation to the expected emergence of estimated gross profits (“EGPs”). Based on our historical practice of using consistent amortization methods for VOBA and DAC, we elected to change the amortization method for VOBA associated with fixed rate annuities, FIAs, and IUL/Universal Life (“UL”) products to maintain consistency with the amortization method for DAC. At transition, VOBA associated with these product types is amortized on a constant level basis for the grouped contracts over the expected term of the related contracts to approximate straight-line amortization. Additionally, at transition, shadow adjustments previously recorded in the Consolidated Statements of Comprehensive Earnings, consistent with the historic amortization of DAC, have been removed. For DAC, DSI and URL, we removed shadow adjustments previously recorded in the Consolidated Statements of Comprehensive Earnings for the impact of unrealized gains and losses that were included in the pre-transition expected gross profits amortization calculation as of the transition date. 142

Item 15. Exhibits, Financial Statement Schedules List of Documents Filed 1) Financial Statements See Index to Consolidated Financial Statements on Page 101 included in Item. 8 of this Report. 2) Financial Statement Schedules Schedule I - Summary of Investments - Other than Investments in Related Parties Schedule II - Condensed Financial Information of Parent Only Schedule III - Supplementary Insurance Information Schedule IV - Reinsurance All other schedules have been omitted since they are either not applicable or the information is contained within the accompanying consolidated financial statements. List of Exhibits None. 143

Schedule I

F&G ANNUITIES & LIFE, INC. AND SUBSIDIARIES

SUMMARY OF INVESTMENTS - OTHER THAN INVESTMENTS IN RELATED PARTIES

(In millions)	December 31, 2022 Amortized Cost	Fair Value	Amount Shown on Consolidated Balance Sheet
Fixed maturity securities, available for sale:			
United States Government full faith and credit	$ 34	$ 32	$ 32
United States Government sponsored entities	46	42	42
United States municipalities, states and territories	1,695	1,410	1,410
Foreign Governments	185	148	148
Corporate securities:			
Finance, insurance and real estate	5,969	5,085	5,085
Manufacturing, construction and mining	896	737	737
Utilities, energy and related sectors	2,915	2,275	2,275
Wholesale/retail trade	2,535	2,008	2,008
Services, media and other	3,564	2,794	2,794
Hybrid securities	781	705	705
Non-agency residential mortgage-backed securities	1,585	1,479	1,479
Commercial mortgage-backed securities	3,309	3,036	3,036
Asset-backed securities	7,749	7,245	7,245
CLO securities	4,460	4,222	4,222
Total fixed maturity securities, available for sale	$ 35,723	$ 31,218	$ 31,218
Equity securities	992	823	823
Limited partnerships:			
Private equity	1,129	1,129	1,129
Real assets	436	431	431
Credit	867	867	867
Limited partnerships	2,432	2,427	2,427
Commercial mortgage loans	2,406	2,083	2,406
Residential mortgage loans	2,148	1,892	2,148
Other (primarily derivatives and company owned life insurance)	1,137	809	809
Short term investments	1,556	1,556	1,556
Total investments	$ 46,394	$ 40,808	$ 41,387

See Report of Independent Registered Public Accounting Firm

144

Schedule II F&G ANNUITIES & LIFE, INC. (Parent Only) CONDENSED FINANCIAL INFORMATION OF PARENT ONLY SUPPLEMENTAL CONDENSED BALANCE SHEET (In millions) December 31, 2022 December 31, 2021 Assets Investments in consolidated subsidiaries $ 2,806 $ 5,326 Fixed maturity securities, available for sale 54 72 Cash and cash equivalents 52 3 Prepaid expenses and other assets 5 — Notes receivable 1 1 Deferred tax assets — 35 Income taxes receivable 60 — Total assets $ 2,978 $ 5,437 Liabilities and Equity Accounts payable and other liabilities 24 3 Intercompany payables 3 — Notes payable 546 400 Total liabilities $ 573 $ 403 Equity: F&G common stock, $0.001 par value; authorized 500,000,000 shares as of December 31, 2022 and December 31, 2021; outstanding of 126,409,904 and 105,000,000 as of December 31, 2022 and December 31, 2021, respectively, and issued of 126,409,904 and 105,000,000 as of December 31, 2022 and December 31, 2021, respectively — — Additional paid-in-capital 3,162 2,750 Retained earnings 2,061 1,451 Accumulated other comprehensive income (loss) (2,818) 833 Total equity 2,405 5,034 Total liabilities and equity $ 2,978 $ 5,437 See Report of Independent Registered Public Accounting Firm. 145

Schedule II (continued) F&G ANNUITIES & LIFE, INC. (Parent Only) CONDENSED FINANCIAL INFORMATION OF PARENT ONLY SUPPLEMENTAL CONDENSED INCOME STATEMENT (In millions) Year ended December 31, Year ended December 31, Period from June 1 to December 31, Period from January 1 to May 31, 2022 2021 2020 2020 Revenues: Predecessor Interest and investment income $ 3 $ — $ — $ — Total revenues 3 — — — Expenses: Other operating expenses — — — 11 Interest expense 7 3 — — Total expenses 7 3 — 11 Earnings (losses) before income tax expense and equity in earnings of subsidiaries (4) (3) — (11) Income tax expense 24 — 35 — Earnings (losses) before equity in earnings of subsidiaries 20 (3) 35 (11) Equity in earnings (losses) of subsidiaries 615 1,243 101 (303) Net earnings (losses) $ 635 $ 1,240 136 (314) See Report of Independent Registered Public Accounting Firm. 146

Schedule II (continued) F&G ANNUITIES & LIFE, INC. (Parent Only) CONDENSED FINANCIAL INFORMATION OF PARENT ONLY SUPPLEMENTAL CONDENSED CASH FLOW STATEMENT (In millions) Year ended December 31, Year ended December 31, Period from June 1 to December 31, Period from January 1 to May 31, 2022 2021 2020 2020 Cash flows from operating activities Predecessor Net earnings (loss) $ 635 $ 1,240 $ 136 $ (314) Adjustments to reconcile net earnings to net cash (used in) provided by operating activities: Gain on sales of investments 1 — — — Equity (loss) in earnings of subsidiaries (615) (1,243) (101) 303 Net change in income taxes (25) — (35) — Stock-based compensation 12 9 4 3 Net (increase) decrease in other assets and other liabilities (9) (3) (5) (6) Net cash provided by (used in) operating activities (1) 3 (1) (14) Cash flows from investing activities: Proceeds from sales, calls and maturities of investment securities 4 — — — Net cash provided by (used in) investing activities 4 — — — Cash flows from financing activities: Borrowings 550 — — — Debt issuance costs (4) — — — Exercise of stock options — — — 10 Capital contributions (500) — — — Net cash provided by (used in) financing activities 46 — — 10 Net change in cash and cash equivalents 49 3 (1) (4) Cash and cash equivalents at beginning of year 3 — 1 5 Cash and cash equivalents at end of year $ 52 $ 3 $ — $ 1 See Report of Independent Registered Public Accounting Firm. 147

Schedule III F&G ANNUITIES & LIFE, INC. AND SUBSIDIARIES SUPPLEMENTARY INSURANCE INFORMATION (In millions) Year ended December 31, Year ended December 31, Period from June 1 to December 31, Period from January 1 to May 31, 2022 2021 2020 2020 Predecessor Deferred acquisition costs 1,411 784 222 918 Future policy benefits, losses, claims and loss expenses 5,021 4,918 4,010 3,741 Other policy claims and benefits payable 109 109 88 74 Life insurance premiums and other fees 1,704 1,407 138 90 Interest and investment income 1,655 1,852 743 403 Benefits, claims, losses and settlement expenses (1,126) (1,932) (866) (298) Amortization, interest, and unlocking of deferred acquisition costs (99) (46) (5) 22 Other operating expenses, net of deferrals (102) (105) (75) (75) See Report of Independent Registered Public Accounting Firm. 148

Schedule IV F&G ANNUITIES & LIFE, INC. AND SUBSIDIARIES SUPPLEMENTAL REINSURANCE SCHEDULE (In millions) For the year ended December 31, 2022 Gross Amount Ceded to other companies Assumed from other companies Net Amount Percentage of amount assumed to net Life insurance in force $ 6,296 $ (1,524) $ — $ 4,772 — % Premiums and other considerations: Traditional life insurance premiums 160 (128) — 32 — % Life-contingent PRT premiums 1,362 — — 1,362 — % Annuity product charges 359 (50) — 309 — % Total premiums and other considerations $ 1,881 $ (178) $ — $ 1,703 — % For the year ended December 31, 2021 Gross Amount Ceded to other companies Assumed from other companies Net Amount Percentage of amount assumed to net Life insurance in force $ 4,895 $ (1,642) $ — $ 3,253 — % Premiums and other considerations: Traditional life insurance premiums 168 (137) — 31 — % Life-contingent PRT premiums 1,146 — — 1,146 — % Annuity product charges 280 (51) — 229 — % Total premiums and other considerations $ 1,594 $ (188) $ — $ 1,406 — % For the period from June 1, 2020 to December 31, 2020 Gross Amount Ceded to other companies Assumed from other companies Net Amount Percentage of amount assumed to net Life insurance in force $ 3,892 $ (2,064) $ — $ 1,828 — % Premiums and other considerations: Traditional life insurance premiums 108 (85) — 23 — % Annuity product charges 146 (31) — 115 — % Total premiums and other considerations $ 254 $ (116) $ — $ 138 — % For the predecessor period January 1, 2020 to May 31, 2020 Gross Amount Ceded to other companies Assumed from other companies Net Amount Percentage of amount assumed to net Life insurance in force $ 3,626 $ (2,025) $ — $ 1,601 — % Premiums and other considerations: Traditional life insurance premiums 86 (67) — 19 — % Annuity product charges 93 (22) — 71 — % Total premiums and other considerations $ 179 $ (89) $ — $ 90 — % See Report of Independent Registered Public Accounting Firm. 149